                                            Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-79657
                                            and 333-79657-1



PROSPECTUS                                                   DATED JUNE 22, 1999


                                  $175,000,000
                                      LOGO
                               Offer To Exchange
                 Our 9 1/2% Senior Subordinated Notes Due 2009
          Which Have Been Registered Under The Securities Act Of 1933
                                      For
                         Any And All Of Our Outstanding
                   9 1/2% Senior Subordinated Notes Due 2009

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                       ON JULY 21, 1999, UNLESS EXTENDED.


    We are offering to exchange our 9 1/2% Senior Subordinated Notes Due 2009 which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 9 1/2% Senior Subordinated Notes Due 2009 issued on March 23, 1999.

THE EXCHANGE NOTES

    - The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that we issued on March 23, 1999, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes which will not apply to the exchange notes.

    - Interest on the exchange notes accrues at the rate of 9 1/2% per year, payable in cash every six months on April 1 and October 1, with the first payment on October 1, 1999.

    - We may redeem any of the exchange notes beginning on April 1, 2004 at an initial redemption price of 104.75% of their principal amount plus accrued interest. In addition, before April 1, 2002, we may redeem up to 35% of the exchange notes at a redemption price of 109.50% of their principal amount plus accrued interest using proceeds from a public offering of our capital stock or a capital contribution to us by Coast Resorts, Inc., our parent company, of the proceeds of a public offering of its capital stock.

    - The exchange notes will rank equally with all of our other unsecured senior subordinated indebtedness and will be junior to our senior indebtedness. The exchange notes are guaranteed on a senior subordinated basis by Coast Resorts, Inc.

    - We do not intend to list the exchange notes on any securities exchange.

MATERIAL TERMS OF THE EXCHANGE OFFER


    - The exchange offer expires at 5 p.m., New York City time, on July 21, 1999, unless extended.


    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that we entered into on March 23, 1999 with the placement agents for the outstanding notes and Coast Resorts, Inc.

    - We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.
                           -------------------------

         FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS
                IN DECIDING WHETHER TO TENDER OUTSTANDING NOTES
                   IN THE EXCHANGE OFFER, SEE "RISK FACTORS"

                             BEGINNING ON PAGE 14.

                           -------------------------

     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEVADA GAMING COMMISSION OR THE NEVADA STATE GAMING CONTROL BOARD HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                           -------------------------


                  The date of this prospectus is June 22, 1999

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to investors in the notes upon written or oral request. Requests should be made to:

                         Attn.: Chief Financial Officer
                         Coast Hotels and Casinos, Inc.
                           4500 West Tropicana Avenue
                            Las Vegas, Nevada 89103
                                 (702) 365-7000


     The exchange offer is expected to expire on July 21, 1999 and investors must make their investment decisions by this expiration date. Therefore, in order to obtain timely delivery of the requested information, we must receive your request by July 14, 1999, or the date that is no later than five business days before the expiration date. See "Where You Can Find More Information."

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Where You Can Find More
  Information...................   ii
Special Note Regarding Forward-
  Looking Statements............  iii
Summary.........................    1
Risk Factors....................   14
The Exchange Offer..............   27
Capitalization..................   37
Selected Historical Financial
  Data..........................   38
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   40
Business........................   48

                                  PAGE
                                  ----
Nevada Regulation and
  Licensing.....................   58
Management......................   63
Certain Transactions............   67
Principal Stockholders..........   70
Description of Our Other
  Indebtedness..................   71
Description of The Exchange
  Notes.........................   72
Material Federal Tax
  Considerations................  127
Plan of Distribution............  131
Legal Matters...................  131
Independent Accountants.........  131
Index To Financial Statements...  F-1

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                      WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement with the Commission under the Securities Act to register the exchange notes to be issued in this exchange offer. As allowed by the Commission's rules, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits. As a result, statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of these materials from the public reference section of the Commission at 45 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     We are incorporating by reference additional documents we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the exchange of the outstanding notes for the exchange notes. This means that we are disclosing important information to you by referring you to those documents. This additional information is a part of this prospectus from the date of filing those documents.

     You may request a free copy of these filings by writing or telephoning us at the following address:

                         Attn.: Chief Financial Officer
                         Coast Hotels and Casinos, Inc.
                           4500 West Tropicana Avenue
                            Las Vegas, Nevada 89103
                                 (702) 365-7000

     The indenture governing the outstanding notes will also govern the exchange notes. The outstanding notes and the exchange notes, together, are a single series of debt securities. The indenture requires us to provide quarterly and annual financial reports to holders of the exchange notes.

     You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the respective dates of those documents we incorporate by reference, regardless of when you received this prospectus. You should rely on the information incorporated by reference or provided in the registration statement. We have not authorized anyone else to provide you with different information. The exchange offer is being made to, and we will accept surrender for exchange from, holders of outstanding notes only in jurisdictions where the exchange offer is permitted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements." All statements regarding our expected financial position, business, strategies and financing plans under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. The words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" and similar expressions identify forward-looking statements. Although we believe that our expectations are reasonable based on our plans, beliefs and assumptions, our expectations may prove to be incorrect. Important factors that could cause actual results to be materially different include the following factors:

     - increased competition, both in Nevada and other states;

     - dependence on the Las Vegas area and Southern California for a majority of our customers;

     - uncertainties associated with obtaining financing on acceptable terms for the construction of our new hotel-casino, the Suncoast;

     - substantial leverage and uncertainty that we will be able to service our debt;

     - uncertainties associated with the Suncoast and other construction projects, including the related disruption of operations and the availability of financing, if necessary; and

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies.

     For information with respect to these and other factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption "Risk Factors." Potential investors in the exchange notes are urged to consider these factors carefully in evaluating the forward-looking statements contained or incorporated by reference in this prospectus.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, or as of the date of the document incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

                                    SUMMARY

     This is a summary and it does not contain all the information that may be important to you. You should read this entire prospectus carefully before you decide whether to purchase any notes. In this prospectus, "we," "us," and "our" refer to Coast Hotels and Casinos, Inc. Coast Resorts, Inc., a Nevada corporation, is our sole stockholder.

                                  OUR COMPANY

     We own and operate three hotel-casinos in Las Vegas. Our two largest casinos, The Orleans and the Gold Coast, are strategically located to capitalize on the strong demographics of the Las Vegas local resident market. Our third casino, the Barbary Coast, benefits from foot traffic at its prime location on the Las Vegas Strip. Based on our success in the locals market with The Orleans and the Gold Coast, we are currently planning to build the Suncoast, the first locals-oriented hotel-casino near Summerlin in west Las Vegas, one of the fastest growing areas of the Las Vegas Valley.

     While the mega-resorts on the Las Vegas Strip draw visitors from around the world, the Las Vegas locals gaming market is growing as a result of the rapid population growth in the Las Vegas metropolitan area. According to the Bureau of Business and Economic Research at the University of Nevada, Reno, as of July 1998, the Las Vegas metropolitan area had a population of approximately 1.2 million residents. From 1990 to 1998 the population of the Las Vegas metropolitan area grew 61.8%, an average annual growth rate of 6.2%. The growth was driven primarily by Nevada's favorable climate and tax structure, a strong economy and a well-developed infrastructure. For example, the opening of new Las Vegas Strip mega-resorts has created thousands of jobs which, together with the increasing popularity of Las Vegas as a retirement community, have contributed to population growth and enlarged the locals market. Because the locals market depends to a lesser extent on attracting tourists or competing with other destination leisure activities, it is less susceptible to market swings and cycles that affect the Strip casinos. In addition, Nevada law imposes more stringent requirements for approval of new hotel-casinos in Clark County that are not located in the vicinity of the Strip or downtown Las Vegas. We believe that this barrier to entry into the market will enable The Orleans and the Gold Coast, along with our proposed Suncoast property, to benefit from the increasing Las Vegas locals market.

     The most recent Clark County Residents Study prepared by the Las Vegas Convention and Visitors Authority in 1997-1998 found that gambling ranked third among all activities in which residents said they participated most often. Residents mentioned only "eating out" and "movies" as more frequent activities. Approximately 73% of Clark County adult residents said they gamble at least occasionally. Of those residents, 47% said they do so at least once a week and 44% budget $25 or more per visit. In addition, over 72% of Las Vegas resident gamblers prefer locations that are off the Strip and away from downtown Las Vegas. Based on the results of the Convention and Visitors Authority study, researchers estimated the total amount budgeted annually for gambling by all adult Las Vegas residents to be over $1.33 billion.

BUSINESS STRATEGY

     Our business and marketing strategy is to attract gaming customers to our casinos by offering consistently high quality gaming, hotel, entertainment and dining experiences at affordable prices. We emphasize attracting and retaining repeat customers. Our primary target market for The Orleans and the Gold Coast consists of value-oriented local middle-market gaming patrons who gamble frequently. We believe that our target customers return to our hotel-casinos because of their convenient locations, friendly employees, higher slot machine and video poker payout rates than are offered at casinos on the Las Vegas Strip and high quality entertainment and amenities. Additionally, we offer Las Vegas visitors spacious, well-appointed and competitively priced guest rooms.

     We believe that the most important factors in successfully operating our casinos are:

     - Convenient locations with easy access. The Orleans and the Gold Coast are located on major east-west arteries in Las Vegas and offer easy access and ample parking, enabling customers to avoid traffic congestion on the Strip. For visitors to Las Vegas, the Barbary Coast is conveniently located at the "Flamingo Four Corners" in the center of the Strip.

     - Friendly atmosphere. A key element of our strategy is to provide patrons with friendly personal service that is designed to foster customer loyalty and generate repeat business. Locals appreciate a friendly, casual gaming environment where employees make them feel at home.

     - Value. We offer value to our gaming patrons by providing video poker and slot machines with better odds than those traditionally found at Strip casinos. We also offer lower minimum wager limits on our table games than Strip casinos. In order to appeal to our value-conscious customers, our many restaurants and bars serve generous portions of quality food and beverages at attractive prices.

     - High quality entertainment and amenities. We believe we compete effectively with other locals-oriented casinos by offering a number of high quality amenities that generate foot traffic. These amenities include movie theaters, bowling centers, "headliner" entertainment theater, quality restaurants and entertainment lounges featuring popular musical groups.

CASINO PROPERTIES


     The Orleans. We designed The Orleans to differentiate it in the Las Vegas market by combining an upscale, off-Strip experience with an exciting New Orleans French Quarter-themed environment and a wide variety of non-gaming amenities. The Orleans is strategically located on Tropicana Avenue, a short distance from the Las Vegas Strip and McCarran International Airport. The Orleans features an approximately 105,000 square foot casino, 840 hotel rooms, 12 "stadium seating" first-run movie theaters, a 70-lane bowling center, approximately 40,000 square feet of banquet and meeting facilities, including an approximately 17,000 square foot grand ballroom, a wedding chapel, five full-service restaurants, specialty themed bars, a barber shop, a child care facility, a video arcade, a beauty salon and approximately 4,000 parking spaces. The Orleans also includes an 850-seat theater that features headliner entertainment and other special events. The Orleans' slot club has over 200,000 members. The Orleans bowling center and movie theaters were chosen by the Las Vegas Review-Journal as the "Best of Las Vegas" in 1999, enhancing The Orleans' reputation as a multi-faceted entertainment facility.


     The Gold Coast. The Gold Coast is located on West Flamingo Road approximately one mile west of the Las Vegas Strip near Interstate 15, the major highway linking Las Vegas and Southern California, offering easy access from all four directions in the
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Las Vegas Valley. The Gold Coast features an approximately 70,000 square foot casino, a keno lounge, a race and sports book and a 700-seat bingo parlor which was voted "Best of Las Vegas" in 1999 by the readers of the Las Vegas Review-Journal. The Gold Coast also features 712 hotel rooms and suites, a swimming pool with a covered bar, three full-service restaurants, a 380-seat buffet restaurant, a fast-food restaurant, a snack bar and ice cream parlor. Entertainment amenities include a 72-lane bowling center, two movie theaters, banquet and meeting facilities, four bars, two entertainment lounges and a showroom/ dance hall featuring live musical entertainment. The Gold Coast's slot club has issued nearly 500,000 club cards to its members since inception and currently has over 100,000 active members. In addition, the Gold Coast is a sponsor of the annual National Finals Rodeo, which attracts thousands of visitors to Las Vegas each December. The awards ceremonies for the Rodeo are held nightly at the Gold Coast during the 10-day event.

     The Barbary Coast. The Barbary Coast is located at the corner of Las Vegas Boulevard and Flamingo Road, one of the busiest intersections on the Strip, along with Caesars Palace, Bally's Las Vegas and Bellagio. Historically, the Barbary Coast has relied on foot traffic on the Las Vegas Strip for a significant amount of its revenues. As a result, the Barbary Coast's customer base is primarily visitors to the Las Vegas area. In addition to its favorable location on the Strip, the Barbary Coast has also benefited from its more intimate gaming atmosphere, allowing it to develop a loyal base of table game and slot customers. The Barbary Coast features 197 spacious hotel rooms and suites, an approximately 30,000 square foot casino, race and sports books, three bars and three restaurants, including two award-winning gourmet restaurants, Michael's and Drai's on the Strip.

     The Suncoast. We are currently designing and developing the Suncoast to expand our presence in the growing Las Vegas locals market. The Suncoast will serve one of the fastest growing areas of the Las Vegas valley and will be located on approximately 50 acres in Peccole Ranch, a master-planned community adjacent to Summerlin. We are designing the Suncoast with a Mediterranean theme. It is expected to include an approximately 78,000 square foot casino, 232 hotel rooms with an average size of approximately 550 square feet, approximately 15,000 square feet of banquet and meeting facilities, 16 "stadium seating" movie theaters, four full-service restaurants and approximately 3,400 parking spaces. We have an estimated construction and development budget of approximately $150.0 million and, subject to obtaining financing, we expect construction to begin in mid-1999. We have assembled a construction team with substantial experience in the development and construction of hotel-casinos in Las Vegas and with whom we have worked successfully in the past, including J.A. Tiberti Construction Co., Inc. and Yates-Silverman, Inc.

FINANCING PLANS FOR THE SUNCOAST

     We do not yet have financing in place to fund the construction of the Suncoast. Our credit facility contains a provision that allows us to increase, with lender approval, the available borrowing capacity under the facility to up to $200.0 million. We intend to use this increased capacity in part to finance the construction of the Suncoast. The increase in the facility remains subject to a number of contingencies, including lender approval and the negotiation of additional terms relating to the construction. We cannot assure you that we will be able to obtain the increase in the credit facility or that it will be available on acceptable terms. See "Description of Our Other Indebtedness."

                           -------------------------

     We are a Nevada corporation and a wholly owned subsidiary of Coast Resorts, Inc. Our principal executive offices are located at 4500 West Tropicana Avenue, Las Vegas, NV 89103, and our telephone number is (702) 365-7000. You may obtain additional information about us at our website, www.coastcasinos.com.

                               THE EXCHANGE OFFER

The Exchange Offer...........   Up to $175,000,000 aggregate principal amount of
                                exchange notes registered under the Securities
                                Act are being offered in exchange for the same principal amount of the outstanding notes. The terms of the exchange notes and the outstanding notes are substantially identical. Outstanding notes may be tendered for exchange in whole or in part in any integral multiple of $1,000. We are making the exchange offer in order to satisfy our and Coast Resorts' obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see "The Exchange Offer -- Procedures for
                                Tendering Outstanding Notes."


Expiration Date..............   5:00 p.m., New York City time, July 21, 1999,
                                unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer -- Terms of the Exchange Offer."


Conditions to the Exchange
  Offer......................   The exchange offer is subject to customary
                                conditions described under "The Exchange
                                Offer -- Conditions to the Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

                                - to delay the acceptance of the outstanding
                                  notes for exchange,

                                - to terminate the exchange offer if one or more
                                  specific conditions have not been satisfied,

                                - to extend the expiration date of the exchange
                                  offer and retain all outstanding notes
                                  tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes, or

                                - to waive any condition or otherwise amend the
                                  terms of the exchange offer in any respect.
                                  See "The Exchange Offer -- Terms of the
                                  Exchange Offer."

Withdrawal Rights............   Tenders of outstanding notes may be withdrawn at
                                any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange
                                Offer -- Withdrawal of Tenders."

Procedures for Tendering
  Outstanding Notes..........   Unless tendering by book-entry transfer,
                                tendering holders of outstanding notes must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal. Tendering holders must forward the completed letter of transmittal by mail, facsimile or hand delivery, together with any other required documents, to the exchange agent, or must submit to the exchange agent the outstanding notes you are tendering or comply with the specified procedures for guaranteed delivery of outstanding notes.
                                Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer, in which case an Agent's Message must be delivered to the exchange agent in lieu of delivery of a letter of transmittal. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender outstanding notes pursuant to the exchange offer. See "The
                                Exchange Offer--Procedures for Tendering
                                Outstanding Notes."



                                Letters of transmittal and certificates
                                representing outstanding notes should not be sent to us or to Coast Resorts. Those documents should be sent only to the exchange agent. The address, and telephone and facsimile number, of the exchange agent are set forth in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.


Acceptance of Outstanding
  Notes and Delivery of
  Exchange Notes.............   Upon consummation of the exchange offer, we will
                                accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. See "The Exchange
                                Offer -- Terms of the Exchange Offer."

Resales of Exchange Notes....   We believe that you will be able to offer for
                                resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                                - you are not a broker-dealer;

                                - you are not participating in a distribution of
                                  the exchange notes; and

                                - you are not an "affiliate" of Coast Hotels and
                                  Casinos, Inc., as the term is defined in Rule 144A under the Securities Act of 1933.

                                Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

                                Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange Offer -- Resales of the Exchange Notes."

Exchange Agent...............   The exchange agent with respect to the exchange
                                offer is Firstar Bank of Minnesota, N.A. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The
                                Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Use of Proceeds..............   Neither we nor Coast Resorts will receive any
                                cash proceeds from the issuance of the exchange notes offered hereby.

Certain United States Federal
  Income Tax
  Considerations.............   You should review the information set forth
                                under "Material Federal Tax Considerations" prior to tendering outstanding notes in the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

     The exchange offer applies to an aggregate principal amount of $175,000,000 of the outstanding notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except:

     - The exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

     - holders of the exchange notes will not be entitled to any liquidated damages under the registration rights agreement relating to the outstanding notes; and

     - holders of the exchange notes will not be, and upon consummation of the exchange offer, holders of the outstanding notes will no longer be, entitled to specific rights under the registration rights agreement for the outstanding notes intended for the holders of unregistered securities.

     The exchange notes will be our obligations entitled to the benefits of the indenture. See "Description of the Exchange Notes."

Exchange Notes Offered.......   $175.0 million aggregate principal amount of
                                9 1/2% Senior Subordinated Notes Due 2009.

Maturity.....................   April 1, 2009.

Interest.....................   Interest on the exchange notes is payable
                                semi-annually in cash on April 1 and October 1 of each year, commencing October 1, 1999. For a description of the requirement to offer to exchange the exchange notes and the possible effect on the interest rate, see "Description of the Exchange Notes -- Registration Rights."

Optional Redemption..........   The exchange notes are redeemable, at our
                                option, in whole or in part, at any time on or after April 1, 2004, initially at 104.75% of their principal amount, plus accrued interest and declining ratably to 100% of their principal amount, plus accrued interest, on or after April
                                1, 2007.

                                In addition, at any time and from time to time before April 1, 2002, we may redeem up to 35% of the principal amount of the exchange notes with the proceeds of one or more sales of our capital stock or of a capital contribution to us by Coast Resorts of the proceeds of a public offering of its capital stock, at a redemption price of 109.50% of their principal amount, plus accrued interest. We may complete these redemptions only if at least $113.75 million aggregate principal amount of exchange notes remains outstanding after each redemption, excluding exchange notes held by us or Coast Resorts, and such redemption occurs within 45 days of the date of the closing of the sale of capital stock. See "Description of the Exchange Notes -- Optional Redemption."

Gaming Redemption............   If any state, federal or local body having
                                authority to regulate our gaming operations notifies a holder or beneficial owner of the exchange notes that the holder or owner must obtain a license, qualification or finding of suitability under an applicable gaming law and either the person does not apply for the license, qualification or finding of suitability within 30 days or any shorter period required by the gaming authority or the person will not be licensed, qualified or found suitable under an applicable gaming law, then we may require the person to dispose of its exchange notes within a specified period of time or redeem the person's exchange notes at a price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of the Exchange Notes -- Gaming Redemption."

Change of Control............   Upon the occurrence of a change of control, you
                                may require us to purchase your exchange notes at 101% of the principal amount plus accrued interest, if any. We cannot assure you that we will have the financial resources necessary to purchase the exchange notes at the time of the change of control. The covenant requiring us to repurchase the exchange notes upon a change of control requires us to repay all senior indebtedness, including indebtedness under our credit facility, before we repurchase the exchange notes. See "Description of the Exchange
                                Notes -- Repurchase of Notes upon a Change of
                                Control."

Parent and Subsidiary
  Guarantees.................   The exchange notes will be guaranteed on a
                                senior subordinated basis by our parent, Coast
                                Resorts, and by our future subsidiaries, if any, that at any time have a fair market value of more than $250,000. See "The Description of the Exchange Notes -- Parent Guarantee and
                                Subsidiary Guarantee."

Ranking......................   The exchange notes are our unsecured, senior
                                subordinated indebtedness and are subordinated to all our senior indebtedness, including borrowings under our credit facility. The Coast
                                Resorts guarantee is subordinated in right of payment to all its existing and future senior indebtedness. The credit facility provides us with $75.0 million of total borrowing availability, all of which constitutes senior indebtedness. At March 31, 1999, we had approximately $64.8 million of senior indebtedness, including approximately $47 million of borrowings outstanding under the credit facility. As of that date, Coast Resorts was obligated as guarantor of borrowings under the credit facility. Coast Resorts' guarantee of borrowings under the credit facility constitutes senior indebtedness. See "Risk
                                Factors -- Leverage."

Basic Covenants of the
  Indenture..................   The terms of the outstanding notes do, and of
                                the exchange notes will, restrict our ability to, among other things:

                                - borrow money;

                                - pay dividends or make distributions of our
                                  stock;

                                - make investments;

                                - create liens;

                                - enter into transactions with affiliates;

                                - sell assets; and

                                - merge, consolidate or sell substantially all
                                  of our assets.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of factors that should be considered with respect to an investment in the exchange notes.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     You should read the following selected historical and pro forma financial and operating information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The income statement data for each of the five years ended December 31, 1998 and the balance sheet data as of December 31, 1998 are derived from our financial statements which have been audited by PricewaterhouseCoopers. The income statement data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 have been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information contained in those financial statements. The results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

                                                                                                                  THREE MONTHS
                                                                                                                     ENDED
                                                                      YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                        ----------------------------------------------------   ------------------
                                                          1994       1995     1996(1)      1997       1998      1998       1999
                                                        --------   --------   --------   --------   --------   -------   --------
                                                                            (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENTS OF INCOME DATA:
Net revenues..........................................  $172,573   $174,756   $195,987   $293,883   $332,363   $81,014   $ 90,066
Departmental operating expenses(2)....................   118,697    118,534    121,628    197,200    209,104    50,785     52,832
General and administrative expenses...................    29,271     30,405     37,992     54,351     55,879    13,148     14,315
Guaranteed payments to former partners(3).............     2,672        858         --         --         --        --         --
Land leases...........................................        --         --         --      2,100      3,190       525      1,110
Deferred (non-cash) rent..............................        --         --         --      2,378      3,198       594        964
Pre-opening expenses..................................        --         --      7,125         --         --        --         --
Depreciation and amortization.........................     6,766      7,280      7,883     18,278     20,607     4,881      5,210
                                                        --------   --------   --------   --------   --------   -------   --------
Operating income......................................    15,167     17,679     21,359     19,576     40,385    11,081     15,635
Interest expense, net(4)..............................      (227)    (3,545)    (9,981)   (25,228)   (26,570)   (6,663)    (6,299)
Other income..........................................        23         92         58        919        168        25         --
                                                        --------   --------   --------   --------   --------   -------   --------
Net income (loss) before income taxes and
  extraordinary item..................................    14,963     14,226     11,436     (4,733)    13,983     4,443      9,336
Provision (benefit) for income taxes(5)...............        --         --      6,617     (1,401)     5,225     1,625      3,013
                                                        --------   --------   --------   --------   --------   -------   --------
Net income (loss) before extraordinary item...........    14,963     14,226      4,819     (3,332)     8,758     2,818      6,323
Extraordinary item -- loss on early retirement of
  debt, net of applicable income tax benefit
  ($14,543)...........................................        --         --         --         --         --        --    (27,007)
                                                        --------   --------   --------   --------   --------   -------   --------
Net income (loss).....................................  $ 14,963   $ 14,226   $  4,819   $ (3,332)  $  8,758   $ 2,818   $(20,684)
                                                        ========   ========   ========   ========   ========   =======   ========
OTHER DATA:
EBITDA(6).............................................  $ 21,933   $ 24,959   $ 36,367   $ 40,232   $ 64,190   $16,556   $ 21,809
Capital expenditures..................................     5,514     32,187    125,722     57,736     15,492     4,794      6,532
Cash provided by operating activities.................    22,572     22,841     27,033     16,046     39,258    13,661     12,627
Cash used in investing activities.....................    (5,509)   (31,968)  (125,702)   (56,666)   (15,324)   (4,769)    (6,532)
Cash provided by (used in) financing activities.......   (14,884)     6,699    145,685      8,491    (11,765)   (2,076)   (11,993)
Ratio of total debt to EBITDA.........................      0.7x       3.4x       5.6x       5.4x       3.2x     12.9x      11.1x
Ratio of EBITDA to interest expense...................     63.6x       6.4x       1.6x       1.5x       2.3x      2.4x       3.3x
Ratio of earnings to fixed charges(7).................     33.4x       4.0x       1.1x         --       1.5x      1.6x       2.3x
PRO FORMA DATA(8):
Pro forma ratio of total debt to EBITDA...............                                                  3.8x                11.1x
Pro forma ratio of EBITDA to interest expense.........                                                  2.9x                 4.2x
Pro forma ratio of earnings to fixed charges..........                                                  1.8x                 2.8x

                                                              AS OF DECEMBER 31,    AS OF MARCH 31,
                                                                     1998                1999
                                                              ------------------    ---------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $ 41,595            $ 35,697
  Total assets..............................................        367,034             372,314
  Total debt................................................        207,859             241,798
  Stockholder's equity......................................        102,918              82,234

See footnotes on following page

OPERATING DATA:

                                                                                AS OF MARCH 31, 1999
                                                            -------------------------------------------------------------
                                                                               CASINO         SLOTS AND
                         PROPERTY                           HOTEL ROOMS    SQUARE FOOTAGE    VIDEO POKER    GAMING TABLES
                         --------                           -----------    --------------    -----------    -------------
The Orleans...............................................      840           100,000           2,241            54
Gold Coast................................................      712            70,000           2,050            48
Barbary Coast.............................................      197            30,000             600            50

-------------------------
(1) The Orleans opened in December 1996.

(2) Includes casino, food and beverage, hotel and other expenses.

(3) Prior to our formation in 1995, the Gold Coast and the Barbary Coast were operated by two affiliated partnerships which were consolidated into Coast Hotels and Casinos and Coast Resorts effective January 1, 1996. The partnership agreements for those partnerships required that guaranteed payments be made to the partners.

(4) Includes interest income of $118,000 (1994), $106,000 (1995), $4,791,000
    (1996), $98,000 (1997) and $695,000 (1998) and capitalized interest of $0
    (1994), $235,000 (1995), $7,464,000 (1996), $1,016,000 (1997) and $58,000
    (1998). Interest income for the three months ended March 31, 1998 and March 31, 1999 was $101,000 and $215,000, respectively. There was no capitalized interest for the three months ended March 31, 1998 and March 31, 1999.

(5) The partnerships described in footnote 3 were not subject to federal income taxes. We are a "C corporation" and, therefore, are subject to federal income taxes. If these partnerships had been taxed as C corporations from formation, they would have had combined income tax expense of $5,251,000
    (1994), $4,979,000 (1995) and $4,117,000 (1996).

(6) "EBITDA" means earnings before interest, taxes, depreciation, amortization, deferred (non-cash) rent expense and certain non-recurring items, including pre-opening expenses. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of our company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to the similarly titled measures presented by other companies. The computation of EBITDA for each of the respective periods shown is as follows:

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                                                  YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                       -----------------------------------------------   -----------------
                                                        1994      1995     1996(1)    1997      1998      1998      1999
                                                       -------   -------   -------   -------   -------   -------   -------
                                                                                 (IN THOUSANDS)
Income (loss) before income taxes and extraordinary
  item...............................................  $14,963   $14,226   $11,436   $(4,733)  $13,983   $ 4,443   $ 9,336
Add back:
Interest expense, net................................      227     3,545     9,981    25,228    26,570     6,663     6,299
Depreciation and amortization........................    6,766     7,280     7,883    18,278    20,607     4,881     5,210
Deferred (non-cash) rent expense.....................       --        --        --     2,378     3,198       594       964
Pre-opening expenses.................................       --        --     7,125        --        --        --        --
Non-recurring items (gain on equipment disposals)....      (23)      (92)      (58)     (919)     (168)      (25)       --
                                                       -------   -------   -------   -------   -------   -------   -------
EBITDA...............................................  $21,933   $24,959   $36,367   $40,232   $64,190   $16,556   $21,809
                                                       =======   =======   =======   =======   =======   =======   =======

(7) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes and extraordinary items, amortization of capitalized interest, and fixed charges less interest capitalized. "Fixed charges" consist of interest expense, whether expensed or capitalized, amortization of debt financing costs, and one-third of lease expense, which management believes is representative of the interest component of lease expense (primarily comprised of rent expense associated with The Orleans land lease). For fiscal year 1997, earnings were insufficient to cover fixed charges by $5,531,000. Accordingly, the ratio for that year has not been presented.

(8) The pro forma data for the year ended December 31, 1998 and the three months ended March 31, 1999 give effect to the offering of the outstanding notes, borrowings of $47 million under the credit facility, and the repurchase of substantially all of the 13% first mortgage notes and all of the 10 7/8% first mortgage notes. The pro forma data assume that these transactions occurred on January 1, 1998 in the case of the year ended December 31, 1998, and on January 1, 1999 in the case of the three months ended March 31, 1999, and reflect a net reduction in interest expense and amortization of debt issue costs.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information contained in this prospectus in connection with your investment in the outstanding notes and exchange notes.

SUBSTANTIAL INDEBTEDNESS -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have a substantial amount of indebtedness. The following table shows important credit statistics. The amounts reflect our refinancing by repurchasing our 10 7/8% first mortgage notes and substantially all of our 13% first mortgage notes, borrowing $47.0 million under our credit facility and completing the offering of the outstanding notes as of the date specified below:

                                                                    AS OF
                                                                MARCH 31, 1999
                                                              ------------------
                                                                (IN THOUSANDS,
                                                              EXCEPT RATIO DATA)
Total indebtedness..........................................       $241,798
Stockholder's equity........................................         82,234
Debt to equity ratio........................................           2.9x

                                                                        THREE MONTHS
                                                  YEAR ENDED               ENDED
                                              DECEMBER 31, 1998        MARCH 31, 1999
                                             --------------------   --------------------
                                             ACTUAL   AS ADJUSTED   ACTUAL   AS ADJUSTED
                                             ------   -----------   ------   -----------
Ratio of earnings to fixed charges.........   1.5x       1.8x        2.3x       2.8x

     In addition, we expect to seek to increase the maximum borrowing availability under the credit facility from $75.0 million to $200.0 million. We plan to use the additional amount available to finance the construction of the Suncoast and capital improvements and expansions to our existing properties and to provide for other corporate purposes. See "Description of Our Indebtedness." We may not be able to increase availability under the credit facility in this manner because the increase is subject to a number of conditions, including lender approval. Assuming that as of January 1, 1999 we had amended the credit facility and had made borrowings of an additional $146.0 million in connection with the construction of the Suncoast, the credit statistics set forth above as of March 31, 1999 and for the three months ended March 31, 1999 would have been as follows: Total indebtedness -- $387.8 million, Stockholder's equity -- $82.2 million, Debt to equity ratio -- 4.7x, and Ratio of earnings to fixed charges -- 1.8x.

     The indenture for the outstanding and exchange notes also allows us to borrow a significant amount of additional money. See "Description of the Exchange Notes -- Certain Covenants."

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to pay our debts, including these notes;

     - increase our vulnerability to economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures, property development costs and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds.

     See "Description of Our Other Indebtedness."

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE OUR SIGNIFICANT INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     The terms of the indenture permit us to amend the credit facility to increase the borrowing capacity available under the credit facility to up to $200.0 million. This money may be used to provide for construction financing for the Suncoast, capital improvements and expansions to existing properties, working capital and general corporate purposes. The increase in availability is subject to a number of contingencies including lender approval and the negotiation of additional terms relating to the construction. All borrowings under the credit facility will be senior to the exchange notes. In addition to amounts that may be borrowed under the credit facility, the indenture also allows us to borrow money for capital improvements and expansions to existing properties. If new debt is added to our current debt levels, the related risks that we now face could intensify.

     See "Capitalization," "Selected Historical Financial Data," "Description of Our Other Indebtedness" and "Description of the Exchange Notes."

ABILITY TO SERVICE DEBT AND LIQUIDITY -- WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our debt, including the exchange notes and the credit facility, and to fund planned capital expenditures and possible expansions will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes and the credit facility, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES WILL BE JUNIOR TO THE CREDIT FACILITY AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. COAST RESORTS' GUARANTEE OF THE EXCHANGE NOTES WILL BE JUNIOR TO ALL OF ITS INDEBTEDNESS AND POSSIBLY TO ALL OF ITS FUTURE BORROWINGS.

     The exchange notes will be junior to all of our existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes. Coast Resorts' guarantee will be junior to all of its existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the guarantee. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of senior debt of our company will be entitled to be paid in full before any payment will be made on the exchange notes. In addition, upon any distribution to the creditors of Coast Resorts in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of senior debt of Coast Resorts will be entitled to be paid in full before any payment will be made on the guarantee.

     In addition, all payments on the exchange notes and the guarantee will be blocked in the event of a payment default under the credit facility or other senior debt with a principal amount of $20.0 million or more. Payments may also be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on such senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or Coast Resorts, holders of the exchange notes will participate with trade creditors and all other holders of our or Coast Resorts' subordinated indebtedness in the assets remaining after we and Coast Resorts have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of trade payables. In any of these cases, holders of exchange notes may not be paid in full.

     At March 31, 1999, the exchange notes were subordinated to $64.8 million of our senior debt, and approximately $28.0 million was available for borrowing as additional senior debt under our credit facility. Also, the Coast Resorts guarantee was subordinated to Coast Resorts' guarantee of amounts outstanding under the credit facility. The indenture allows us to borrow substantial additional indebtedness in the future, including senior debt. As noted above, we intend to fund substantially all the construction cost of the Suncoast and capital improvements to existing properties with borrowings under the proposed amended credit facility or otherwise, all of which will be senior debt.

ENCUMBRANCES ON ASSETS -- IN ADDITION TO THE EXCHANGE NOTES BEING JUNIOR TO THE CREDIT FACILITY AND POSSIBLY ALL OF OUR FUTURE BORROWINGS, THE EXCHANGE NOTES WILL NOT BE SECURED BY ANY OF OUR ASSETS. FURTHER, OUR ASSETS SECURE THE CREDIT FACILITY AND MAY POSSIBLY SECURE OTHER DEBT.

     In addition to being subordinated to all of our existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes, the exchange notes will not be secured by any of our or Coast Resorts' assets. Our obligations under the credit facility are secured by liens on substantially all of our assets, and the Coast Resorts guarantee is secured by a pledge of our common stock. If we become insolvent or are liquidated, or if payment under the credit facility or another secured obligation is accelerated, the lenders under the credit facility or the obligees with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the relevant agreements and instruments. This means that these lenders will have a prior claim on our assets and there may not be sufficient assets remaining to pay amounts due on the exchange notes then outstanding.

RESTRICTIVE LOAN COVENANTS -- RESTRICTIVE COVENANTS IN THE CREDIT FACILITY AND THE INDENTURE MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES. OUR ABILITY TO COMPLY WITH THESE RESTRICTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     The credit facility and the indenture include certain covenants that, among other things, restrict our ability to:

     - borrow money, including a covenant in the indenture that restricts our ability to borrow money to finance the Suncoast if the lenders under the credit facility decline to increase the amount available under it from $75.0 million to $200.0 million to cover construction costs;

     - pay dividends or make distributions on our stock;

     - make investments;

     - create liens;

     - enter into transactions with affiliates;

     - sell assets;

     - merge, consolidate and sell substantially all of our assets; and

     - make capital expenditures.

     We are also required by the credit facility to maintain specific financial ratios, including maximum debt to EBITDA ratios and minimum fixed charge coverage ratios. All of these restrictive covenants may restrict our ability to expand or to pursue our business strategies, including building the Suncoast and refurbishing or expanding our existing casinos.

     Our ability to comply with these and other provisions of the indenture and the credit facility may be affected by:

     - changes in the estimated budget for the Suncoast;

     - potential cost overruns on the Suncoast;

     - changes in business conditions or results of operations;

     - adverse regulatory developments; or

     - other events beyond our control.

     The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If we default, we could be prohibited from making payments with respect to the exchange notes until the default is cured or all indebtedness under the credit facility or other senior debt is paid in full. If our indebtedness were to be accelerated, we cannot assure you that we would be able to repay it.

MANAGEMENT OF GROWTH -- WE MAY FACE UNFORESEEN DIFFICULTIES DURING THE DEVELOPMENT, CONSTRUCTION AND OPENING OF THE SUNCOAST THAT MAY ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR GROWTH AND EXPECT TO FACE INTENSIFIED COMPETITION IN HIRING AND RETAINING QUALIFIED PERSONNEL.

     We may encounter unforeseen difficulties developing, constructing and opening the Suncoast while simultaneously operating our three existing hotel-casinos. Presently, a relatively small number of our executives are responsible for many management duties. These difficulties may require disproportionate amounts of their time and attention as well as the unexpected allocation of financial and other resources. This could adversely affect operating results at our existing hotel-casinos. In addition, if one or more members of our group of executives, including Michael J. Gaughan, our Chairman of the Board and Chief Executive Officer, cease to be our employees, the management and performance of our company and our ability to make payments on the exchange notes may be adversely affected.

     To open the Suncoast, complete our scheduled capital improvements and manage our future growth, we will need to, among other things, hire and train new personnel and evaluate and possibly change our management structure. Competition for new personnel in Las Vegas is intense and we cannot assure you that in the future we will be able to attract and retain qualified personnel. The explosive growth of mega-resorts on the Strip in Las Vegas has intensified competition for qualified casino employees and made it more difficult for us to retain trained, quality casino employees. We expect this difficulty to continue with the opening of additional large hotel-casinos on the Strip over the next several years.

DEVELOPMENT OF THE SUNCOAST -- WE FACE SIGNIFICANT RISKS AND UNCERTAINTIES IN FINANCING AND DEVELOPING THE SUNCOAST, WHICH COULD SIGNIFICANTLY AFFECT OUR BUSINESS STRATEGY AND OUR ABILITY TO MEET OUR FINANCIAL OBLIGATIONS.

     Risks of Inability to Finance the Suncoast. We do not yet have financing in place to fund the construction of the Suncoast. Our credit facility and the indenture allow us to increase, with lender approval, the available borrowing capacity under the facility to up to $200.0 million. We intend to use this increased capacity to finance the construction of the Suncoast. The increase in the facility remains subject to a number of contingencies, including lender consent and the negotiation of additional terms relating to the construction. We cannot assure you that we will be able to obtain the increase in the credit facility or that it will be available on acceptable terms. If we cannot amend the credit facility or obtain timely alternative financing on acceptable terms, we may not be able to develop, construct and open the Suncoast, which could adversely impact our future operating results. See "Description of Our Other Indebtedness."

     Risks of Delays and Cost Overruns. A key element of our business strategy is the development and construction of the Suncoast. Subject to obtaining financing, we currently anticipate beginning construction of the Suncoast in mid-1999. Based on current construction schedules, we expect that the Suncoast will be completed and be open for business in the second half of 2000. In building and developing the Suncoast, we face significant risks and uncertainties, including:

     - general construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

     - change orders and plan or specification modifications;

     - changes and concessions required by governmental or regulatory authorities; and

     - delays in obtaining or inability to obtain all licenses, permits and authorizations required to open the Suncoast.

     Costs and delays due to any of the above factors, or any other factor, could significantly affect our business strategy, operating results and ability to fulfill our financial obligations, including our obligations under the exchange notes. We cannot assure you that the Suncoast will ever become operational or become operational within time frames and budgets currently contemplated. See "Business -- The Suncoast."

     Risk that Suncoast Budget will be Exceeded. Our estimated budget for the Suncoast is approximately $150.0 million, including contingencies of approximately $4.5 million, but excluding pre-opening costs, opening bankroll and capitalized interest costs of approximately $8.1 million. We cannot guarantee that the Suncoast can be developed within our current estimated budget or that our plans to develop the Suncoast will not change significantly.

     We expect that, prior to beginning construction of the Suncoast, we will enter into a guaranteed maximum price construction contract with the general contractor of the Suncoast, J.A. Tiberti Construction Co., Inc.. We cannot assure you that Tiberti Construction will have the financial resources to fund any significant cost overruns in excess of the guaranteed maximum contract price. J. Tito Tiberti, a director and stockholder of Coast Resorts and a director of Coast Hotels and Casinos, is the president, a director and stockholder of Tiberti Construction. Mr. Tiberti, together with his immediate family, control Tiberti Construction. Mr. Tiberti could have a potential conflict of interest with us with respect to construction issues. See
"-- Control of Coast Resorts by Principal Stockholder" and "Certain
Transactions."

COMPETITION -- COMPETITION IN THE GAMING INDUSTRY MAY INTENSIFY FURTHER AS GAMING CAPACITY IN THE MARKETPLACE IS INCREASED AND NEW COMPETITORS EMERGE. THIS INCREASED COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     There is intense competition among companies in the gaming industry. The Orleans and the Gold Coast compete, and when completed the Suncoast will compete, primarily with Las Vegas hotel-casinos and non-hotel gaming facilities which target local residents. Some of these competitors have recently completed expansions or new projects. In addition, there are currently gaming facilities that have been announced or are under construction in the immediate vicinity of our casinos. A hotel-casino has been proposed for a location adjacent to the Gold Coast. Additionally, adjacent to the Suncoast site, a luxury hotel-casino and spa called The Resort at Summerlin is expected to open in the third quarter of 1999 and is anticipated to include a 50,000 square foot gaming facility and over 500 hotel rooms. Furthermore, there are several undeveloped properties in the immediate vicinity of The Orleans, the Gold Coast and the location of the Suncoast on which new gaming facilities could be built. The construction of new properties and the expansion or enhancement of existing properties near our casinos could have a negative impact on our business.

     In contrast to our other casinos, the Barbary Coast competes for customers primarily with the hotel-casinos located on the Strip. Several large hotel-casinos have either recently opened or are under construction on the Strip, including Bellagio, Mandalay Bay, The Venetian, Paris and Aladdin. The construction of new properties and the expansion or enhancement of existing properties on the Strip by competitors could materially adversely affect the Barbary Coast.

     In addition, each of our properties competes, and when completed, the Suncoast will compete, to a lesser extent with all other casinos and hotels in the Las Vegas area. In addition to those mentioned above, several new hotel-casino projects and expansions have been announced or are under construction in Las Vegas. These projects and expansions will add substantial additional gaming capacity and approximately 8,400 rooms to the Las Vegas area by December 2000. This additional gaming and room capacity may have a negative impact on our business.

     We also compete with other legalized forms of gaming and gaming operations in other parts of the state of Nevada and elsewhere. Some states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. We also face competition from casinos located on Native American reservations. We believe that the development by Native Americans and others of casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, could have a material adverse impact on our business and results of operations.

     Gaming competition from Native American ventures in California may intensify due to Proposition 5, a California ballot initiative passed by voters in California on November 3, 1998. Proposition 5 permits Native American tribes that enter into agreements with the State of California to conduct gaming activities including operating gaming devices such as slot machines, banked card games, horse race wagering and lotteries. Proposition 5 is subject to a legal challenge and its enforcement has been blocked pending a decision by the California Supreme Court. We are not certain when, or if, Proposition 5 will become effective or how it will affect us. However, because visitors from California make up Nevada's largest visitor market, if Proposition 5 is implemented, increased competition from Native American gaming may cause a decline in our revenues and may have a negative impact on our business.

DEPENDENCE ON CERTAIN MARKETS -- OUR HOTEL-CASINOS ARE HIGHLY DEPENDENT ON LOCAL RESIDENTS OF THE LAS VEGAS AREA AND ON CUSTOMERS FROM OTHER PARTS OF NEVADA AND SOUTHERN CALIFORNIA. WEAKER ECONOMIES IN THESE KEY AREAS COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     All of our hotel-casinos are located in Las Vegas and we believe that a significant portion of our customers are Las Vegas residents. Although the economy and population of

Las Vegas have grown substantially, we cannot assure you that it will continue to do so or that any growth will be at the same rate experienced in recent years or will result in improved financial performance for us. We also depend upon and draw a significant number of our customers from the rest of Nevada and Southern California. Any economic downturn in the areas from which we draw our customers could materially adversely affect our business and results of operations and our ability to pay interest and principal on the exchange notes.

NEIGHBORHOOD CASINO ACT -- NEVADA LAW MAY RESTRICT OUR ABILITY TO DEVELOP AND OPERATE THE SUNCOAST AND ANY FUTURE GAMING PROJECTS IN CLARK COUNTY.

     Nevada's Senate Bill 208, also known as SB 208 and the Neighborhood Casino Act, was enacted in 1997 and affects the development of our Suncoast location as well as other potential locations for casinos targeting Las Vegas residents. The Neighborhood Casino Act, among other things, imposes more stringent requirements for approval of new hotel-casinos in Clark County that are not located in the vicinity of the Strip or downtown Las Vegas. Sites that were designated a gaming overlay or gaming enterprise district prior to December 31, 1998 and that receive approval from the Nevada Gaming Commission for a nonrestricted gaming license no later than December 31, 2002 will not be subject to the more stringent requirements of the Neighborhood Casino Act.

     The site on which the Suncoast will be constructed has been designated as a gaming overlay or gaming enterprise district by the City of Las Vegas, which is the zoning designation necessary to construct and operate a hotel-casino. We must receive approval for a nonrestricted gaming license, which is generally not available until immediately prior to beginning gaming operations, by December 31, 2002, or we will be required to successfully petition the City of Las Vegas to designate the Suncoast site as a gaming overlay or gaming enterprise district in order to obtain a nonrestricted gaming license pursuant to the more stringent standards of SB 208. These and other restrictions may limit our ability to develop and operate the Suncoast and any future development projects in Clark County, including the land we own in North Las Vegas. See "Business -- Properties."

GUARANTEE -- COAST RESORTS' GUARANTEE OF THE EXCHANGE NOTES DOES NOT PROVIDE SIGNIFICANT ADDITIONAL ASSURANCE OF PAYMENT TO THE HOLDERS OF THE EXCHANGE NOTES.

     The exchange notes are guaranteed on a senior subordinated basis by Coast Resorts. Coast Resorts does not have any income from operations. Coast Resorts has no material assets other than our stock. Coast Resorts is not expected to generate income from operations or acquire additional assets in the near future and no assurance can be given that it will ever do so. Accordingly, the guarantee does not provide any significant additional assurance of payment to the holders of the exchange notes.

     Enforcement of the guarantee against Coast Resorts or any future guarantors would be subject to certain defenses available to guarantors generally, and would also be subject to defenses available to us regarding enforcement of the exchange notes. These defenses include, without limitation, the right to force the Trustee to exercise its remedies prior to commencement of any action on the guarantee. Coast Resorts will waive, with respect to the exchange notes, all defenses to the extent it may legally do so. See "Description of the Exchange Notes -- Parent Guarantee and Subsidiary Guarantees."

FRAUDULENT CONVEYANCE MATTERS -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims in respect of the guarantee could be subordinated to all other debts of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by the guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by the guarantor pursuant to the guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair salable value of all of its assets;

     - if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     The indenture may require that future subsidiaries guarantee the exchange notes. These considerations will also apply to these guarantees.

RISK ASSOCIATED WITH LEASED PROPERTY -- MOST OF OUR HOTEL-CASINOS ARE LOCATED ON LEASED PROPERTY. IF WE DEFAULT ON ANY OF THESE LEASES, THE LESSOR COULD TERMINATE THE LEASE AND WE MAY LOSE POSSESSION OF THE HOTEL-CASINO.

     We lease the land on which The Orleans and the Barbary Coast are located and the land on which the Suncoast will be developed. If we were to default on any lease, the lessor could terminate the lease and we could lose possession of the affected land and any improvements on the land, including the hotel-casinos. This would have a significant negative impact on us as we would then be unable to operate The Orleans, the Barbary Coast or the Suncoast. The land leases for the Barbary Coast and the Suncoast are with non-related third parties. The land lease for The Orleans is with The Tiberti Company, a related party. For a description of the leases, see "Business -- Properties."

GAMING REGULATION -- GAMING AUTHORITIES REQUIRE THAT WE RECEIVE AND CONTINUE TO RECEIVE GAMING LICENSES AND OTHER APPROVALS IN ORDER TO CONDUCT GAMING OPERATIONS. IN ORDER TO COMPLY WITH GAMING REGULATIONS, WE MAY REQUIRE CERTAIN HOLDERS TO DISPOSE OF THEIR EXCHANGE NOTES BEFORE MATURITY.

     Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board. The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the Nevada gaming authorities. The Nevada gaming authorities have broad authority regarding licensing and registration of entities and individuals involved in gaming operations, including certain of our voting security holders. The Nevada gaming authorities may, among other things, revoke the license of any entity licensed as a gaming corporation or the registration of any entity registered as a holding company of a gaming corporation, and they may also revoke the license of any individual licensed as an officer, director, control person or stockholder of a licensed or registered entity. If our gaming licenses were revoked for any reason, the Nevada gaming authorities could require the closing of any or all of our casinos, which would materially adversely affect our business and results of operations. We and some of our officers, directors and key employees have been licensed by the Nevada gaming authorities.

     Prior to beginning gaming activities at the Suncoast, we must apply for and obtain gaming licenses from the Nevada gaming authorities, in addition to approvals from other applicable governmental or administrative state or local agencies involved in the regulation of gaming and gaming activities in the State of Nevada through the establishment of standards for construction, design, and operational features of the casinos. We intend to apply for gaming licenses for the Suncoast at the appropriate time before we begin operating the Suncoast.

     We need not obtain any additional orders and approvals of the Nevada Gaming Commission to complete this exchange offer because we obtained prior approval from the Nevada Gaming Commission. However, if we intend to use the proceeds from any future public offering of debt or equity securities to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purposes, we may be required to obtain prior approval from the Nevada Gaming Commission.

     Each holder of the exchange notes will be deemed to have agreed, to the extent permitted by law, that if a relevant gaming authority determines that a holder or beneficial owner of exchange notes must be found suitable under applicable law, whether as a result of a foreclosure of our casinos or for any other reason, and if such holder or beneficial owner is not found suitable, such holder shall, upon our request, dispose of such holder's exchange notes within 30 days after receipt of such request or such earlier date as may be ordered by the relevant gaming authority. We also will have the right to call for the redemption of exchange notes held by any holder who is not found suitable at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the date of redemption or such earlier date as may be required by the relevant gaming authority or applicable law. See "Description of the Exchange Notes -- Gaming Redemption."

     There is no established trading market for the exchange notes. Therefore, the price at which a holder of exchange notes may be required to dispose of such holder's exchange notes cannot be predicted. See "-- Absence of Public Market," "Nevada Regulation and Licensing" and "Description of the Exchange Notes -- Gaming Redemption."

POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER -- THE CREDIT FACILITY PROHIBITS US FROM PURCHASING ANY EXCHANGE NOTES. FURTHER, WE MAY NOT HAVE SUFFICIENT ASSETS TO SATISFY OUR OBLIGATIONS.

     The indenture requires us to offer to repurchase the exchange notes upon the occurrence of specific kinds of change of control events. Some important corporate events that would increase the level of our indebtedness, such as leveraged recapitalizations, would not constitute a change of control under the indenture. The credit facility generally prohibits us from purchasing any exchange notes and also provides that specific change of control events will be a default under that agreement. Any future credit or other debt agreements to which we become a party may contain similar restrictions and provisions. If a change of control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to purchase the exchange notes or we could attempt to refinance the debt that contains that prohibition. However, we cannot assure you that we will be able to obtain lender consent or refinance those borrowings. Even if such a consent were obtained or the debt is refinanced, we cannot assure you that we would have the funds necessary to repurchase the exchange notes. Our failure to purchase the exchange notes would be a default under the indenture which would, in turn, be a default under the credit facility and, potentially, other senior debt. If the senior debt were to be accelerated, we may be unable to repay these amounts and make the required repurchase of exchange notes.

CONTROL OF COAST RESORTS BY PRINCIPAL STOCKHOLDERS -- OUR PARENT COMPANY, COAST RESORTS, IS CONTROLLED BY A SMALL GROUP OF INDIVIDUALS WHO HAVE THE ABILITY TO CONTROL THE OUTCOME OF STOCKHOLDER VOTES.


     Coast Resorts is the sole stockholder of our company. Michael J. Gaughan, the Chairman of the Board and Chief Executive Officer of Coast Resorts and our company, is the beneficial owner of approximately 30.4% of the outstanding shares of Coast Resorts common stock. Mr. Gaughan, together with Jerry Herbst,
J. Tito Tiberti and Franklin Toti, each of whom is a director and/or officer of Coast Resorts and our company, own in the aggregate approximately 62.1% of the outstanding shares of Coast Resorts common stock. These individuals, if acting together, would have the collective ability to elect all of the directors of Coast Resorts and approve or disapprove any other matter submitted to a vote of the stockholders of Coast Resorts. See "Certain Transactions" and "Principal Stockholders."


     Tiberti Construction is the general contractor for the Suncoast. Mr. Tiberti is a stockholder, a director and the president of, and together with his immediate family members controls Tiberti Construction. Potential conflicts of interest between us and Tiberti Construction could arise as a result of Tiberti Construction serving as the general contractor for the construction of the Suncoast. Additionally, we lease the land on which The Orleans is located from The Tiberti Company, a Nevada general partnership of which Mr. Tiberti is managing partner. See "Business -- The Orleans" and "Certain Transactions."

POSSIBLE FEDERAL LEGISLATION -- FUTURE FEDERAL LEGISLATION MAY ADVERSELY AFFECT OUR BUSINESS AND THE OVERALL GAMING INDUSTRY.


     The U.S. Congress created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. This commission released a report on its findings on June 18, 1999, stating that gambling is not a subject for national regulation, but is more appropriately addressed at the state, tribal and local levels. Any additional recommendations or actions, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on our business, financial condition or results of operations.


     From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. In March 1996, tax legislation was introduced in Congress which included a proposal to impose a 15 percent federal tax on taxable gaming services which is defined as gross gaming receipts less total gaming payoffs. The tax, if enacted, would be applicable to us. Although no action has been taken on such legislation, we cannot assure you that such tax or any similar tax will not be imposed in the future. Any such tax or similar tax could have a material adverse effect on our business or results of operations.

ABSENCE OF PUBLIC MARKET -- NO PUBLIC MARKET EXISTS FOR THE EXCHANGE NOTES. THE OFFERING OR SALE OF THE EXCHANGE NOTES IS SUBJECT TO SIGNIFICANT LEGAL RESTRICTIONS AS WELL AS UNCERTAINTIES REGARDING THE LIQUIDITY OF THE TRADING MARKET FOR THE EXCHANGE NOTES.

     No public market exists for the exchange notes, and a market offering liquidity may not develop. The exchange notes will not be listed on any securities exchange, but are expected to be eligible for trading in the PORTAL market. If the exchange notes are traded after their initial issuance, they may trade at a discount from their price at the time the exchange offer is consummated, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by the Placement Agents that they intend to make a market in the exchange notes after consummation of the exchange offer, as permitted by applicable laws and regulations. However, the Placement Agents are not obligated to do so and these market making activities may be discontinued at any time without notice.

     General declines in the market for similar securities may also adversely affect the liquidity of, and trading market for, the exchange notes. These a declines may adversely affect liquidity and trading markets independent of our financial performance and prospects.

RISKS ASSOCIATED WITH YEAR 2000 COMPUTER COMPLIANCE -- OUR BUSINESS AND OUR SUPPLIERS' BUSINESSES ARE HIGHLY DEPENDENT ON COMPUTER SYSTEMS. ANY COMPUTER PROBLEMS DUE TO THE YEAR 2000 MAY ADVERSELY AFFECT OUR BUSINESS.

     We use computer systems in virtually all areas of our operations. Should we or one or more of our vendors not be Y2K compliant, the operations of our hotel-casinos could be disrupted for an indeterminate period of time, potentially having a material adverse impact on results of operations. Possible consequences of our not being Y2K compliant include, but are not limited to, problems with:

     - hotel reservations operations;

     - hotel check-in/check-out procedures;

     - point-of-sale transactions in food, beverage and retail areas;

     - race and sports book wagering; or

     - updating and accumulation of slot machine player marketing information.

     Additionally, disruptions could occur to the compiling of financial information in our back-office accounting, purchasing, inventory and payroll systems. Embedded microchips in certain systems such as elevators, escalators and the heating, ventilation and air conditioning could lead to interruptions in service. All of these problems could inconvenience hotel and casino customers, resulting in a loss of business.

     We could also be exposed to Y2K problems if our suppliers have disruptions to their operations due to Year 2000 problems. We do not consider these problems to be as significant as those with our own systems because in most instances we believe we could find alternate vendors for our supplies. However, Y2K problems for some suppliers, such as utility providers, could result in disruptions to our hotel-casino operations for an indeterminate period of time. Additionally, should providers of financial services such as ATM's, credit card processing and credit card cash advance experience Y2K problems, our operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000 Issue."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On March 23, 1999 we sold $175.0 million in principal amount at maturity of the outstanding notes in a private placement through Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act of 1933, and to limited persons outside the United States. In connection with the sale of the outstanding notes, we, Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC entered into a registration rights agreement, dated as of March 23, 1999. Under that agreement, we must, among other things, use our best efforts to file with the Commission a registration statement under the Securities Act of 1933 covering the exchange offer and to cause that registration statement to become effective under the Securities Act of 1933. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to Coast Hotels and Casinos, among other things, that:

     - you are not a broker-dealer;

     - you are not participating in a distribution of the exchange notes; and

     - you are not an "affiliate" of Coast Hotels and Casinos, Inc., as the term is defined in Rule 144A under the Securities Act of 1933.

RESALE OF THE EXCHANGE NOTES

     Based on previous interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the representations set forth in "Purpose and Effect of the Exchange Offer" apply to you.

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the Commission as set forth in the no-action letters and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act of 1933.


TERMS OF THE EXCHANGE OFFER


     Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer in any denomination of $1,000 or in integral multiples thereof.


     In addition, in connection with any resales of exchange notes, any broker-dealer who acquired outstanding notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements for the exchange notes, other than a resale of an unsold allotment from the original sales of outstanding notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers, and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes. However, we are not required to amend or supplement this prospectus for a period exceeding 90 days after the date of the last expiration date. "Expiration Date" means 5:00 p.m., New York City time, on July 21, 1999 unless we, in our sole discretion, extended the exchange offer. If we do, the "expiration date" will be 5:00 p.m., New York City time on the latest date to which the exchange offer is extended. The expiration date will be at least 20 business days from the date that this prospectus is mailed to the holders of the outstanding notes. We have also agreed that in the event that either we do not consummate the exchange offer or a shelf registration statement is not declared effective on or prior to September 23, 1999, the interest rate of the outstanding notes will be increased by one-half of one percent (.5%) per annum until the earlier of the consummation of the exchange offer or the effectiveness of the shelf registration statement.


     If we consummate the exchange offer on or before September 23, 1999, we will not be required to file a shelf registration statement to register any outstanding notes, and the interest rate on any outstanding notes will remain at the initial level of 9 1/2% per annum. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. In this event, holders of outstanding notes not participating in the exchange offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will not bear legends restricting the transfer thereof. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture.


     As of the date of this prospectus, $175,000,000 aggregate principal amount of the outstanding notes are outstanding and there is one registered holder thereof. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages Market. The PORTAL market is the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A. The exchange notes will also be issuable and transferable in book-entry form through The Depository Trust Company, or DTC.


     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to the holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders of outstanding notes who tender in the exchange offer will not be required to pay:

     - brokerage commissions or fees; or

     - transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.

     We will pay all charges and expenses, other than specified taxes, in connection with the exchange offer. See "-- Fees and Expenses."

     Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission interpreting the Exchange Act. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" means 5:00 p.m. New York City time, on July 21, 1999 unless we, in our sole discretion, extend the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended.

     If we extend the expiration date, we will:

     - notify the exchange agent of any extension by oral or written notice; and

     - mail an announcement of the extension to the record holders of outstanding notes prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Any announcement may state that we are extending the exchange offer for a specified period of time.

     If any of the conditions listed under "Conditions to the Offer" occur and are not waived by us, by giving oral or written notice to the exchange agent, we reserve the right:

     - to delay acceptance of any outstanding notes;

     - to extend the exchange offer;

     - to terminate the exchange offer;

     - to refuse to accept outstanding notes not previously accepted, and

     - to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the outstanding notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.


INTEREST ON THE EXCHANGE NOTES


     The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes. If interest has not yet been paid, the outstanding notes will bear interest from March 23, 1999. Interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

     The exchange notes will bear interest at a rate of 9 1/2% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each April 1 and October 1 following the consummation of the exchange offer. Untendered outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 9 1/2% per annum after the expiration date.

PROCEDURES FOR TENDERING OUTSTANDING NOTES


     If you are not tendering through book-entry transfer and you desire to tender in the exchange offer, you must do the following:


     - complete, sign and date the letter of transmittal, or a facsimile of it;

     - have the signatures guaranteed, if required by the letter of transmittal; and

     - mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.

     The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.


     Within two business days after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC for the purposes of the exchange offer. Such account is referred to in this prospectus as the "book-entry transfer facility." Any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. An Agent's Message in connection with the book-entry transfer must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The term "Agent's Message" means a message transmitted by the book-entry transfer facility to, and received by, the exchange agent, and forming a part of a book-entry confirmation, which states that such book-entry transfer facility has received an express acknowledgement from the participant in such book-entry transfer facility tendering the outstanding notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


     Your tender of outstanding notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tender for them.

     The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is up to you. However, you also bear the risks of non-delivery. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to us.

     Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.


     Any beneficial holder whose outstanding notes are registered in the name of the beneficial holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial holder's behalf. If the beneficial holder wishes to tender on its own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the outstanding notes tendered are:

     - tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - tendered for the account of an "eligible institution."

     An eligible institution is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;


     - a commercial bank or trust company having an office or correspondent in the United States;



     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or



     - a participant in a recognized medallion signature guarantee program.


     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and unless waived by us, submit evidence satisfactory to us of that person's authority to so act with the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the validity, form, and eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes of which our acceptance would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes. Additionally, none of them will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until these irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities not cured or waived by us will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

     - terminate the exchange offer according to the terms in "-- Conditions to the Offer"; and

     - to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding notes and either your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

     - the tender is made through an eligible institution;


     - prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the registered holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of outstanding notes to be delivered electronically and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and


     - the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.


WITHDRAWAL OF TENDERS


     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly retendered. Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

CONDITIONS TO THE OFFER

     Regardless of any other term of the exchange offer, we are not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and the right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

     - a stop order is threatened by the Commission or is in effect for the registration statement that this prospectus is a part of, or

     - a stop order is threatened or in effect regarding qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     If we determine that we may terminate or amend the exchange offer, we may:

     - refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

     - waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; or

     - amend the exchange offer at any time prior to 5:00 p.m. New York City time on the expiration.

     If the waiver or amendment constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer for a period of five to ten business days, if the exchange offer would otherwise expire during that period, depending on the significance of the waiver or amendment and the manner of disclosure to the registered holders of the outstanding notes.

     The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

EXCHANGE AGENT

     Firstar Bank of Minnesota, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

     BY MAIL, OVERNIGHT COURIER OR HAND DELIVERY:
     Firstar Bank of Minnesota, N.A.
     101 East 5th Street
     12th Floor
     St. Paul, Minnesota 55101

     Attn: Frank P. Leslie

     Telephone number: (651) 229-2600
     Facsimile transmission: (651) 229-6415

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the fees and expenses incurred in connection with the exchange offer, for the following:

     - the exchange agent;

     - the trustee;

     - accounting; and

     - legal services.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

     - certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

     If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999. Please read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included in this prospectus.

                                                      AS OF MARCH 31, 1999
                                                      --------------------
                                                         (IN THOUSANDS)
Cash and cash equivalents...........................        $ 35,697
                                                            ========
Current maturities of long-term debt................        $  7,817
                                                            ========
Long-term debt:
  Credit facility(1)................................          47,000
  Notes.............................................         175,000
  13% first mortgage notes (net of original issue
     discount of $45)...............................           1,960
  Subordinated notes payable to related parties.....           1,975
  Other note payable, less current portion..........           8,046
                                                            --------
          Total long-term debt......................         233,981
                                                            --------
Stockholder's equity:
  Common stock, $1.00 par value; 25,000 shares
     authorized, 1,000 shares issued and
     outstanding....................................               1
  Additional paid-in capital........................          86,903
  Retained earnings (deficit)(2)....................          (4,670)
                                                            --------
          Total stockholder's equity................          82,234
                                                            --------
          Total capitalization......................        $316,215
                                                            ========

-------------------------
(1) We made initial borrowings of approximately $47.0 million under the credit facility in part to fund the refinancing of our 10 7/8% first mortgage notes and our 13% first mortgage notes. Amounts available for future borrowing under the credit facility are approximately $28.0 million, subject to certain borrowing conditions, for a total availability of $75.0 million. See "Description of Our Other Indebtedness."

(2) Retained earnings (deficit) reflects the following extraordinary charges associated with the early retirement of our 13% first mortgage notes and our 10 7/8% first mortgage notes: (a) a $4.5 million write-off of deferred financing costs, (b) a $3.8 million write-off of the remaining original issue discount on the 13% first mortgage notes and (c) the $33.1 million of repurchase premiums for the 13% first mortgage notes and the 10 7/8% first mortgage notes. These amounts are reflected net of a 35% tax benefit.

                       SELECTED HISTORICAL FINANCIAL DATA

     You should read the following Selected Historical Financial Data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The income statement data for each of the five years ended December 31, 1998 and the balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998 are derived from our financial statements, which have been audited by PricewaterhouseCoopers LLP. The income statement data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1998 and 1999 have been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information contained in those financial statements. The results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

                                                                                                           THREE MONTHS
                                                                     YEARS ENDED                               ENDED
                                                                     DECEMBER 31,                            MARCH 31,
                                                 ----------------------------------------------------   -------------------
                                                   1994       1995     1996(1)      1997       1998      1998        1999
                                                 --------   --------   --------   --------   --------   -------    --------
                                                                    (IN THOUSANDS)
STATEMENTS OF INCOME DATA:
Operating Revenues:
  Casino.......................................  $129,086   $129,675   $148,509   $211,026   $242,992   $59,179    $ 66,057
  Food and beverage............................    36,824     38,468     39,517     61,724     66,503    16,578      17,775
  Hotel........................................    12,232     13,233     14,700     28,095     28,443     6,937       7,877
  Other........................................     9,386      9,968     10,635     19,994     26,421     6,093       7,046
                                                 --------   --------   --------   --------   --------   -------    --------
Gross Operating Revenues.......................   187,528    191,344    213,361    320,839    364,359    88,787      98,755
  Less: promotional allowances.................   (14,955)   (16,588)   (17,374)   (26,956)   (31,996)   (7,773)     (8,689)
                                                 --------   --------   --------   --------   --------   -------    --------
Net revenues...................................   172,573    174,756    195,987    293,883    332,363    81,014      90,066
                                                 --------   --------   --------   --------   --------   -------    --------
Operating Expenses:
  Casino.......................................    65,376     67,782     74,169    114,932    127,512    31,512      32,046
  Food and beverage............................    34,461     31,242     31,680     50,129     47,278    11,734      11,776
  Hotel........................................     6,934      6,692      7,428     12,623     11,856     2,712       3,041
  Other........................................     8,257      8,537      8,351     19,516     22,458     4,827       5,969
  General and administrative expenses..........    32,940     34,686     37,992     54,351     55,879    13,148      14,315
  Guaranteed payments to former partners(2)....     2,672        858         --         --         --        --          --
  Land leases..................................        --         --         --      2,100      3,190       525       1,110
  Deferred (non-cash) rent.....................        --         --         --      2,378      3,198       594         964
  Pre-opening expenses.........................        --         --      7,125         --         --        --          --
Depreciation and amortization..................     6,766      7,280      7,883     18,278     20,607     4,881       5,210
                                                 --------   --------   --------   --------   --------   -------    --------
Operating income...............................    15,167     17,679     21,359     19,576     40,385    11,081      15,635
                                                 --------   --------   --------   --------   --------   -------    --------
  Interest expense, net(3).....................      (227)    (3,545)    (9,981)   (25,228)   (26,570)   (6,663)     (6,299)
Other income...................................        23         92         58        919        168        25          --
                                                 --------   --------   --------   --------   --------   -------    --------
Net income (loss) before income taxes and
  extraordinary item...........................    14,963     14,226     11,436     (4,733)    13,983     4,443       9,336
  Provision (benefit) for income taxes(4)......        --         --      6,617     (1,401)     5,225     1,625       3,013
                                                 --------   --------   --------   --------   --------   -------    --------
Net income (loss) before extraordinary item....    14,963     14,226      4,819     (3,332)     8,758     2,818       6,323
Extraordinary item -- loss on early retirement
  of debt, net of applicable income tax benefit
  ($14,543)....................................        --         --         --         --         --        --     (27,007)
                                                 --------   --------   --------   --------   --------   -------    --------
Net income (loss)..............................  $ 14,963   $ 14,226   $  4,819   $ (3,332)  $  8,758   $ 2,818    $(20,684)
                                                 ========   ========   ========   ========   ========   =======    ========

                                                                 AS OF DECEMBER 31,                      AS OF MARCH 31,
                                                ----------------------------------------------------   --------------------
                                                  1994       1995     1996(1)      1997       1998       1998        1999
                                                --------   --------   --------   --------   --------   --------    --------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $ 16,967   $ 14,539   $ 61,555   $ 29,426   $ 41,595   $ 36,242    $ 35,697
Total assets..................................   134,295    152,216    374,122    366,861    367,034    372,045     372,314
Total debt....................................    14,876     84,948    202,545    215,249    207,859    213,371     241,798
Stockholder's equity..........................    87,781     43,334    100,678     97,346    102,918    100,164      82,234

-------------------------
(1) The Orleans opened in December 1996.

(2) Prior to our formation in 1995, the Gold Coast and the Barbary Coast were operated by two affiliated partnerships, which were consolidated into us and Coast Resorts, Inc. effective January 1, 1996. The partnership agreements for those partnerships required that guaranteed payments be made to the partners.

(3) Includes interest income of $118,000 (1994), $106,000 (1995), $4,791,000
    (1996), $98,000 (1997) and $695,000 (1998) and capitalized interest of $0
    (1994), $235,000 (1995), $7,464,000 (1996), $1,016,000 (1997) and $58,000
    (1998). Interest income for the three months ended March 31, 1998 and 1999 was $101,000 and $215,000, respectively. There was no capitalized interest for the three months ended March 31, 1998 and 1999.

(4) The partnerships described in footnote 2 were not subject to federal income taxes. We are a "C corporation" and, therefore, are subject to federal income taxes. If these partnerships had been taxed as C corporations from formation, they would have had combined income tax expense of $5,251,000
    (1994), $4,979,000 (1995) and $4,117,000 (1996).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial information regarding our results of operations:

                                          YEARS ENDED             THREE MONTHS ENDED
                                          DECEMBER 31,                MARCH 31,
                                 ------------------------------   ------------------
                                 1996(1)      1997       1998      1998       1999
                                 --------   --------   --------   -------    -------
                                                   (IN THOUSANDS)
Hotel-casino operations:
  Net operating revenues.......  $195,987   $293,883   $332,363   $81,014    $90,066
  Operating expenses...........   168,716    267,148    283,839    68,216     71,774
                                 --------   --------   --------   -------    -------
Operating income from hotel-
  casino operations............    27,271     26,735     48,524    12,798     18,292
Corporate expenses(3)..........     5,912      7,159      8,139     1,717      2,657
                                 --------   --------   --------   -------    -------
Total operating income.........  $ 21,359   $ 19,576   $ 40,385   $11,081    $15,635
                                 ========   ========   ========   =======    =======
EBITDA, hotel-casino
  operations(2)................  $ 41,078   $ 45,976   $ 70,000   $17,897    $23,739
                                 ========   ========   ========   =======    =======
EBITDA, total (including
  corporate)(2)................  $ 36,367   $ 40,232   $ 64,190   $16,556    $21,809
                                 ========   ========   ========   =======    =======

-------------------------
(1) The Orleans opened in December 1996.

(2) "EBITDA" means earnings before interest, taxes, depreciation, amortization, certain non-cash items including deferred, non-cash, rent expense and pre-opening expenses. EBITDA should not be construed as an alternative to operating income or net income, as determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash provided by operating activities, as determined in accordance with generally accepted accounting principles, as an indicator of cash flows or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to similarly titled measures presented by other companies.

(3) Corporate expenses include corporate general and administrative expenses, depreciation and amortization and land lease expenses, both cash and deferred, on the Suncoast land.

QUARTER ENDED MARCH 31, 1999 COMPARED TO QUARTER ENDED MARCH 31, 1998

     Net revenues in the quarter ended March 31, 1999 were $90.1 million compared to $81.0 million in the same quarter in 1998, an increase of $9.1 million, or 11.2%. Revenues were higher at all three of our hotel-casino properties. First quarter operating income was $15.6 million compared to 1998 first quarter operating income of $11.1 million, an increase of $4.5 million, or 40.5%. Our operating margins, which reflect operating income as a percentage of revenues, improved at all three of our hotel-casino properties. Due to a one-time, net of income tax benefit charge of $27.0 million as a result of the early retirement of $189.9 million in first mortgage notes, there was a net loss of $20.7 million in the first quarter of 1999 compared to net income of $2.8 million in the first quarter of 1998.

     Casino. Casino revenues in the quarter ended March 31, 1999 were $66.1 million, an increase of $6.9 million, or 11.6% compared to the same quarter in 1998. The increase was primarily due to the continued improvement in slot revenues at The Orleans, up 28.1% over the first quarter in 1998 as a result of increased customer volume. Casino revenues also improved at the Gold Coast and the Barbary Coast, increasing by 5.8% and 9.3%, respectively, due primarily to increases in customer volume in both slots and table games areas. Casino expenses in the quarter ended March 31, 1999 increased by 1.7% over the same quarter in 1998. This modest increase, coupled with the 11.6% increase in casino revenues discussed above, resulted in a casino operating margin of 51.5% compared to 46.8% in the first quarter of 1998.

     Food and Beverage. Food and beverage revenues were $17.8 million in the first quarter of 1999 compared to $16.6 million in 1998, an increase of 7.2%. Each of our hotel-casino properties showed increases that were consistent with overall increases in customer volume. Food and beverage expenses were $11.8 million in the first quarter of 1999 compared to $11.7 million in the first quarter of 1998, an increase of 0.4%. The food and beverage operating margin improved to 33.7% from 29.2% in the prior year, primarily as a result of a continued focus on food cost control.

     Hotel. Hotel room revenues were $7.9 million in the three months ended March 31, 1999, an increase of 13.6% over 1998 revenues of $6.9 million. Each of our three hotel properties experienced increases in room occupancy percentages as well as average daily room rates. For the first quarter, our combined room occupancy was 95.7% compared to 88.7% in the first quarter of 1998. The average daily room rate increased to $53 from $51 in 1998.

     Other. Other revenues were $7.0 million for the three months ended March 31, 1999, an increase of 15.6% over 1998 other revenues of $6.1 million. The increase was primarily due to improved showroom and special events revenues at The Orleans. Costs related to those increased revenues caused a 23.7% increase in other expenses to $6.0 million in 1999, compared to $4.8 million in 1998.

     General and Administrative. General and administrative expenses were $15.4 million in the first quarter of 1999, an increase of 12.8% over 1998 expenses of $13.7 million. The increase was primarily due to wage and benefit increases at our three hotel-casinos and higher property taxes.

     Deferred Rent. Deferred rent increased from $594,000 in 1998 to $964,000 in 1999 due to the Coast West lease expenses being included in Coast Hotels' consolidated financial statements as a result of Coast West becoming a subsidiary of Coast Hotels in July 1998.

     Depreciation and Amortization. Depreciation and amortization expense was $5.2 million in the first quarter of 1999 compared to $4.9 million in 1998. The increase was due primarily to the addition of new equipment at each of our hotel-casino properties.

FISCAL 1998 COMPARED TO 1997

     Net revenues, operating income and net income all improved in the year ended December 31, 1998, primarily due to improved revenues at The Orleans. Net revenues in 1998 were $332.4 million compared to $293.9 million in the year ended December 31, 1997, an increase of 13.1%. Operating income in the year ended December 31, 1998 was $40.4 million compared to $19.6 million in the prior year, an increase of 106.1% primarily due to the increased revenues. Operating expenses increased $17.7 million, mainly as a result of higher casino expenses due to increased business at our hotel-casinos. Additionally, land lease and deferred non-cash rent expenses increased due to the Coast West lease expenses, which became consolidated expenses of Coast Hotels and Casinos in July 1998 as a result of Coast West becoming a subsidiary. Despite an increase in interest expense due to the issuance of the 10 7/8% first mortgage notes in November 1997 and an increase in income tax expense, net income increased $12.1 million to $8.8 million in 1998 compared to a net loss of $3.3 million in 1997.

     The Orleans. The Orleans opened in December 1996 and generated lower than expected revenues in the first half of 1997. During the second half of 1997, the property expanded its customer base through increased promotional activities, featuring headliner entertainment in its showroom and, in December 1997, the opening of 12 new movie theaters. For the year ended December 31, 1998, net revenues were $160.2 million compared to $122.8 million in 1997, an increase of 30.5%. Casino revenues increased 34.3% for the year, primarily as a result of increased slot machine play. Growth in customer volume led to an increase in food and beverage revenues of 22.9%. Hotel revenues increased 4.6% for the year due to increased occupancy and other revenues increased 63.2% in 1998, due primarily to higher showroom revenues. Operating expenses increased 15.8% in 1998, primarily due to increased casino promotional activities. Other expenses were up 47.6% for the year due principally to the higher-priced headliner entertainers in the showroom. Depreciation and amortization expense increased by $1.9 million due to the opening in December 1997 of the movie theaters, video arcade, child care facility and additional gaming space. Despite the increase in operating expenses, operating income increased to $21.6 million in 1998 compared to $3.1 million in 1997.

     Gold Coast. For the year ended December 31, 1998, net revenues were $128.5 million, an increase of $2.0 million, or 1.6% over 1997 revenues of $126.5 million. Casino revenues accounted for most of the increase, up 4.8% over 1997 casino revenues, primarily due to increased slot machine play. Operating income in the year ended December 31, 1998 was $24.9 million, an increase of $2.3 million, or 10.4%, over 1997 operating income, as operating expenses were relatively flat, increasing by 0.3% over the previous year.

     Barbary Coast. Net revenues for the year ended December 31, 1998 decreased 2.2% to $43.6 million compared to $44.6 million in the year ended December 31, 1997, primarily as a result of a decrease in table game wagering volume, a lower table games win percentage, the removal of live keno and lower wagering volume in the race book. Despite the lower revenues in 1998, operating income increased to $2.0 million compared to $1.0 million in 1997, primarily due to lower casino promotional expenses.

FISCAL 1997 COMPARED TO 1996

     Net revenues were $293.9 million for the year ended December 31, 1997, an increase of 50.0% over 1996 net revenues of $196.0 million. The increase was due primarily to the opening of The Orleans on December 18, 1996. Operating income declined $1.8 million, or 8.4%, to $19.6 million in 1997 compared to $21.4 million in 1996. The decline was primarily due to lower than expected revenues in 1997 at our newest property, The Orleans, as well as decreased revenues at our other two hotel-casinos, the Gold Coast and the Barbary Coast (discussed below). The lower operating income as well as increased interest expense contributed to a net loss of $3.3 million in 1997 compared to net income of $4.8 million in 1996.

     The Orleans. The year ended December 31, 1997 was the first full year of operations for The Orleans, which opened on December 18, 1996. Net revenues for the fourteen days in 1996 were $6.0 million. Operating income before pre-opening expenses of $7.1 million was $1.3 million in 1996.

     For 1997, net revenues for The Orleans were $122.8 million. Net revenues were $27.4 million for the quarter ended March 31, 1997, the first full quarter of operations. Net revenues were $30.7 million in the second quarter, $29.6 million in the third quarter and $35.1 million in the quarter ended December 31, 1997. Operating income for 1997 was $3.1 million, including a first-quarter operating loss of $2.5 million, operating income of $1.3 million in the second quarter, operating income of $245,000 in the third quarter and operating income of $4.1 million in the fourth quarter ended December 31, 1997. The increase in revenues and operating income since the first quarter is due primarily to increased casino activity, which management attributes to successful promotions and an increasing target market familiarity with the property. Table games customer wagering volume was 9.2% higher in the fourth quarter than in the first quarter and slot machine customer wagering volume was 31.0% higher in the fourth quarter than in the first.

     In the first quarter of 1997, we began construction on a series of improvements at The Orleans which included twelve movie theaters, a child care facility, arcade and additional slot machines. The related construction traffic reduced access to the property, adversely affecting operating results at The Orleans. Management believes that, upon completion in December 1997, the improvements and lack of disruption from construction positively affected operating results in the fourth quarter.

     Gold Coast. Net revenues for the year ended December 31, 1997 decreased 10% to $126.5 million compared to $140.5 million in 1996. Management attributes the decrease primarily to competition from the opening of The Orleans approximately one mile from the Gold Coast. Casino revenues declined 10.6% to $93.1 million in 1997 compared to $104.2 million in 1996, due to lower customer wagering volume. Food and beverage business decreased as a result of the reduced customer traffic, causing revenues to decline 12.1% to $25.1 million in 1997 compared to $28.6 million in 1996. In 1997 an increased number of rooms in the Las Vegas market led to a total room occupancy rate at the Gold Coast of 81.7% compared to 92.3% in 1996, contributing to a $239,000, or 2.3%, decline in hotel revenues. Gold Coast operating expenses were $103.9 million in 1997, down $7.7 million, or 6.9%, from $111.6 million in 1996 primarily due to a $9.8 million, or 16.5%, reduction in salaries and related costs as management reacted to the reduced customer volume. Food and beverage expenses declined $3.2 million (13.3%) and general and administrative expenses declined $3.0 million, or 11.6%. Despite lower operating expenses, the reduced revenues contributed to a 22.0% decrease in operating income to $22.6 million in 1997 compared to $29.0 million in 1996.

     Barbary Coast. Net revenues for the year ended December 31, 1997 decreased 9.7% to $44.6 million compared to $49.4 million in 1996. Casino revenues declined 13.1% to

$34.6 million in 1997 compared to $39.8 million in 1996, primarily as a result of decreased customer wagering volume and a lower-than-expected win percentage on table games and decreased wagering volume in the race book. We attribute the decline to a reduction in foot traffic since January 1997 due to the opening of New York-New York Hotel and Casino one mile south of the Barbary Coast on the Las Vegas Strip as well as to increased competition from other recently opened or expanded hotel-casinos, including The Orleans. Food and beverage revenues increased $837,000, or 8.6%, in 1997 primarily as a result of higher drink prices in the bars. The increase in food and beverage revenues was partially offset by an increase of $664,000, or 11.3%, in food and beverage expenses. Hotel room revenues declined $367,000, or 9.1%, due primarily to lower average room rates as management reacted to increasing competition. Operating income at the Barbary Coast declined 75.1% to $1.0 million in 1997 compared to $4.2 million in 1996, primarily as a result of the decreased revenues discussed above.

     Depreciation and amortization expense increased by 132.0% in 1997 compared to 1996, principally due to the opening of The Orleans in December 1996. Net interest expense increased 152.8% in 1997 primarily due to decreases in capitalized interest and interest income. Capitalized interest was $7.5 million in 1996 during the construction of The Orleans, but was only $1.0 million in 1997 during the construction of phase two of The Orleans. Additionally, the proceeds from the sale of $175 million in 13% first mortgage notes earned interest income of $4.8 million in 1996, but were substantially utilized by the end of 1996.

     Gain on disposal of equipment was approximately $919,000 in 1997 compared to $58,000 in 1996, primarily due to a crash of our Beechcraft Super King Air aircraft which, after receipt of insurance proceeds, resulted in a gain of $785,000.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of liquidity have consisted of cash provided by operating activities and debt financing. Cash provided by operating activities was $12.6 million in the three months ended March 31, 1999, compared to $13.7 million in the same period in 1998.

     Our cash requirements for 1999, in addition to interest payments on outstanding indebtedness, include principal payments of approximately $7.8 million on equipment notes payable, land lease payments of approximately $4.4 million, capital expenditures of approximately $10.2 million in connection with an expansion of The Orleans and ongoing maintenance capital expenditures of approximately $11.0 million. For 1998, maintenance capital expenditures were approximately $13.0 million. We believe that existing cash balances, operating cash flow and borrowings from our new $75.0 million credit facility will provide sufficient resources to meet our debt and lease payment obligations and foreseeable capital expenditure requirements at our existing properties.

     In January 1996, we issued $175.0 million principal amount of the 13% first mortgage notes. Additionally, in November 1997, we issued $16.8 million principal amount of the 10 7/8% first mortgage notes. In March 1999, we issued $175.0 million principal amount of outstanding notes and entered into the credit facility to facilitate our March 1999 refinancing. The credit facility can be increased to $200 million with lender approval. Borrowings under the credit facility bear interest, at our option, at a premium over the one-, two-, three- or six-month London Interbank Offered Rate ("LIBOR"). As of

March 31, 1999 the interest rate was 6.93%. We incur an annual commitment fee on the unused portion of the credit facility.

     With the proceeds from those notes and borrowings under the credit facility, we repurchased substantially all of the outstanding 13% first mortgage notes and all of the 10 7/8% first mortgage notes and amended the indenture under which the 13% first mortgage notes were issued to eliminate substantially all of its restrictive covenants. Approximately $2.0 million in principal amount of the 13% first mortgage notes remain outstanding and are governed by the terms of the amended indenture. In connection with the repurchase of the 13% first mortgage notes and the 10 7/8% first mortgage notes, we incurred repurchase premiums of $31.0 million and $2.1 million, respectively. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss of $27.0 million, net of the applicable income tax benefit of $14.5 million.

     The availability under the credit facility will be reduced in quarterly amounts beginning in the fiscal quarter ending June 30, 2001. The initial advance of $47.0 million under the new credit facility was used in connection with the repurchase of the 13% first mortgage notes and the 10 7/8% first mortgage notes. Subsequent advances under the new credit facility may be used for working capital, general corporate purposes, construction of our new property (the Suncoast) and certain improvements to our existing properties.

     We are currently developing and intend to construct and open the Suncoast Hotel and Casino. We do not yet have adequate financing in place to fund the complete construction of the Suncoast. Subject to obtaining adequate financing, we currently anticipate that construction of the Suncoast will begin in mid-1999. Our new credit facility contains a provision that would allow us to increase, with lender approval, the available borrowing capacity under the facility to up to $200.0 million. We intend to use this increased capacity to finance construction costs. The availability of the additional $125.0 million will be reduced in quarterly amounts beginning the fiscal quarter ending June 30, 2001. The increase in the facility remains subject to a number of contingencies, including lender approval and the negotiation of additional terms relating to the construction. We cannot assure you that we will be able to obtain the increase in the new credit facility or that it will be available on acceptable terms.

     Except as described in this prospectus, we have no agreements, arrangements or understandings with respect to financing the future development of additional properties or capital improvements to existing properties. Any future development or capital improvements would be subject to, among other things, our ability to obtain necessary financing.

IMPACT OF INFLATION

     Absent changes in competitive and economic conditions or in specific prices affecting the industry, we do not expect that inflation will have a significant impact on our operations. Change in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hotel and casino industry.

REGULATION AND TAXES

     We are subject to extensive regulation by the Nevada gaming authorities. Changes in applicable laws or regulations could have a significant impact on our operations. In 1996, legislation was enacted which established a federal commission to study the gaming industry. See "Risk Factors -- Possible Federal Legislation."

     The gaming industry represents a significant source of tax revenues, particularly to the State of Nevada and its counties and municipalities. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of these laws, affecting the gaming industry. See "Risk Factors -- Possible Federal Legislation." Proposals in recent years that have not been enacted included a federal gaming tax and increases in state or local taxes.

     Management believes that our recorded tax balances are adequate. However, it is not possible to determine with certainty the likelihood of possible changes in tax law or in the administration of these laws. These changes, if adopted, could have a material adverse effect on our operating results.

     During 1997, we recorded a tax benefit of $1.4 million in relation to our loss before income taxes of $4.7 million. This benefit represents the amount to be carried-back to prior taxable income.

IMPACT OF THE YEAR 2000 ISSUE

     Many currently installed computer systems and other equipment with embedded computer chips cannot recognize dates after December 31, 1999. Beginning in the year 2000, companies with these systems, software or equipment may experience difficulties due to their reliance on them. This situation involving the year 2000 is commonly referred to as the "Y2K" problem.

     We utilize computer systems in virtually all areas of our hotel-casino operations. Should we or certain of our vendors not be "Y2K compliant" the operations of our hotel-casinos could be disrupted for an indeterminate period of time, potentially having a material adverse impact on our results of operations. Possible consequences of our not being Y2K compliant include, but are not limited to, problems with the compiling of financial information in our back-office accounting, purchasing, inventory and payroll systems. Additionally, disruptions could occur to hotel reservations operations, hotel check-in/check-out procedures, point-of-sale transactions in food, beverage and retail areas, race and sports book wagering and the updating and accumulation of slot machine player marketing information. Additionally, embedded microchips in certain systems such as elevators, escalators and the heating, ventilation and air conditioning could lead to interruptions in service. All of these problems could inconvenience hotel and casino customers, resulting in a loss of business.

     We could also be exposed to Y2K problems should certain of our suppliers have disruptions to their operations due to Y2K problems. We do not consider these problems to be as significant as those with our own systems because in most instances we could find alternate vendors for our supplies, but Y2K problems for certain suppliers, such as utility providers, could result in disruptions to hotel-casino operations for an indeterminate period of time. Additionally, should providers of financial services such as ATM's, credit card processing and credit card cash advance experience Y2K problems, our operations could be adversely affected.

     We recognize the need to ensure our operations will not be adversely affected by Y2K and have taken steps to update our systems, where necessary, including replacing or updating software and equipment. Since 1997, our Management Information Systems department has attempted to identify all areas where Y2K could pose a problem. To assist them in their effort and to further help identify potential problem areas, in October 1998 we retained the services of an advisor to review our Y2K program.

     As of March 31, 1999, we have identified and updated or are in the process of updating those systems and programs that we deem most critical to the day-to-day operations of our hotel-casinos. We currently use Year 2000 compliant software for our accounting, human resources, payroll, inventory and purchasing systems. Based on representations from our vendors, we anticipate that our other essential computer systems, including our hotel front desk and reservations, retail point of sale, bowling center, race and sports wagering and casino player tracking and marketing systems, will be Y2K compliant by July 1999, although no assurances can be made to that effect. We estimate that the total cost to identify and correct potential Y2K problems will be approximately $1.6 million, approximately $400,000 of which had been spent as of March 31, 1999. All costs related to software modification, as well as all costs associated with our Y2K project, are being expensed as incurred and are included in the cost estimate referred to above. We are currently developing contingency plans for specific areas of our operations. These plans include the training of employees in the implementation of manual procedures for gaming operations, the selection of alternative vendors and the testing of back-up electrical power generators. We will continue to assess Y2K risk and develop contingency plans.

                                    BUSINESS

     We own and operate three Las Vegas hotel-casinos, The Orleans, the Gold Coast and the Barbary Coast. Our primary target customers for The Orleans and the Gold Coast are local Las Vegas residents. The Barbary Coast benefits from foot traffic at its prime location on the Las Vegas Strip. Our growth strategy includes expanding our existing facilities, as well as identifying and developing new gaming opportunities, primarily in Las Vegas. We are currently developing and intend to construct, a fourth hotel-casino, the Suncoast, on a 50 acre site in west Las Vegas near Summerlin, a rapidly-growing master-planned community. We also own an approximately 29 acre gaming site adjacent to the Texas Station Hotel and Casino and the Fiesta Hotel and Casino in North Las Vegas that we may develop in the future.

BUSINESS AND MARKETING STRATEGY

     Our business and marketing strategy is to attract gaming customers to our casinos by offering consistently high quality gaming, hotel, entertainment and dining experiences at affordable prices. We emphasize attracting and retaining repeat customers. Our primary target market for The Orleans and Gold Coast consists of value-oriented local middle-market gaming patrons who gamble frequently. We believe that our target customers return to our hotel-casinos because of their convenient locations, friendly employees, higher slot machine and video poker payout rates than are offered at casinos on the Las Vegas Strip and high quality entertainment and amenities. Additionally, visitors to Las Vegas find that our guest rooms are spacious, well-appointed and competitively priced.

     Our operating strategy with respect to gaming revenue focuses on slot and video poker machines because these games account for approximately 70% of our gaming revenues and approximately 48% of our total revenues. It is customary in the gaming industry to include video poker and other gaming machines when using the term "slots" or "slot machines." Our marketing efforts include many high profile programs, including slot clubs and frequent prize drawings for slot players. Other promotions include the original "Pick the Pros" $1,000,000 football contest, check cashing promotions and direct mail campaigns.

     Las Vegas Locals Market. The Orleans and Gold Coast are designed to capitalize on the large and rapidly growing Las Vegas local resident market. We believe that a significant portion of our customers are Las Vegas residents. While the mega-resorts on the Strip draw visitors from around the world, the Las Vegas locals gaming market is growing as a result of the rapid population growth in the Las Vegas metropolitan area. According to the Bureau of Business and Economic Research at the University of Nevada, Reno, the Las Vegas metropolitan area has a population of approximately 1.2 million residents. From 1990 to 1998, the population of the Las Vegas metropolitan area grew 61.8%, an average annual growth rate of 6.2%. The growth was driven primarily by Nevada's favorable climate and tax structure, a strong economy and a well-developed infrastructure. For example, the opening of new Las Vegas Strip mega-resorts has created thousands of jobs which, together with the increasing popularity of Las Vegas as a retirement community, have contributed to population growth and enlarged the locals market. Because the locals market depends to a lesser extent on attracting tourists or competing with other destination leisure activities, it is less susceptible to market swings and cycles that affect the Strip casinos, although a significant downturn in the Strip market could reduce Las Vegas area employment and therefore negatively impact the locals market. In addition, Nevada law imposes more stringent requirements for approval of new hotel-casinos in Clark County that are not located in the vicinity of the Strip or downtown Las Vegas. We believe that this barrier to entry into the market will enable The Orleans and the Gold Coast, along with our proposed Suncoast property, to benefit from the increasing Las Vegas locals market.

     The Clark County Residents Study prepared by the Las Vegas Convention and Visitors Authority, or the "LVCVA," in 1997 - 1998 found that gambling ranked third among all activities in which residents said they participated most often. Residents mentioned only "eating out" and "movies" as more frequent activities. Approximately 73% of Clark County adult residents said they gamble at least occasionally. Of those residents, 47% said they do so at least once a week and 44% of whom budget $25 or more per visit. In addition, over 72% of Las Vegas resident gamblers prefer locations that are off the Strip and away from downtown. Based on the results of the LVCVA study, researchers estimate the total amount budgeted annually for gambling by all adult Las Vegas residents to be over $1.33 billion.

     We believe that the most important factors in successfully operating our casinos are convenient locations with easy access, a friendly atmosphere, a value-oriented approach and high quality entertainment and amenities. We believe that our casinos strongly appeal to Las Vegas residents who gamble. Additionally, we offer Las Vegas visitors spacious, well-appointed and competitively price guest rooms.

     - CONVENIENT, STRATEGIC LOCATIONS. We believe that our two locals-oriented properties, The Orleans and the Gold Coast offer our target customers easily accessible, convenient locations for gaming and entertainment. According to the LVCVA study, approximately 72% of wagering Las Vegas resident gamblers prefer locations that are away from both the Strip and downtown Las Vegas. The Orleans and the Gold Coast are both located one to two miles west of the Strip in high traffic areas close to fast-growing segments of the western Las Vegas valley. According to the Nevada Department of Transportation, approximately 68,000 vehicles travel by The Orleans and approximately 77,500 vehicles pass the Gold Coast each day. The Suncoast will have a suburban location conveniently located adjacent to the fast-growing Summerlin master-planned community with strong demographics, approximately nine miles from the Strip. The Orleans and Gold Coast are easily accessible and offer ample parking, providing our customers with convenient alternatives to the congestion on the Strip. As described under "Risk Factors -- Neighborhood Casino Act," recent legislation passed by the Nevada legislature will make the construction of new, competing locals casinos in Las Vegas more difficult.

     - FRIENDLY ATMOSPHERE. A key element of our strategy is to provide patrons with friendly personal service that is designed to foster customer loyalty and generate repeat business. Locals appreciate a friendly, casual gaming environment where employees make them feel at home.

     - VALUE. We offer value to our gaming patrons by providing video poker and slot machines with better odds than those traditionally found at Strip casinos due to lower hold percentages on our slot machines. Locals' perception of value is also influenced by such things as slot clubs that reward frequent gamblers. The Orleans and Gold Coast slot clubs offer customers an opportunity to earn cash and prizes based on their winnings. Because locals and repeat visitors demand variety and quality in their slot machine play, our casinos offer the latest slot and video poker technology, including several games designed exclusively for us. In addition, in

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

       order to appeal to our value-conscious customers, our many restaurants and bars serve generous portions of quality food and beverages at attractive prices.

     - ENTERTAINMENT, MOVIE THEATERS AND AMENITIES. We believe we compete effectively with other locals-oriented casinos by offering amenities and entertainment that our customers demand and that accentuate the perception of value for our customers. Our properties offer a number of amenities that generate significant foot traffic through our casinos, including movie theaters, bowling centers, quality restaurants and a variety of musical entertainment.

     - Entertainment. The Orleans features headliner entertainers in its 850-seat theater, attracting both local customers and tourists alike. Among the entertainers who have appeared are Willie Nelson, Ray Charles and the Righteous Brothers. The entertainment lounges at our hotel-casinos feature many popular lounge acts.

     - Movie Theaters. The Gold Coast was the first hotel-casino in Las Vegas to offer first-run movies in its twin theaters. In the 1999 Las Vegas Review-Journal readers' poll, The Orleans' twelve "stadium-seating" movie theaters were selected as the best theaters in Las Vegas. Our theaters are operated through a long-term joint venture with Century Theaters, one of Las Vegas' leading theater operators, allowing us to offer a wide variety of first-run movies in our state-of-the-art facilities.

     - Restaurants. We believe that the value offered by the many restaurants at our casino properties is a major factor in attracting local gaming customers, as we believe dining is a primary motivation for casino visits by many locals. All of the restaurants located in our casino properties offer generous portions of quality food at reasonable prices. In addition, the Barbary Coast features two award-winning gourmet restaurants, Michael's and Drai's on the Strip.

     - Other Amenities. In addition to the restaurants and theaters mentioned above, we offer a variety of amenities directed to the locals market, including our bowling centers at the Gold Coast and The Orleans, which are among the most popular in Las Vegas. In the 1999 Las Vegas Review-Journal readers' poll, the bowling center at The Orleans was voted the "Best of Las Vegas." Other amenities include banquet and meeting rooms, wedding chapels and child care facilities.

     Tourist Customers. While a significant portion of our customers at The Orleans and the Gold Coast are local residents, the same factors that appeal to local residents also appeal to visitors to Las Vegas, including better odds than those traditionally found at Strip casinos and lower minimum wager limits on our table games than Strip casinos. Additionally, our casinos are strategically situated to benefit from a growing visitor market, with the Gold Coast and The Orleans each located within two miles of the Strip and the Barbary Coast located at one of the busiest corners on the Strip. In addition to the growing local resident market, Las Vegas is one of the fastest growing entertainment markets in the United States. The number of visitors traveling to Las Vegas has increased from 12.8 million in 1984 to 30.6 million in 1998, representing a compound annual growth rate of 6.4%, while aggregate expenditures by visitors increased 10.2% annually during the same period.

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

THE ORLEANS

     We designed The Orleans to differentiate it in the Las Vegas market by combining an upscale, off-Strip experience in an exciting themed environment reflecting the architectural heritage of the New Orleans French Quarter with a wide variety of non-gaming amenities. The Orleans primarily targets middle to upper-middle income gaming customers, both local residents and visitors to Las Vegas. We believe that The Orleans is an attractive alternative for local residents and Las Vegas visitors, offering a full-service hotel-casino and entertainment experience complemented with a value-oriented pricing strategy. The Orleans is strategically located on Tropicana Avenue, a short distance from the Las Vegas Strip and McCarran International Airport. According to the Nevada Department of Transportation 1997 Annual Traffic Report, approximately 68,000 vehicles travel by The Orleans each day. With easy access and ample parking, The Orleans has quickly become a popular destination for locals.


     The Orleans features an approximately 105,000 square foot casino, a 22-story tower with 840 hotel rooms, 12 "stadium seating" first-run movie theaters, a 70-lane bowling center, approximately 40,000 square feet of banquet and meeting facilities, including an approximately 17,000 square foot grand ballroom, a wedding chapel, five full-service restaurants, specialty themed bars, a barber shop, a child care facility, a video arcade, a beauty salon and approximately 4,000 parking spaces. The casino includes 2,424 slot machines, 58 table games, a keno lounge, a poker parlor and race and sports books. The Orleans also includes an 850-seat theater that features headliner entertainment and other special events. Among the performers at The Orleans' theater during the past year have been Willie Nelson, Ray Charles and the Righteous Brothers. We believe that the high-quality entertainment at the theater distinguishes us from most other locals casinos in Las Vegas and allows us to attract more tourists who would otherwise gamble at Strip casinos.



     The Orleans features five restaurants including the Canal Street Grille, serving steaks and seafood in a gourmet atmosphere, Vito's Ristorante, an Italian restaurant, Don Miguel's, a Mexican restaurant, the Courtyard Cafe, a coffee shop featuring New Orleans favorites as well as Chinese and American fare, and the French Market Buffet, a 750-seat multi-station buffet. Each of our restaurants serves generous portions of quality food and beverage at competitive prices. For customers desiring a quick meal or snack, we offer Terrible Mike's, a hamburger and sandwich restaurant, Kate's Korner, an ice cream parlor, and a snack bar in our bowling center.


     The Orleans employs a number of marketing programs, including a slot club with over 200,000 members, football contests and grand prize drawings. The bowling center and twelve-plex movie theaters were chosen by the Las Vegas Review-Journal as the "Best of Las Vegas" in 1999, adding to The Orleans' reputation as a multi-faceted entertainment facility.


     In the second quarter of 1999 we completed the expansion of The Orleans by approximately 65,000 square feet at a cost of approximately $13 million, which we funded with cash on hand. The expansion includes a new multi-station action buffet restaurant and additional casino gaming space with approximately 200 more slot machines and 14 table games.


     In order to capitalize on our strong presence in the locals market, we are considering further expansion of The Orleans by adding additional movie theaters, a restaurant, a new hotel tower and a parking garage. No definitive plans for an expansion of this type have

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

been made, nor have we arranged for the financing of such a project. Because the proposed expansion is subject to a number of factors, including financing capacity and continued growth of revenues at The Orleans, we cannot assure you that all or any aspects of this expansion will be commenced or completed.

THE GOLD COAST

     The Gold Coast, which opened in 1986, is located on West Flamingo Road approximately one mile west of the Las Vegas Strip near Interstate 15, the major highway linking Las Vegas and Southern California, offering easy access from all four directions in the Las Vegas Valley. The Gold Coast is located in a high-traffic area and, according to the Nevada Department of Transportation, an average of approximately 77,500 vehicles travel by the Gold Coast each day. The Gold Coast features an approximately 70,000 square foot casino, including approximately 2,050 slot machines, 48 table games, a keno lounge, a 160-seat race and sports book and a 700-seat bingo parlor which was voted "Best of Las Vegas" in 1999 by the readers of the Las Vegas Review-Journal. The Gold Coast also features an 11-story tower with 712 hotel rooms and suites and a swimming pool with a covered bar.

     The Gold Coast features three full-service restaurants, a 380-seat buffet restaurant, a fast-food restaurant, a snack bar and ice cream parlor. Entertainment amenities include a 72-lane bowling center, two movie theaters, approximately 10,000 square feet of banquet and meeting facilities, four bars, two entertainment lounges and a showroom/dance hall featuring live musical entertainment. Other amenities include a gift shop, a liquor store, a travel agency, an American Express office, a Western Union office, a beauty salon, a barber shop, a child care facility and over 3,000 parking spaces.

     The Gold Coast primarily targets middle-market gaming customers, catering to local residents as well as repeat visitors to Las Vegas who desire an alternative to the hotel-casino properties located on the Strip. Our operating strategy is to maximize customer visitation and thereby increase casino revenues at the Gold Coast by offering value-conscious customers a combination of friendly service, generous portions of quality food at competitive prices and clean, comfortable and inexpensive hotel rooms. We believe this value-oriented approach generates a high level of customer satisfaction, fostering customer loyalty and repeat business. We have periodically renovated and upgraded the Gold Coast in order to maintain its appeal to our target customers.

     The Gold Coast has developed a number of innovative campaigns designed to promote its business and attract local residents. The Gold Coast's slot club has issued nearly 500,000 club cards to its members since inception and currently has over 100,000 active members. We established the slot club in 1987 to encourage repeat business by rewarding frequent slot players with cash and prizes. Our other Gold Coast marketing programs have included the original "Pick the Pros" football contest, a $250,000 paycheck cashing contest and live entertainment in the showroom/dance hall. In addition, the Gold Coast is a sponsor of the annual National Finals Rodeo, which attracts thousands of visitors to Las Vegas each December. The awards ceremonies for the Rodeo are held nightly at the Gold Coast during the 10-day event.

THE BARBARY COAST

     The Barbary Coast, which opened in 1979, is located at the intersection of Flamingo Road and Las Vegas Boulevard. The Barbary Coast is located on one of the busiest

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

intersections on the Strip, along with Caesars Palace, Bally's Las Vegas and Bellagio. Historically, the Barbary Coast has relied on foot traffic on the Las Vegas Strip for a significant amount of its revenues. As a result, the Barbary Coast's customer base is primarily visitors to the Las Vegas area. In addition to its favorable location on the Strip, the Barbary Coast has also benefited from its more intimate gaming atmosphere, allowing it to develop a loyal base of table games and slot customers. Our marketing efforts toward table games customers include complimentary rooms, food and beverage, as well as programs such as blackjack tournaments and golf outings. Slot players may also receive complimentary rooms, food and beverage, as well as cash and prizes as members of our slot club. The slot players' "Fun Club" has over 100,000 members who are rewarded for their frequent play.

     The Barbary Coast features an approximately 30,000 square foot casino, including approximately 600 slot machines, 50 table games, race and sports books and other amenities. Our eight-story tower includes 197 spacious rooms and suites. The Barbary Coast is furnished and decorated in an elegant turn-of-the-century Victorian theme and includes three bars and three restaurants: Michael's gourmet restaurant, Drai's on the Strip, leased to and operated by a third party, and the Victorian Room. Michael's has received an award from the Distinguished Restaurants of North America for the past six consecutive years and in 1998, received an "Extraordinary" rating from the Zagat Survey of America's Top Restaurants. Drai's specializes in French and California cuisine served in an elegant setting. The Victorian Room features both American and Chinese cuisine served in an atmosphere of stained glass and turn-of-the-century decor.

     At the Barbary Coast, we have historically generated most of our gaming revenue from the table games operations. In 1998, we reconfigured the gaming floor of the Barbary Coast to enhance its appeal to gaming customers walking on the Strip and to provide more focus on our slot operations. Approximately 100 machines were added and approximately 40% of the existing machines were replaced by many of the newest innovations in slot technology. Additionally, as part of the reconfiguration of the casino, we added live music in our new entertainment lounge.

THE SUNCOAST

     We are currently designing and developing the Suncoast to expand our presence in the growing Las Vegas locals market. The Suncoast will serve one of the fastest growing areas of the Las Vegas valley and will be located on approximately 50 acres in Peccole Ranch, a master-planned community adjacent to Summerlin.

     According to the Bureau of Business and Economic Research at the University of Nevada, Reno, the population within five miles of the Suncoast site was approximately 272,000 in April 1998. Our new hotel-casino will be strategically located at the intersection of Rampart Boulevard and Alta Drive, readily accessible from most major points in the city, including downtown Las Vegas, approximately eight miles, and the Strip, approximately nine miles. Accessibility will be further enhanced by the expected connection of the Las Vegas beltway to Summerlin Parkway in 2000. The site will be approximately 1/4 mile from the Resort at Summerlin, a new luxury resort that is currently under construction and expected to open in the third quarter of 1999. We believe that the Suncoast site is a prime location for a locals casino, with the nearest other locals-oriented casino approximately five miles away.

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

     We are designing the Suncoast with a Mediterranean theme and it is expected to include an approximately 78,000 square foot casino, 232 hotel rooms, with an average size of approximately 550 square feet, approximately 15,000 square feet of banquet and meeting facilities, 16 "stadium seating" movie theaters, four full-service restaurants and approximately 3,400 parking spaces. We expect the casino to include approximately 2,000 slot machines, 34 table games, a keno lounge, a poker parlor, race and sports books and a 60 lane bowling alley. The Suncoast is master-planned to double the number of hotel rooms, when necessary, by adding an additional wing.

     We have an estimated construction and development budget of approximately $150.0 million, including contingencies, but excluding pre-opening expenditures, opening bankroll and capitalized interest costs. Construction is expected to cost approximately $105.0 million, including contingencies, and, subject to obtaining financing, we expect construction to begin in mid-1999. The budget also includes $40.0 million for equipment and $5.0 million for architecture and design fees. We have assembled a construction team with substantial experience in the development and construction of hotel-casinos in Las Vegas and with whom we have worked successfully in the past, including Tiberti Construction and Yates-Silverman, Inc. Tiberti Construction served as general contractor for the construction of The Orleans and the Gold Coast, as well as several other successful hotel-casinos in Las Vegas. Yates-Silverman, Inc., a leading designer of hotels and casinos, specializes in developing theme-oriented interiors and exteriors, and is known for creating imaginative and elaborate hotel, resort and gaming property interiors. Yates-Silverman's completed projects include The Orleans, New York-New York, Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat. We cannot assure you that we will obtain the financing necessary to develop the Suncoast or will, in fact, develop the Suncoast.

COMPETITION

     There is intense competition among companies in the gaming industry. The Orleans and the Gold Coast compete, and, when completed, the Suncoast will compete, primarily with Las Vegas hotel-casinos and non-hotel gaming facilities which target local residents. Some of these competitors have recently completed expansions or new projects. In addition, there are currently gaming facilities that have been announced or are under construction in the immediate vicinity of our casinos. A hotel-casino has been proposed for a location adjacent to the Gold Coast. Additionally, adjacent to the Suncoast site, a luxury hotel-casino and spa called The Resort at Summerlin is expected to open in the third quarter of 1999 and is anticipated to include a 50,000 square foot gaming facility and over 500 hotel rooms. Furthermore, there are several undeveloped properties in the immediate vicinity of The Orleans, the Gold Coast and the location of the Suncoast on which new gaming facilities could be built. The construction of new properties and the expansion or enhancement of existing properties near our casinos could have a negative impact on our business.

     In contrast to our other casinos, the Barbary Coast competes for customers primarily with the hotel-casinos located on the Strip. Several large hotel-casinos have either recently opened or are under construction on the Strip, including Bellagio, Mandalay Bay, The Venetian, Paris and Aladdin. The construction of new properties and the expansion or enhancement of existing properties on the Strip by competitors could materially adversely affect the Barbary Coast.

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

     In addition, each of our properties compete, and, when completed, the Suncoast will compete, to a lesser extent with all other casinos and hotels in the Las Vegas area. In addition to those mentioned above, several new hotel-casino projects and expansions have been announced or are under construction in Las Vegas. These projects and expansions will add substantial additional gaming capacity and approximately 8,400 rooms to the Las Vegas area by December 2000. This additional gaming and room capacity may have a negative impact on our business.

     Furthermore, we compete with other legalized forms of gaming and gaming operations in other parts of the state of Nevada and elsewhere. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. We also face competition from casinos located on Native American reservations. We believe that the development by Native Americans and others of casino properties similar to those in Las Vegas in areas close to Nevada, particularly California and Arizona, could have a material adverse effect on our business and results of operations.

     Gaming competition from Native American ventures in California may intensify due to Proposition 5, a California ballot initiative passed by voters in California on November 3, 1998. Proposition 5 permits Native American tribes that enter into agreements with the State of California to conduct gaming activities including operating gaming devices, including slot machines, banked card games, horse race wagering and lotteries. Proposition 5 is subject to a legal challenge, and its enforcement has been blocked pending a decision by the California Supreme Court. We are not certain when, or if, Proposition 5 will become effective or how it will affect us. However, because visitors from California make up Nevada's largest visitor market, if Proposition 5 is implemented, increased competition from Native American gaming may cause a decline in our revenues and may have a negative impact on our business.

POTENTIAL FUTURE DEVELOPMENTS

     From time to time in our ordinary course of business we review proposals for new developments, joint ventures and other strategic transactions. We cannot assure you that any new developments, ventures or transactions will be pursued or, if pursued, will be successful.

EMPLOYEES

     At March 31, 1999, we had approximately 4,900 employees. We have not experienced any significant work stoppages and believe our labor relations are good. The Las Vegas job market for qualified employees is very competitive. Except for approximately 350 employees at the Barbary Coast who are covered by a collective bargaining agreement, none of our other employees are covered by a collective bargaining agreement.

PROPERTIES

     The Orleans occupies a portion of an approximately 80 acre site located on West Tropicana Avenue, approximately one mile south of the Gold Coast. We lease the real property under a ground lease entered into by the Company and the Tiberti Company, a Nevada general partnership of which J. Tito Tiberti, a director of the Company, is managing partner. See "Certain Transactions." The lease had an effective commencement date of October 1, 1995, an initial term of 50 years, and includes an option, exercisable by

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us, to extend the initial term for an additional 25 years. The lease provides for monthly rental payments of $175,000 per month through February 1999, $200,000 per month during the 36-month period thereafter, $225,000 per month during the 48-month period thereafter and $250,000 per month during the 60-month period thereafter. In March 2011, annual rental payments will increase on a compounding basis at a rate of 3.0% per annum. In addition, we have been granted an option to purchase the real property during the two-year period commencing in February 2016. The lease provides that the purchase price will be the fair market value of the real property at the time we exercise the option, provided that the purchase price will not be less than 10 times, nor more than 12 times, annual rent at that time.

     We own the approximately 26 acres that the Gold Coast occupies on West Flamingo Road. We also own an 8.33 acre site across the street from the Gold Coast that contains an approximately 100,000 square foot warehouse. The warehouse is used by the Gold Coast, the Barbary Coast and The Orleans primarily as a storage facility.

     The Barbary Coast occupies approximately 1.8 acres at the intersection of Flamingo Road and the Strip and occupies real property that we lease pursuant to a lease that expires on May 1, 2003. The lease provides for rental payments of $175,000 per year. The lease contains two options, exercisable by us, to extend the term of the lease for 30-years each, with the rent to be readjusted as provided in the lease during those renewal periods. We have an option to purchase the leased property at any time during the six month period prior to the expiration of the lease, provided that certain conditions are met, at a purchase price equal to the greater of $3.5 million or the then appraised value of the real property. We also have a right of first refusal in the event the landlord desires to sell the real property during the initial term of the lease. We also lease approximately 2.5 additional acres of real property located adjacent to the Barbary Coast. The lease expires on December 31, 2003. The lease provides for rental payments of $125,000 per annum. We use the 2.5 acre property as a parking lot for our employees and for valet parking. The landlord has the right to terminate the lease upon six months prior notice to us if it requires the use of the property for its own business purposes, which excludes leaving the property vacant or leasing it to third parties prior to January 1, 2003.

     We lease the approximately 50 acre Suncoast site located at the corner of Rampart Boulevard and Alta Drive in the west Las Vegas valley pursuant to a Ground Lease Agreement dated as of October 28, 1994. The initial term of the lease expires on December 31, 2055. The lease contains three options, exercisable by us, to extend term of the lease for 10 years each. The lease provided for monthly rental payments of $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent increases by the amount of $5,000 in January of each year. The landlord has the option to require us to purchase the property at the end of 2014, 2015, 2016, 2017 and 2018, at the fair market value of the real property at the time the landlord exercises the option, provided that the purchase price will not be less than 10 times nor more than 15 times the annual rent at that time. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31.0 million to approximately $51.0 million in the years 2014 through 2018. We have a right of first refusal in the event the landlord desires to sell the property at any time during the lease term.

     We own an approximately 29 acre parcel of undeveloped land that is zoned for gaming located at the corner of Rancho Drive and Carey Avenue in North Las Vegas, close to the Fiesta Hotel and Casino and the Texas Station Hotel and Casino. Any future development on this site would be subject to, among other things, our ability to obtain

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

necessary financing and compliance with SB 208 as discussed in "Risk Factors -- Neighborhood Casino Act."

LEGAL PROCEEDINGS

     We are currently, and are from time to time, involved in litigation arising in the ordinary course of our business. We are currently subject to three lawsuits in which the plaintiffs have sought punitive damages. We intend to continue to defend the lawsuits vigorously. We do not believe that this litigation, including the foregoing proceedings, will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

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                        NEVADA REGULATION AND LICENSING

     The ownership and operation of casino gaming facilities in Nevada are subject to:

     - the Nevada Gaming Control Act and the regulations promulgated under the Nevada Act, and

     - various local regulations.

     Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board. The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the Nevada gaming authorities.

     The laws, regulations and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy which, among other things, seek to:

     - prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity,

     - establish and maintain responsible accounting practices and procedures,

     - maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities,

     - prevent cheating and fraudulent practices, and

     - provide a source of state and local revenues through taxation and licensing fees.

Changes in these laws, regulations and procedures could have an adverse effect on our gaming operations.

     Coast Hotels and Casinos, which operates the Gold Coast, the Barbary Coast and The Orleans, is licensed by the Nevada gaming authorities and is a corporate licensee under the terms of the Nevada Act. The gaming licenses require the periodic payment of fees and taxes and are not transferable. We are registered with the Nevada Commission as a publicly traded corporation and has been found suitable to own the stock of Coast Hotels. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may request. No person may become a stockholder of, or receive any percentage of the profits from, Coast Hotels without first obtaining licenses and approvals from the Nevada gaming authorities. Coast Hotels and Casinos and Coast Resorts have obtained the various registrations, approvals, permits and licenses from the Nevada gaming authorities that are required in order to engage in gaming activities at our hotel-casinos.

     The Nevada gaming authorities may investigate any individual who has a material relationship to, or material involvement with, us or Coast Resorts in order to determine whether the individual is suitable or should be licensed as a business associate of a Corporate Licensee or a Registered Corporation. Our officers, directors and certain key employees must file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by the Nevada gaming authorities. Our officers, directors and key employees who are actively and directly involved in our gaming activities may be required to be licensed or found suitable by the Nevada gaming authorities. The Nevada

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gaming authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada gaming authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada gaming authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada gaming authorities were to find any of our or Coast Resorts' officers, directors or key employees unsuitable for licensing or unsuitable to continue having a relationship with us or Coast Resorts, we and Coast Resorts would have to sever all relationships with this person. In addition, the Nevada Commission may require us and Coast Resorts to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     We and Coast Resorts are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Commission.

     If it were determined that we violated the Nevada Act, the gaming licenses we hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, Coast Resorts and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment, except for the reasonable rental value of our gaming properties, could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor, and revocation of any gaming license would, could materially adversely affect our gaming operations.

     Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of a Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that this ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

     The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring a filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15% of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for

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

investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of a Registered Corporation, any change in a Registered Corporation's corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

     - voting on all matters voted on by stockholders;

     - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management policies or operations; and

     - such other activities as the Nevada Commission may determine to be consistent with the investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond that period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or Coast Resorts, we:

     - pay that person any dividend or interest upon voting securities of the Company,

     - allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,

     - pay remuneration in any form to that person for services rendered or otherwise, or

     - fail to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of those voting securities for cash at fair market value.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Corporate Licensee or a Registered Corporation to file applications, be investigated and be found suitable to own the debt security. If the Nevada Commission determines that a person is unsuitable to own the security, then pursuant to the Nevada Act, the Corporate Licensee or the Registered Corporation can be sanctioned, including the loss of its licenses, if without the prior approval of the Nevada Commission, it:

     - pays to the unsuitable person any dividend, interest or any distribution whatsoever;

     - recognizes any voting right by an unsuitable person in connection with these securities;

     - pays the unsuitable person remuneration in any form; or

     - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make this disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

     Licensed Corporations and Registered Corporations such as our company and Coast Resorts may not make public offerings of their securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to require or extend obligations incurred for these purposes. The exchange offer described under "Description of the Notes -- Registration Rights" will qualify as a public offering, as the term is defined in the Nevada Act. The Nevada Commission has previously granted exemptions from this prior approval process to the Company and Coast Resorts which will apply to the exchange offer. However, the pledge of the Company's equity securities by Coast Resorts in connection with the credit facility, and the placement of restrictions upon the transfer of, and the agreement not to encumber, the equity securities of the Company as security for the exchange notes will require the approval of the Nevada Commission in connection with the approval of the exchange offer in order to remain effective. Approval of a public offering, if given, will not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

     Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission with respect to a variety of stringent standards prior to assuming control of the Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as a part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

     - assure the financial stability of corporate gaming operators and their affiliates;

     - preserve the beneficial aspects of conducting business in the corporate form; and

     - promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

     - a percentage of the gross revenues received;

     - the number of gaming devices operated; or

     - the number of table games operated.

A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

     Any person who is a Licensee, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in the foreign gaming. "A Licensee" is any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with these persons. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with the reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly:

     - violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation,

     - fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations,

     - engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or

     - employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

     We may pursue development opportunities in other jurisdictions and expect that if it we do so we will be subject to similar rigorous regulatory standards in each other jurisdiction in which we seek to conduct gaming operations. There can be no assurance that regulations adopted, permits required or taxes imposed, by other jurisdictions will permit profitable operations by our company in those jurisdictions.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The following table sets forth the names and ages of the directors and executive officers of our company and their respective positions as of June 15, 1999.



               NAME                  AGE              POSITIONS HELD
               ----                  ---              --------------
Michael J. Gaughan.................  56     Director, Chairman of the Board and
                                            Chief Executive Officer
Harlan D. Braaten..................  48     Director, President and Chief
                                            Operating Officer
Jerry Herbst.......................  61     Director, Vice President, Treasurer
                                            and Assistant Secretary
J. Tito Tiberti....................  54     Director, Vice President and
                                            Secretary
Gage Parrish.......................  45     Director, Vice President, Chief
                                            Financial Officer and Assistant
                                            Secretary
Franklin Toti......................  60     Director and Vice President of
                                            Casino Operations
F. Michael Corrigan................  63     Director
Charles Silverman..................  66     Director
Joseph A. Blasco...................  55     Director


     MICHAEL J. GAUGHAN. Mr. Gaughan has been a director of our company since its formation in September 1995 and is the Chairman of the Board and Chief Executive Officer. His current term as a director expires in 2000. He is also a director and Chairman of the Board and Chief Executive Officer of Coast Resorts, Inc. Mr. Gaughan was a general partner of the Barbary Coast Partnership from its inception in 1979 until January 1, 1996, the effective date of the reorganization in which the Barbary Coast Partnership and the Gold Coast Partnership consolidated with Coast Resorts and our company. Mr. Gaughan served as the managing general partner of the Gold Coast Partnership from its inception in December 1986 until the effective date of the Reorganization. Mr. Gaughan and Mr. Herbst were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Gaughan has been involved in the gaming industry since 1960 and has been licensed as a casino operator since 1967.

     HARLAN D. BRAATEN. Mr. Braaten joined our company as the President, Chief Financial Officer and a director in October 1995, and was appointed Chief Operating Officer in February 1996. His current term as a director expires in 2000. Mr. Braaten is also the President and Chief Operating Officer of Coast Resorts. Prior to joining our company, Mr. Braaten was employed in various capacities, including the general manager and, most recently, senior vice president, treasurer and chief financial officer of Rio Hotel and Casino, Inc. in Las Vegas. From March 1989 to February 1991, Mr. Braaten was vice president, finance of MGM/Marina Hotel and Casino in Las Vegas, Nevada. Prior thereto, from November 1983 to March 1989, Mr. Braaten was property controller for Harrah's in Reno, Nevada. Mr. Braaten has over 20 years of experience in the Nevada gaming industry.

     JERRY HERBST. Mr. Herbst has been a director, Vice President, Treasurer and Assistant Secretary of our company since its formation in September 1995. His current term as a director expires in 1999. Mr. Herbst has been the president of Terrible Herbst Oil Company, an owner and operator of gas stations and car washes, since 1959. Mr. Herbst and Mr. Gaughan were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the formation of our company. Mr. Herbst has served as a member of the board of directors of Bank of America -- Nevada since 1977 and of Nevada Power Company since 1990 and of Edelbrook Corporation since 1994.

     J. TITO TIBERTI. Mr. Tiberti has been a director, Vice President and Secretary of our company since its formation in September 1995. His current term as a director expires in 1999. He is also a director and Vice President and Secretary of Coast Resorts. Mr. Tiberti is the president, a director and a stockholder of, and together with his immediate family, controls Tiberti Construction, a construction company which served as the general contractor for the construction of The Orleans and is also serving as general contractor for the Suncoast. He has also served as managing general partner of The Tiberti Company, a real estate rental and development company, since 1971. The Tiberti Company is the lessor of the real property site for The Orleans. Mr. Tiberti has been involved in the gaming industry for 19 years and was a general partner of the Barbary Coast Partnership prior to the formation of our company.

     GAGE PARRISH. Mr. Parrish was named Vice President, Finance, Assistant Secretary and a director of our company and Coast Resorts in October 1995 and was promoted to Chief Financial Officer in February 1996. His current term as a director expires in 2000. Since 1986, he had been the Controller and Chief Financial Officer of the Gold Coast Partnership prior to the formation of our company. From 1981 to 1986, Mr. Parrish served as Assistant Controller of the Barbary Coast Partnership. Mr. Parrish is a certified public accountant and has approximately 20 years of experience in the gaming industry.

     FRANKLIN TOTI. Mr. Toti has been a director of our company and Coast Resorts since October 5, 1998. His current term expires in 1999. He has been Vice President of Casino Operations for our company since January 1, 1996. Mr. Toti was a general partner and Casino Manager of the Barbary Coast Partnership from its inception in 1979 until January 1, 1996, the effective date of the reorganization. Mr. Toti has 38 years of experience in the gaming industry.

     F. MICHAEL CORRIGAN. Mr. Corrigan was elected as a director of our company and Coast Resorts effective as of March 1, 1996. His current term as a director expires in 2001. Since July 1989, Mr. Corrigan has served as the chief executive officer of Corrigan Investments, Inc., which owns and manages real estate in Nevada and Arizona. In addition, Mr. Corrigan is the Chief Executive Officer of Corstan, Inc., a mortgage banking company, and was previously the owner, President and Chief Operating Officer of Stanwell Mortgage, a Las Vegas mortgage company.

     CHARLES SILVERMAN. Mr. Silverman was elected as a director of our company and Coast Resorts effective as of March 1, 1996. His current term as a director expires in 2001. Mr. Silverman is the President and sole stockholder of Yates-Silverman, Inc., which specializes in developing theme-oriented interiors and exteriors and is a leading designer of hotels and casinos. Completed projects of Yates-Silverman, Inc. include New York-New York, Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat. Yates-Silverman, Inc. also served as the primary designer for The Orleans and is serving in the same capacity for the Suncoast. Mr. Silverman has served as the president of Yates-Silverman, Inc. since its inception in 1971.

     JOSEPH A. BLASCO. Mr. Blasco was elected as a director of our company and Coast Resorts effective as of December 16, 1996. His current term as a director expires in 2001. Since 1984, Mr. Blasco has been a partner in the real estate development partnership which developed the Spanish Trail community in Las Vegas, a project which includes over 1,200 homes, a 27-hole golf course and a country club. Mr. Blasco is currently the managing General Partner of United Realty Investments, a real estate development and management company in Las Vegas. He is also general partner in two real estate development partnerships, Summer Trail LLC and Trop-Edmond Ltd.


     Directors of our company who are also employees of our company or Coast Resorts receive no compensation for service on our company's Board of Directors or its committees. All other directors receive an annual director's fee of $24,000, payable quarterly in arrears. Directors may also be reimbursed for out-of-pocket expenses incurred in connection with attending Board of Director or committee meetings.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned by or paid by the Predecessor Partnerships and the Company during 1996, 1997 and 1998 to each named executive officer whose compensation exceeded $100,000 in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                        --------------------------------------------
                                                                        ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)
     ---------------------------        ----   --------   --------   ---------------
Michael J. Gaughan....................  1998   $300,000   $     --       $5,000
Chairman of the Board and Chief         1997    300,000         --        4,750
Executive Officer of our company;       1996    300,000    195,000        4,750
Harlan D. Braaten.....................  1998    250,000    125,000        5,000
President and Chief Operating Officer
  of                                    1997    250,000    250,000(3)      4,750
our company(2)                          1996    250,000    162,500           --
Gage Parrish..........................  1998    200,000         --        5,000
Vice President, Chief Financial
  Officer                               1997    200,000         --        4,750
and Assistant Secretary of our
  company(4)..........................  1996    150,000     52,500        3,040

-------------------------
(1) The amounts reflect matching contributions paid to our 401(k) Profit Sharing Plan and Trust.

(2) Mr. Braaten joined us in October 1995 as President and Chief Financial Officer of our company and Coast Resorts. Mr. Braaten was appointed as Chief Operating Officer of our company and Coast Resorts in February 1996.

(3) Pursuant to his previous employment agreement, Mr. Braaten received a bonus of $250,000 because Coast Resorts had not made a public offering of its common stock by December 31, 1997. Mr. Braaten entered into a new employment agreement effective as of January 1, 1999.

(4) Mr. Parrish served as Vice President, Finance and Controller of our company and Coast Resorts from September 1995 to February 1996, when Mr. Parrish was named Chief Financial Officer of our company and Coast Resorts.

EMPLOYMENT AGREEMENT

     Effective as of January 1, 1999, we entered into an employment agreement with Harlan Braaten, President and Chief Operating Officer. The agreement has a term of three years and provides for Mr. Braaten to receive a base annual salary of $250,000 during 1999. The base annual salary increases to $300,000 on January 1, 2000. In addition, the agreement provides for a bonus of at least 50% of the base annual salary if a specified earnings target is met for each year of the agreement. The agreement may be terminated upon 30 days notice by Mr. Braaten and at any time by us. In addition, in the event of a termination of Mr. Braaten's employment other than for failure to comply with Nevada gaming regulations, failure to perform his duties, medical incapacity or his arrest on a felony offense, Mr. Braaten will be entitled to receive a severance payment in the amount of $300,000 plus any pro rata bonus payment and unvested stock options to which he is entitled. Pursuant to the arrangement, we granted Mr. Braaten options to purchase 30,415 shares of Coast Resorts, Inc. for $100 per share. The options vested as to one-third of the shares on the grant date, January 1, 1999, and will vest with respect to half of the remaining shares, on each of the first and second anniversaries of the grant date.

BONUS PLAN

     In 1996, we established a bonus plan designed to reward executive officers and other key employees for their contributions to our company's business objectives and operating results. Bonuses may be awarded in the discretion of the Board of Directors based upon achievement of financial targets established by the Board of Directors on an annual basis, and generally will be equal to a percentage of the recipient's base salary, depending on the target achieved.

                              CERTAIN TRANSACTIONS

     We maintain numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. Michael J. Gaughan's son is the president and sole stockholder of LVD. LVD provides certain dissemination and pari-mutuel services to The Orleans, the Gold Coast and Barbary Coast. LVD has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services in the State of Nevada. Under these dissemination contracts, we pay to LVD an average of 3% of the wagers accepted for races held at the racetracks covered by the respective contracts. We also pay to LVD a monthly fee for race wire services. For the fiscal years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, we incurred expenses payable to LVD of approximately $889,000, $1.1 million, $3.1 million and $361,000, respectively. The terms on which these services are provided are regulated by the Nevada gaming authorities.

     Tiberti Construction served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, and for the original construction of the Barbary Coast and all expansions thereof. Tiberti Construction was also the general contractor for the original construction of The Orleans and for the expansions in 1997 and 1999. J. Tito Tiberti owns approximately 6.4% of the outstanding common stock of Coast Resorts, and is a director, Vice President and Secretary of Coast Hotels and Casinos and Coast Resorts. Mr. Tiberti is the president, a director and stockholder of, and together with his immediate family members, controls Tiberti Construction. For the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, we incurred expenses payable to Tiberti Construction of approximately $80.3 million, $26.2 million, $3.7 million and $2.3 million, respectively.

     We have entered into a ground lease with The Tiberti Company, a Nevada general partnership, with respect to the real property on which The Orleans is located. Mr. Tiberti, a director of our company and a director and stockholder of Coast Resorts, is the managing partner of The Tiberti Company. For the fiscal years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, we paid rental expenses to The Tiberti Company of approximately $3.0 million, $2.1 million, $2.4 million and $550,000, respectively.

     Michael J. Gaughan, Franklin Toti and Leo Lewis are the owners of LGT Advertising, which serves as our advertising agency. LGT Advertising purchases advertising for our casinos from third parties and passes any discounts directly through to us. LGT Advertising receives no compensation or profit for these activities, and invoices us for actual costs incurred. LGT Advertising uses our facilities and employees in rendering its services, but does not pay any compensation to us for their use. None of Messrs. Gaughan, Toti or Lewis receives any compensation from LGT Advertising. Advertising expenses amounted to approximately $3.8 million, $7.5 million, $6.0 million and $1.5 million for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

     We have purchased certain of our equipment and inventory for our respective operations from RJS Inc., a Nevada corporation, that is owned by Michael J. Gaughan's father and Steven Delmont, our restaurant manager. RJS invoices us for actual costs incurred. For the fiscal years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, we incurred expenses payable to RJS of approximately $4.1 million, $1.4 million, $829,000 and $982,000, respectively.

     Michael J. Gaughan is the majority stockholder of Nevada Wallboards, Inc., a Nevada corporation, which prints wallboards and parlay cards for use in our race and sports books. Mr. Gaughan receives no compensation from Nevada Wallboards. We expect to continue to purchase wallboards and parlay cards from Nevada Wallboards. For the fiscal years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, we incurred expenses payable to Nevada Wallboards of approximately $145,000, $198,000, $186,000 and $40,000, respectively.

     Charles Silverman, a director of our company and Coast Resorts, is the president of Yates-Silverman, Inc., which served as the designer of The Orleans and is serving as the designer for the Suncoast. For the fiscal years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, we incurred expenses payable to Yates-Silverman of $508,000, $177,000, $500,000 and $230,000, respectively.

     The partnership that owned the Barbary Coast prior to 1997 had from time to time borrowed funds from Exber, Inc., a Nevada corporation, which owns the El Cortez Hotel & Casino. Exber is controlled by Jackie Gaughan, Michael J. Gaughan's father. Jackie Gaughan, Jr., Michael J. Gaughan's brother, serves on the Board of Directors of Exber. Irving Kenneth Epstein, a stockholder of Coast Resorts and Vice President of the Company, is a stockholder of Exber. Michael J. Gaughan has no ownership interest in Exber.

     In February 1991, the Barbary Coast Partnership borrowed $7.5 million from Exber, the proceeds of which were used to purchase slot machines and for working capital purposes. The Barbary Coast Partnership repaid all outstanding principal and interest on this indebtedness in January 1995. Also in January 1995, the Barbary Coast Partnership borrowed an additional $3.0 million from Exber. The proceeds from the 1995 Exber Loan were used to purchase slot machines, to refinance approximately $465,000 outstanding under the 1991 indebtedness and for working capital purposes. As of December 31, 1996, nothing was owed to Exber, Inc. During the fiscal year ended December 31, 1996, we paid to Exber total principal of $1.3 million and interest of $37,000.

     In addition, Exber provided laundry services to the Gold Coast and the Barbary Coast. We terminated our laundry services contract with Exber effective October 31, 1996. During the fiscal year ended December 31, 1996, we incurred total expenses payable to Exber of approximately $864,000.

     In July 1995, the Barbary Coast Partnership borrowed an aggregate amount of $1.5 million from Michael J. Gaughan which is evidenced by demand promissory notes. The proceeds of the demand notes were used by the Barbary Coast Partnership for working capital purposes. The demand notes accrued interest at 6% per annum, commencing August 1, 1995, and were payable on demand. In the Reorganization, Coast Resorts assumed the demand notes in exchange for 14,118 shares of Coast Resorts common stock.

     From July 1991 through December 1996, we leased the main sign at the Barbary Coast from Desert Ltd., a Nevada general partnership. Michael J. Gaughan, J. Tito Tiberti and Franklin Toti own 50%, 25% and 25%, respectively, of Desert Ltd. The lease provided for monthly rental payments of $13,700 through July 1998. The lease also provided us with an option to purchase the sign at any time prior to the end of the lease term or within thirty days thereafter for a purchase price equal to its fair market value. We exercised the option to purchase the sign in December 1996 for $233,000. For the year ended December 31, 1996, we made rental payments to Desert Ltd. of approximately $164,000.

     We expect to promote The Orleans by advertising The Orleans name on a NASCAR race car operated by Brendan Gaughan on the Winston West Circuit. We expect to spend approximately $300,000 in connection with this promotion. Brendan Gaughan is the son of Michael Gaughan.

     We believe these transactions are on terms no less favorable to us than we could have been from unaffiliated third parties. Each of the transactions was approved by a majority of our disinterested directors. Any future transactions between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than we could obtain from unaffiliated third parties, and will be approved by a majority of our disinterested directors.

                             PRINCIPAL STOCKHOLDERS


     All of our common stock is owned by Coast Resorts. The following table sets forth certain information regarding the beneficial ownership of Coast Resorts common stock as of June 15, 1999 by:


     - each person who, to the knowledge of Coast Resorts, owns more than 5% of the outstanding Coast Resorts common stock,

     - each director of our company,

     - named executive officers, and

     - all directors and executive officers of our company as a group.


                        NAME(1)                          NUMBER OF SHARES   PERCENT
                        -------                          ----------------   -------
Michael J. Gaughan.....................................     452,103.97       30.4%
Jerry Herbst...........................................     265,388.08       17.8
Jimma Lee Beam.........................................     104,529.41        7.0
Franklin Toti..........................................      99,776.47        6.7
J. Tito Tiberti........................................      95,151.47        6.4
Harlan D. Braaten(2)...................................      10,138.33          *
F. Michael Corrigan....................................       5,263.24          *
Joseph A. Blasco.......................................            500          *
Charles Silverman......................................            500          *
Gage Parrish...........................................             --         --
All directors and executive officers as a group (nine
  persons).............................................     928,821.56       62.1


-------------------------
 *  Less than one percent.

(1) The address of Messrs. Gaughan and Herbst is 4500 West Tropicana Avenue, Las Vegas, Nevada 89103. The address of Mr. Toti is 3595 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The address of Mr. Tiberti is 1806 South Industrial Road, Las Vegas, Nevada 89102. The address of Ms. Beam is 2409 Windjammer Way, Las Vegas, Nevada 89107.

(2) Reflects shares that may be purchased upon exercise of a stock option. Pursuant to his employment agreement, Mr. Braaten was granted an option to purchase 30,415 shares of Coast Resorts, Inc. for $100 per share. One third of the options vested on the grant date, January 1, 1999, one third vest January 1, 2000 and the remaining third vest on January 1, 2001.

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


                     DESCRIPTION OF OUR OTHER INDEBTEDNESS


     The following is a summary of important terms of our material indebtedness.

CREDIT FACILITY

     Credit Facility. As part of the refinancing transactions completed in connection with the issuance of the outstanding notes, we entered into a senior secured revolving bank credit facility with Bank of America National Trust and Savings Association and certain other lenders. Under the credit facility, we may borrow up to $75.0 million. The $75.0 million facility will be reduced in quarterly amounts ranging from $2.1 million to $4.3 million per quarter, beginning the fiscal quarter ending June 30, 2001. The credit facility has a term of five years. The initial advances of $47 million under the credit facility were used in connection with the repurchase of our 13% first mortgage notes and our 10 7/8% first mortgage notes described below. Subsequent advances under the credit facility may be used for working capital, general corporate purposes, and certain improvements to our existing properties. We closed the credit facility concurrently with the outstanding notes offering.

     The credit facility is secured by liens on substantially all our assets and is guaranteed by Coast Resorts and any of our future subsidiaries. The Coast Resorts guarantee is secured by a pledge of all of our common stock and by liens on substantially all its other assets. The credit facility also contains customary representations and warranties and affirmative and negative covenants, including, among others, covenants relating to financial and compliance reporting, capital expenditures, restricted payments, maintenance of certain financial ratios, incurrence of liens, sale or disposition of assets and incurrence of other debt.

     At our option, interest for advances under the credit facility will accrue at either:

     - the Interbank Offered Rate for 1, 2, 3 or 6 month dollar deposits as offered by Bank of America NT&SA to prime international banks in the offshore dollar market, LIBOR, plus a spread ranging from 1.25% to 2.75%; or

     - the higher of (1) the rate as publicly announced from time to time by Bank of America NT&SA as its reference rate or (2) the Federal Funds Rate plus one-half of one percent per annum, such base rate, plus a spread ranging from 0% to 1.50%.

     The credit facility provides that interest on LIBOR advances will be payable at the end of each applicable interest period or quarterly, if earlier. Interest on base rate advances will be payable quarterly. Upon default, interest will accrue at the base rate plus 2.00%.

     The credit facility contains a provision that, with lender approval, will increase the maximum capacity under the credit facility to $200.0 million. The $200.0 million commitment, if obtained, will be reduced in quarterly amounts ranging from $6.0 million to $11.5 million per quarter, beginning the fiscal quarter ending June 30, 2001. We anticipate using advances under the proposed amended credit facility to fund the construction of the Suncoast, make capital improvements to existing properties and to provide for other working capital and general corporate purposes. The increase in the facility remains subject to a number of contingencies, including lender approval and the negotiation of additional terms relating to the construction. We cannot assure you that we will be able to obtain the increase in the credit facility or that it will be available on acceptable terms. If we cannot amend the credit facility or obtain timely alternative financing on acceptable terms, we may not be able to develop, construct and open the Suncoast, which could adversely impact our operating results.

     At March 31, 1999, we had $47.0 million outstanding under the credit facility.

FIRST MORTGAGE NOTES

     13% First Mortgage Notes due 2002. In January 1996, we issued $175.0 million principal amount of 13% first mortgage notes due 2002. At March 31, 1999, $2.0 million principal amount of the 13% first mortgage notes remained outstanding. The 13% first mortgage notes are unconditionally guaranteed by Coast Resorts, and are secured by, among other things, a first priority security interest in substantially all of our assets. The 13% first mortgage notes are redeemable at our option any time on or after December 15, 2000, and we are required by the terms of the outstanding notes and our credit facility to redeem all outstanding 13% first mortgage notes on December 15, 2000.

     In connection with our repurchase of 13% first mortgage notes, we amended the indenture pursuant to which the 13% first mortgage notes were issued to eliminate substantially all restrictive covenants pursuant to the consent of the holders of approximately 99% of the outstanding principal amount of the 13% first mortgage notes received in the consent solicitation.

                       DESCRIPTION OF THE EXCHANGE NOTES

     Except as otherwise indicated below, the following summary applies to both the outstanding notes and the exchange notes. For this section, the term "Notes" means both the outstanding notes and the exchange notes unless otherwise indicated.

     The outstanding notes were, and the exchange notes will be, issued under the indenture dated as of March 23, 1999 among ourself, as issuer, Coast Resorts, as guarantor, and Firstar Bank of Minnesota, N.A., as trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

     The terms of the exchange notes are nearly identical to the outstanding notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

     - the restrictions on transfer; and

     - the registration agreement covenants regarding registration.

The outstanding notes remain subject to all of these terms. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. You can find the definitions of some capitalized terms used in this description under the subheading "Certain Definitions" below. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the exchange notes.

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

BRIEF DESCRIPTION OF THE EXCHANGE NOTES AND THE GUARANTEES

THE EXCHANGE NOTES

     The exchange notes are:

     - general, unsecured obligations;

     - subordinated in right of payment to all of our existing and future Senior Debt;

     - ranked equally in right of payment with any of our future senior subordinated Indebtedness, and with any of our other obligations that are not Senior Debt and are not expressly subordinated to the exchange notes; and

     - unconditionally guaranteed by the Guarantor.

THE PARENT AND SUBSIDIARY GUARANTEE

     The Guarantees of the exchange notes are:

     - general unsecured obligations of each Guarantor;

     - subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

     - ranked equally in right of payment with any future senior subordinated Indebtedness of each Guarantor, and with any other obligations of such Guarantor that are not Senior Debt and are not expressly subordinated to the notes.

     Assuming we had completed the refinancing transactions prior to December 31, 1998, including the outstanding note offering, we would have had total Senior Indebtedness of approximately $65.0 million as of December 31, 1998. The Indenture permits us to incur additional Indebtedness, including additional Senior Indebtedness, in specific circumstances.

     In connection with the refinancing transactions, we merged Coast West, Inc. into our company. Presently, we do not have any subsidiaries. However, under specific circumstances, we will be permitted to designate future subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

     Our payment obligations under the Notes will be jointly and severally guaranteed by our parent, Coast Resorts, and any future Restricted Subsidiaries of our company that have at any time a Fair Market Value of more than $250,000; provided that the aggregate Fair Market Value of Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.0 million. The Parent Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of Coast Resorts on the same basis as the Notes are subordinated to Senior Indebtedness of our company. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of such Subsidiary Guarantor on the same basis as the notes are subordinated to Senior Indebtedness of our company. The obligations of Coast Resorts under its Parent Guarantee and each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

     No Guarantor is permitted to consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person whether or not affiliated with such Guarantor unless:

     - subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Parent Guarantee or Subsidiary Guarantee, as applicable, and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and

     - immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of a (a) sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, (b) a sale or other disposition of all of the capital stock of any Guarantor or (c) the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture then the Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor or in the event of its designation as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of the Guarantor) will be released and relieved of any obligations under its Parent Guarantee or Subsidiary Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Covenants -- Asset Sales."

PRINCIPAL, MATURITY AND INTEREST

     The exchange notes will be initially limited in aggregate principal amount to $175.0 million and will mature on April 1, 2009. Subject to the covenants described below and applicable law, we may issue additional notes under the Indenture.

     Interest on the exchange notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999, to the Holders of record on the immediately preceding March 15 and September 15.

     Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a Holder has given wire transfer instructions to us, we will make all principal, premium, interest and Additional Interest payments on those exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the Trustee within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. The exchange notes will be issued in denominations of $1,000 and integral multiples of $1,000.

SUBORDINATION

     The payment of principal of and premium, interest and Additional Interest, if any, on the exchange notes will be subordinated to the prior payment in full in cash of all of our Senior Indebtedness. The payment of any amounts pursuant to the Parent Guarantee or any Subsidiary Guarantee will be subordinated to the prior payment in full in cash of all Senior Indebtedness.

     The holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness whether or not allowed or allowable in such proceeding, before the Holders will be entitled to receive any payment with respect to the exchange notes, the Parent Guarantee or a Subsidiary Guarantee, as applicable, upon any distribution to creditors of Coast Resorts, our company or any Subsidiary Guarantor:

     - in a liquidation or dissolution of such entity;

     - in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the such entity or its property;

     - in an assignment for the benefit of creditors of such entity; or

     - in any marshaling of the assets and liabilities of such entity;

In addition, until all Obligations due with respect to Senior Indebtedness are paid in full in cash, any distribution to which Holders would be entitled will be made to the holders of such Senior Indebtedness, except that Holders may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance".

     We also may not make any payment in respect of the exchange notes nor may Parent Guarantor or any Subsidiary Guarantor make any payment with respect to the Parent Guarantee or a Subsidiary Guarantee, except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance" if:

     - a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period, including any acceleration of the Designated Senior Indebtedness; or

     - any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default, a "Payment Blockage Notice," from us, a Representative for, or the holders of a majority of the outstanding principal amount of, any issue of Designated Senior Indebtedness.

     Payments on the exchange notes, the Parent Guarantees and the Subsidiary Guarantees may and will be resumed:

     - in the case of a payment default, upon the date on which such default is cured or waived; and

     - in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until:

     - 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     - all scheduled payments of principal, premium, interest and Additional Interest, if any, on the exchange notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default will have been cured or waived for a period of not less than 180 days.

     We must promptly notify holders of Senior Indebtedness if payment of the exchange notes is accelerated because of an Event of Default, but our failure to provide such notice will not affect the subordination of the exchange notes.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of Coast Resorts, our company or a Subsidiary Guarantor, Holders may recover less ratably than other creditors of such entities, including creditors who are holders of Senior Indebtedness. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION

     Prior to April 1, 2002, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the exchange notes issued under the Indenture at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the Net Cash Proceeds to us of one or more Public Equity Offerings or the capital contributions to us by Coast Resorts with the Net Cash Proceeds to Coast Resorts of one or more Public Equity Offerings; provided that

     - at least $113.75 million in aggregate principal amount of the exchange notes remains outstanding immediately after the occurrence of such redemption, excluding the exchange notes held by us and our Subsidiaries; and

     - the redemption occurs within 45 days of the date of the closing of the Public Equity Offering.

     Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at our option prior to April 1, 2004.

     In addition, after April 1, 2004, we may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, subject to the rights of Holders on the relevant record date that is prior to the Redemption Date to receive

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

interest due on an Interest Payment Date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

                        YEAR                          PERCENTAGE
                        ----                          ----------
2004................................................   104.750%
2005................................................   103.167%
2006................................................   101.583%
2007 and thereafter.................................   100.000%

GAMING REDEMPTION

     If any Gaming Authority notifies a holder or beneficial owner of the exchange notes that:

          (1) the holder or beneficial owner must obtain a license, qualification or finding of suitability under an applicable gaming law and the holder or beneficial owner does not apply for such license, qualification or finding of suitability within 30 days, or such shorter period required by the Gaming Authority; or

          (2) the holder or beneficial owner will not be licensed, qualified or found suitable under an applicable gaming law;

     then we may:

          (1) require that the holder or beneficial owner dispose of the holder's or beneficial owner's exchange notes within 30 days, or such earlier date as required by the Gaming Authority, of (A) the termination of the 30 day period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability or (B) the receipt of the notice from the Gaming Authority that the holder or beneficial owner will not be licensed, qualified or found suitable; or

          (2) redeem the holder's or beneficial owner's exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption, or such earlier date as required by the Gaming Authority or applicable gaming laws.

     Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (1) to exercise any right conferred by the exchange notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the exchange notes or any remuneration in any form from us for services rendered or otherwise, except the redemption price of the exchange notes.

     The holder or beneficial owner applying for a license, qualification or finding of suitability must pay all related costs.

SELECTION AND NOTICE

     If less than all of the exchange notes are to be redeemed at any time, the Trustee will select the exchange notes for redemption as follows:

          (1) if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or
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

          (2) if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

     No exchange notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder thereof upon cancellation of the original exchange note. The exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

CERTAIN DEFINITIONS

     The following is a glossary of some defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition will not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income or loss of our company and its Restricted Subsidiaries and the net income of any Unrestricted Subsidiary to the extent distributed to us or one of our Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP less, if and for as long as we are a Pass-through Entity, the Tax Amount; provided that the following items will be excluded in computing Adjusted Consolidated Net Income, without duplication:

          (1) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such Person during such period;

          (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, and in such case, except to the extent includable pursuant to clause (1) above, the net income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

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

          (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income to us or any Restricted Subsidiary is not at the time of such determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any gains or losses, on an after-tax basis, attributable to Asset Sales;

          (5) all extraordinary gains and extraordinary losses;

          (6) the cumulative effect of a change in accounting principles; and

          (7) the fees, expenses and other costs incurred in connection with the repurchase of the Old First Mortgage Notes (including premium paid upon, original issue discount or accruals on, and deferred financing costs written off in connection with the repurchase of the Old First Mortgage Notes), the issuance of the Notes, the initial establishment of the Indebtedness described under each of clauses (1) and (2) of the definition of "Credit Facility" below.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that the beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

     "Asset Acquisition" means (1) an investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the date of such investment or (2) an acquisition by our company or any of our Restricted Subsidiaries of the property and assets of any Person other than us or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business, including any casino or hotel facility, of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition or discontinuation of use by our company or any of our Restricted Subsidiaries, other than to us or another Restricted Subsidiary, of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary of our company or (2) assets that constitute a business or operation of our company or any of our Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions by our company or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of (1) all or any of the Capital Stock of any Restricted Subsidiary, (2) all or substantially all of the property and assets of our company or any of our Restricted Subsidiaries or (3) any other property and assets of our company or any of our Restricted Subsidiaries, other than the Capital Stock or other Investment in an Unrestricted Subsidiary, outside the ordinary course of business of our company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of our company; provided that "Asset Sale" will not include:

          (1) sales or other dispositions of inventory, receivables and other current assets;

          (2) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of $1.0 million in any transaction or series of related transactions;

          (3) sales, transfers or other dispositions of (i) assets constituting a Restricted Payment permitted to be made under the "Restricted Payments" covenant or (ii) Investments permitted pursuant to clause (6) of the definition of "Permitted Investments;"

          (4) sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of our company or our Restricted Subsidiaries;

          (5) the sale, transfer or other disposition of any property or assets by any Restricted Subsidiary to us or any of our Restricted Subsidiary;

          (6) the sale, transfer or other disposition of any Designated Asset;
     and

          (7) any exchange of property or assets, other than property or assets comprising The Orleans, the Gold Coast or the New Casino, by us or a Restricted Subsidiary in exchange for property or assets with a fair market value at least equal to the fair market value of the property or assets disposed of and which are to be used or are useful in any business in which we are permitted to engage pursuant to the covenant described under "-- Covenants -- Line of Business."

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount of such principal payment by (2) the sum of all such principal payments.

     "Barbary Coast" means the Barbary Coast Hotel and Casino.

     "Barbary EBITDA" means the earnings before interest, taxes, depreciation and amortization of the Barbary Coast, calculated in the same manner as Consolidated EBITDA is calculated for our company and our Restricted Subsidiaries pursuant to the definition of "Consolidated EBITDA;" provided that for such calculations, an appropriate allocation will be made for overhead that is properly allocable to the Barbary Coast.

     "Barbary Excess Net Cash Proceeds" means the Net Cash Proceeds of the Barbary Sale minus an amount equal to the Barbary EBITDA for the then most recent four fiscal quarters prior to the date of the Barbary Sale multiplied by five.

     "Barbary Sale" means a sale, transfer or disposition or the Barbary Coast.

     "Borrowing Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Casino" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any buildings, restaurants, hotels, theaters, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessels, barges, ships and equipment.

     "Change of Control" means such time as:

          (1) Coast Resorts sells, transfers, conveys or otherwise disposes of, other than by way of a merger or consolidation, in one or a series of related transactions, of all or substantially all of its assets to any "person," as such term is used in Section 13(d)(3) of the Exchange Act, other than to (A) us or any of our wholly owned Subsidiaries or (B) Michael
     J. Gaughan or his Related Parties;

          (2) Coast Hotels and Casinos and our Subsidiaries, taken as a whole, sell, transfer, convey or otherwise dispose of, other than by way of a merger or consolidation, in one or a series of related transactions, of all or substantially all of their assets to any "person," as such term is used in Section 13(d)(3) of the Exchange Act, other than Coast Resorts or Michael J. Gaughan or his Related Parties;

          (3) a plan relating to the liquidation or dissolution of Coast Resorts or Coast Hotels and Casinos is adopted;

          (4) the liquidation or dissolution of Coast Resorts or Coast Hotels and Casinos;

          (5) individuals who on the Closing Date constituted the Board of Directors of Coast Resorts or Coast Hotels and Casinos, together with any new or replacement directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Coast Resorts' or our stockholders, as applicable, was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was so approved, cease for any reason to constitute a majority of the members of the Board of Directors of Coast Resorts or Coast Hotels and Casinos, as applicable, then in office;

          (6) prior to the consummation of Coast Resorts' first Public Equity Offering, (A) Michael J. Gaughan and his Related Parties cease to be the "beneficial owners,"

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     as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
     Act, in the aggregate at least 20% of the Voting Stock of Coast Resorts or
     (B) any "person" as defined above or "group" as such term is used in
     Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner," as defined above, directly or indirectly, more of the Voting Stock of Coast Resorts than is "beneficially owned" by the Principals and their Related Parties;

          (7) after the consummation of Coast Resorts' first Public Equity Offering, a transaction is consummated, including, without limitation, any merger or consolidation, which results in:

             (A) any "person," as defined above, or "group," as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Principals and their Related Parties, becoming the "beneficial owner," as defined above, directly or indirectly, of more than 40% of the Voting Stock of Coast Resorts; and

             (B) any "person," as defined above, or "group," as defined above, becoming the "beneficial owner," as defined above, directly or indirectly, of more of the Voting Stock of Coast Resorts than is at the time "beneficially owned," as defined above, by Principals and their Related Parties in the aggregate;

        but, in the case of both clauses (A) and (B) of this clause (7), excluding from the percentage of Voting Stock held by any person consisting of a group the Voting Stock owned by any Principal and his Related Parties who are deemed to be members of the group; provided that such Principal and his Related Parties beneficially own a majority of the total Voting Stock of Coast Resorts held by such group; or

          (8) Coast Resorts ceases to own 100% of the outstanding Capital Stock of Coast Hotels and Casinos, other than pursuant to a merger of Coast Hotels and Casinos into Coast Resorts.

     For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring our Voting Stock will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Coast Resorts" means Coast Resorts, Inc., a Nevada corporation.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of such Person's common equity, whether outstanding on the Closing Date or issued thereafter.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted

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Consolidated Net Income, (1) Consolidated Interest Expense, (2) income taxes
(other than income taxes (either positive or negative) attributable to extraordinary gains or losses or sales of assets) or, so long as we are a Pass-through Entity, the Tax Amount, (3) depreciation expense, (4) amortization expense, (5) any preopening expenses to the extent that such preopening expenses were deducted in computing Consolidated Net Income on a consolidated basis and determined in accordance with GAAP, and (6) all other non-cash items including deferred non-cash rent expense, reducing Adjusted Consolidated Net Income less all non-cash items increasing Adjusted Consolidated Net Income; provided, that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of

          (1) interest, including capitalized interest, in respect of Indebtedness, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the assets of our company or any of our Restricted Subsidiaries;

          (2) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period; and

          (3) the product of (a) all dividend payments, whether or not in cash, on any series of Disqualified Stock of our company, other than dividend payments on Capital Stock payable solely in Capital Stock of our company, other than Disqualified Stock, or to one of our Restricted Subsidiaries, times (b) a fraction, the numerator or which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate or such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

excluding, however, (A) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof, and (B) original issue discount written off in connection with the repurchase of the Old First Mortgage Notes.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of our company and our Restricted Subsidiaries which will be as of a date not more than 135 days prior to the date of such computation, and which will not take into account Unrestricted Subsidiaries except as investments, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness,

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the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of our company or any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP, excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52.

     "Construction and Design Contract" means any contract for the construction, design, development or equipping, including any capital addition, improvement, extension or repair, for any of our Casinos existing now or in the future, as finalized, amended, supplemented or otherwise modified from time to time.

     "Credit Agreement" means the Loan Agreement dated as of March 18, 1999, among us, and Bank of America NT&SA, as administrative agent, and the lenders referred to therein, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such Loan Agreement, including, without limitation, any Guarantees and security documents, in each case as such Loan Agreement or such agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced or otherwise modified from time to time.

     "Credit Facility" means:

          (1) the Credit Agreement; provided that the aggregate principal amount of all Indebtedness outstanding under the Credit Agreement, including all Indebtedness incurred to refinance or replace any Indebtedness incurred pursuant to this clause (1), does not exceed $75.0 million less permanent reductions in the available Indebtedness under the Credit Agreement resulting from the application of Asset Sale proceeds; and

          (2) any other agreement evidencing Indebtedness; provided that:

             (A) prior to the time that the New Casino is Operating, at least 75% of the proceeds of such Indebtedness are used exclusively to finance the Project Costs for the New Casino;

             (B) either (i) such Indebtedness is incurred under the Credit Agreement or an amendment or supplement to the Credit Agreement, in either case with the existing lenders under the Credit Agreement or other Eligible Lenders or (ii) if we are unable to incur Indebtedness pursuant to clause (i) above on terms reasonably acceptable to us, (a) all of the initial lenders or purchasers of such Indebtedness are Permitted Lenders, (b) after giving pro forma effect to the issuance of all Indebtedness which is outstanding as of the date of determination pursuant to the Credit Agreement and which may otherwise be incurred under such Credit Facility, the Interest Coverage Ratio would be at least 1.5 to 1 and (c) such Indebtedness is not issued with any equity or cash flow participations;

             (C) prior to the time that the New Casino is Operating, the aggregate principal amount of such Indebtedness outstanding at any time, including any refinancings or replacements thereof, will not exceed the lesser of (A) $125.0 million and (B) 85% of the Project Costs for the New Casino, less permanent reductions in such Indebtedness resulting from the application of Asset Sale Proceeds; and

             (D) after the New Casino is Operating, the aggregate principal amount of such Indebtedness outstanding at any time, including any refinancings or

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

        replacements thereof and including any Indebtedness which was previously incurred and is outstanding under this clause (2), will not exceed $125.0 million less permanent reductions in such Indebtedness resulting from the application of Asset Sale proceeds; and

        provided, further, that the lenders under the Credit Facility will be conclusively entitled to rely on a certificate of our company as to compliance with the requirements of this definition.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Asset" means the Rancho Road Property and the aircraft we owned on the date of the Indenture.

     "Designated Senior Indebtedness" means (1) any Indebtedness under the Credit Agreement and any amendments, restatements, modifications, renewals or replacements thereof and (2) any other Indebtedness constituting Senior Indebtedness that, at the date of determination, has commitments for or an aggregate principal amount outstanding of at least $20.0 million and that is specifically designated by us, in the instrument creating or evidencing such Senior Indebtedness, as "Designated Senior Indebtedness."

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the exchange notes or (2) convertible into or exchangeable for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the exchange notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the exchange notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Asset Sales" and "Repurchase of Exchange Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of the exchange notes as are required to be repurchased pursuant to the "Asset Sales" and "Repurchase of Exchange Notes upon a Change of Control" covenants described below.

     "Eligible Lenders" means (1) the lenders under the Credit Agreement, (2) any affiliate of any lender under the Credit Agreement, (3) any commercial bank, savings bank or loan association having a combined capital and surplus of at least $100.0 million and (4) any other financial institution, including a mutual fund or other fund, having total assets of at least $250.0 million.

     "Existing Casino" means any of our casinos in existence on the Closing Date and the New Casino.

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     "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, which in the case of a transaction involving $5.0 million or more, will be as determined in good faith by the Board of Directors, whose determination will be conclusive if evidenced by a resolution of the Board of Directors.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture will be computed in conformity with GAAP applied on a consistent basis.

     "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of the United States or foreign government, any state province or any city or other political subdivision, or any officer of official thereof, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Las Vegas and any other agency with authority to regulate any gaming operation, or proposed gaming operation, owned, managed or operated by us or any of our Subsidiaries.

     "Gaming License" means every license, franchise or other authorization required to own, lease, operate or otherwise conduct the present and future gaming activities of our company and our Subsidiaries.

     "Gold Coast" means the Gold Coast Hotel and Casino.

     "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay or advance or supply funds for the purchase or payment of such Indebtedness of such other Person whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business, to take-or-pay, or to maintain financial statement conditions or otherwise; or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business.

The term "Guarantee" used as a verb has a corresponding meaning.

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     "Guarantors" means Coast Resorts together with any Subsidiary Guarantors.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that the accrual of interest or accretion of principal will not be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination, without duplication:

          (1) all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments, including reimbursement obligations with respect thereto, other than obligations with respect to letters of credit securing obligations, other than obligations described in this definition, entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5) all Capitalized Lease Obligations;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

          (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation for the payment of principal (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of our company and our Restricted Subsidiaries thereunder), provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness will not be deemed

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to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness will not include (i) any liability for federal, state, local or other taxes or the obligation to make payments pursuant to a Tax Agreement or (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of day-light overdrafts, drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of incurrence.

     "Independent Directors" means any members of our Board of Directors other than (1) Michael J. Gaughan, J. Tito Tiberti, Jerry Herbst, Harlan D. Braaten, Gage Parrish, (2) any spouses, siblings, parents or lineal descendants of any person set forth in clause (1) above and any spouse of any such sibling or lineal descendant and (3) any officer or other employee of Coast Resorts or any Affiliate of Coast Resorts, including our company.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (2) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation:

          (A) pro forma effect will be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder, or under any predecessor revolving credit or similar arrangement, in effect on the last day of such Four Quarter Period except to the extent any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof, in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period and pro forma effect will be given to the purchase of any U.S. government securities required to be purchased with the proceeds of any such Indebtedness and set aside to prefund the payment of interest on such Indebtedness at the time such Indebtedness is Incurred;

          (B) Consolidated Interest Expense attributable to interest on any Indebtedness whether existing or being Incurred computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Transaction Date taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness had been the applicable rate for the entire period;

          (C) pro forma effect will be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Disposition and to any discharge of or other relief from Indebtedness to which our company and our continuing Restricted Subsidiaries are not liable following any Asset Disposition and the reduction of any associated Consolidated Interest Expense and the change in Consolidated EBITDA resulting therefrom, and the designation of Unrestricted Subsidiaries as Restricted Subsidiaries that occur during such Reference Period as if they had occurred and such proceeds had been applied and such discharge or relief had occurred on the first day of such Reference Period; and

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          (D) pro forma effect will be given to asset dispositions and asset acquisitions, including giving pro forma effect to the application of proceeds of any asset disposition and to any discharge of or other relief from Indebtedness to which our company and our continuing Restricted Subsidiaries are not liable following any asset disposition, that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any of our Restricted Subsidiaries during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations will be made in good faith by a senior financial or accounting officer of our company. Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a senior financial or accounting officer of our company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit, including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers, suppliers or contractors in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of our company or our Restricted Subsidiaries, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and will include:

          (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

          (2) the Fair Market Value of the Capital Stock, or any other Investment, held by our company or any of our Restricted Subsidiaries of or in any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Restricted Payments" covenant described below:

          (1) "Investment" will include the Fair Market Value of the assets, net of liabilities other than liabilities to our company or any of our Restricted Subsidiaries,

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     of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

          (2) the Fair Market Value of the assets, net of liabilities (other than liabilities to our company or any of our Restricted Subsidiaries), of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

          (3) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

Notwithstanding the foregoing, in no event will any issuance of Capital Stock, other than Disqualified Stock, of our company in exchange for Capital Stock, property or assets of another Person or any redemption or repurchase of the exchange notes or other Indebtedness of our company or any Restricted Subsidiary for cash constitute an Investment by our company in such other Person.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest in the future; provided that in no event will an operating lease be deemed to constitute a Lien.

     "Liquor License" means every license, franchise or other authorization required to serve liquor at any of casinos owned or operated by our company or any of our Restricted Subsidiaries.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means:

          (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component thereof, when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold by us or any of our Restricted Subsidiaries with recourse to us or any of our Restricted Subsidiaries, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

             (A) brokerage commissions and other fees and expenses, including fees and expenses of counsel and investment bankers, related to such Asset Sale;

             (B) provisions for all taxes, whether or not such taxes will actually be paid or are payable, including payments under any Tax Agreement, as a result of such Asset Sale without regard to the consolidated results of operations of our company and our Restricted Subsidiaries, taken as a whole;

             (C) payments made to repay Indebtedness other than Senior Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (1) is secured by a Lien on the property or assets sold or (II) is required to be paid as a result of such sale; and

             (D) appropriate amounts to be provided by us or any of our Restricted Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabili-

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        ties, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

          (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component thereof, when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold by us or any of our Restricted Subsidiaries with recourse to our company or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Casino" means the pending project to develop, construct and operate a new hotel-casino to be located on approximately 50 acres at the intersection of Rampart Boulevard and Alta Drive in Las Vegas, Nevada.

     "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities payable under the documentation governing or otherwise in respect of any Indebtedness, in each case whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, including post-petition interest, and whether or not allowed or allowable as a claim in any such proceeding.

     "Offer to Purchase" means an offer made by us to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Payment Date");

          (3) that any Note not tendered will continue to accrue interest pursuant to its terms;

          (4) that, unless we default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

          (5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately

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

     preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $1,000 or integral multiples thereof.

     On the Payment Date, we will:

          (1) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

          (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

          (3) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company.

     The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee will promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee will act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions for such Offer to Purchase, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations with respect to such Offer to Purchase by virtue thereof.

     "Old First Mortgage Notes" means our 13% First Mortgage Notes due 2002 and our 10 7/8% First Mortgage Notes due 2001 of the Company.

     "Operating" means, with respect to the New Casino, the first time that (i) all Gaming Licenses necessary to commence operations at the New Casino have been granted and have not been revoked or suspended, (ii) the project manager and the architect of the New Casino have delivered a certificate to the Trustee certifying that the New Casino is complete in all material respects in accordance with the plans and specifications therefor and all applicable building laws, ordinances and regulations, (iii) the New Casino is in a condition, including installation of furnishings, fixtures and equipment, to receive guests in the ordinary course of business, (iv) gaming and other operations in accordance with applicable law are open to the general public and are being conducted at the New Casino, (v) a permanent or temporary certificate of occupancy has been issued for the New Casino by Clark County, Nevada and (vi) a notice of completion of the New Casino has been duly recorded.

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     "Pari Passu Indebtedness" means all of our Indebtedness that ranks equal in right of payment with the exchange notes.

     "Pass-through Entity" means any entity taxed as a partnership for federal income tax purposes, any disregarded entity for federal income tax purposes, including a qualified Subchapter S subsidiary, an S-Corporation, or any other entity whose items of income and deductions are passed through to its equityholders for federal income tax purposes and retain the same characteristics in the hands of such equityholders.

     "Permitted FF&E Financing" means Indebtedness of our company or any of our Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the Indenture of newly acquired or leased furniture, fixtures or equipment ("FF&E") used directly in the operation of any of our Casinos and secured by a Lien on such FF&E, which Indebtedness has a principal amount not to exceed 100% of the cost of the FF&E so purchased or leased.

     "Permitted Investment" means:

          (1) an Investment in our company or a Restricted Subsidiary of our company or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or any of our Restricted Subsidiaries; provided that such person's primary business is related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the date of such Investment;

          (2) Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) advances and loans to employees of our company or any of our Restricted Subsidiaries in the ordinary course of business; provided that the aggregate amount of such Investments does not exceed $1.0 million;

          (5) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or good faith settlement of litigation, disputes or other debts;

          (6) Investments in any Person the primary business of which is related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries; provided that the aggregate amount of such Investments does not exceed $10.0 million;

          (7) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant "Asset Sales;"

          (8) Investments in Currency Agreements and Interest Rate Agreements with respect to Indebtedness otherwise permissible under the Indenture;

          (9) receivables owing to our company or any Restricted Subsidiary, if created or acquired in the ordinary course of business consistent with past practices and payable or dischargeable in accordance with customary terms; and

          (10) Investments acquired in exchange for Capital Stock, other than Disqualified Stock, of our company or for Capital Stock of Coast Resorts.

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

     "Permitted Junior Securities" means Capital Stock of our company, any Restricted Subsidiary or any affiliate of or successor to our company pursuant to a plan of reorganization or debt securities of our company, any Restricted Subsidiary or any affiliate of or successor to our company pursuant to a plan of reorganization that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the exchange notes are subordinated to Senior Indebtedness pursuant to the Indenture on the Closing Date, so long as
(i) the effect of the use of this defined term in the subordination provisions described under the caption "Subordination" is not to cause the exchange notes to be treated as part of (a) the same class of claims in any plan of reorganization as the Senior Indebtedness or (b) any class of claims in any plan of reorganization equal with, or senior to, the Senior Indebtedness for any payment or distribution in any case or proceeding or similar event relating to the liquidation, insolvency, bankruptcy, dissolution, winding up or reorganization of our company and (ii) to the extent that any Senior Indebtedness outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to have a value, as of the effective date of such plan of reorganization, of at least the value of such holder's interest in the estate's interest in such Senior Indebtedness.

     "Permitted Lender" means any Eligible Lender, any other Person that qualifies as a "qualified institutional buyer" pursuant to Rule 144A under the Securities Act, any purchaser of Indebtedness pursuant to Regulation S under the Securities Act and any purchaser of Indebtedness that is registered under the Securities Act.

     "Permitted Lien" means:

          (1) Liens securing Senior Indebtedness, including related Obligations, that is permitted to be incurred pursuant to the Indenture;

          (2) Liens existing on the date of the Indenture;

          (3) Liens for taxes, assessments or governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made therefor;

          (4) banker's liens, rights of setoff and Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

          (5) Liens on the aircraft owned by us on the Closing Date or any replacement aircraft and on the Rancho Road Property to secure Indebtedness permitted by the terms of the Indenture under clause (1) of the second paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant set forth below and any Permitted Refinancing Indebtedness applied to the refinancing thereof;

          (6) Liens in favor of us or a Restricted Subsidiary;

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

          (7) Liens incurred to secure the purchase price or cost of construction or improvement of property, which Lien will not cover any property other than that being acquired, purchased, improved or constructed;

          (8) any interest or title of a lessor under Capitalized Lease Obligations otherwise permitted under the Indenture;

          (9) Liens securing Acquired Indebtedness created prior to, and not in connection with or in contemplation of, the incurrence of such Indebtedness by us or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of our company or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (10) Liens on property existing at the time of acquisition thereof by us or a Restricted Subsidiary;

          (11) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of our company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;

          (12) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

          (13) Liens securing obligations under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business;

          (14) extensions, renewals or refunding of any Liens referred to in clauses (1) through (11) above, provided that the renewal, extension or refunding is limited to all or part of the property securing the original Lien; and

          (15) Liens in addition to the foregoing incurred in the ordinary course of business provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by our company or any of our Subsidiaries.

     "Permitted Tax Distribution" means (1) payments to Coast Resorts required to be made pursuant to the Tax Sharing Agreement and (2) if and for so long as we are treated as a Pass-through Entity, distributions to equityholders of our company (or, if such equityholder is a Pass-through Entity, its equityholders) in an amount not to exceed the Tax Amount; provided that (A) prior to the first such distribution to equityholders, our company delivers to the Trustee an opinion of counsel reasonably satisfactory to the Trustee confirming that (i) we are a Pass-through Entity and (ii) the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the transaction pursuant to which we become a Pass-through Entity and will be subject to federal income tax in the same manner and at the same times as would have been the case if such transaction had not occurred and (B) prior to any such distribution, we deliver to the Trustee a certificate of our Chief Financial Officer to the effect that our company is a taxable as Pass-through Entity.

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

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter.

     "Principals" means Michael J. Gaughan, J. Tito Tiberti, Jerry Herbst and Franklin Toti.

     "Project Costs" means, with respect to the development, construction or acquisition of any of our Casinos not in existence on the date of the Indenture, including the New Casino, or any expansion or refurbishment of an Existing Casino, as the case may be, the aggregate costs required to complete such development, construction and acquisition, including all direct costs related thereto such as construction management, architectural, engineering and interior design fees, site work, utility installations and hook-up fees, construction permits, certificates and bonds, land acquisition costs, costs of furniture, fixtures, furnishings, machinery and equipment, non-construction supplies and pre-opening payroll, but excluding principal or interest payments on any Indebtedness, other than interest which is required to be capitalized in accordance with GAAP, which will be included in determining Project Costs.

     "Public Equity Offering" means an underwritten public offering of Coast Resorts common stock which is registered under the Securities Act and results in net proceeds to Coast Resorts of at least $20.0 million.

     "Rancho Road Property" means the approximately 29 acres of raw land owned by us on the Closing Date located at 4300 West Carey Avenue, North Las Vegas, Nevada.

     "Related Parties" means, with respect to any Principal, (i) any spouse, sibling, parent or lineal descendant of such Principal or any spouse of any such sibling or lineal descendant and (ii) any trust, corporation, partnership or other entity the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Person referred to in the immediately preceding clause (i).

     "Representative" means any agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness will at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness.

     "Restricted Subsidiary" means any Subsidiary of us other than an Unrestricted Subsidiary.

     "Senior Indebtedness" means the following obligations of our company or a Guarantor, whether outstanding on the Closing Date or thereafter Incurred:

          (1) all Indebtedness and all other Obligations, including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith, of our company or a Guarantor under or in respect of the Credit Agreement or any amendments, restatements,

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

     modifications, renewals or replacements thereof or a Borrowing Facility or any Interest Rate Agreement or Currency Agreement relating to or otherwise in respect of the Indebtedness under the Credit Agreement or any amendments, restatements, modifications, renewals or replacements thereof or a Borrowing Facility; and

          (2) all other Indebtedness and all other monetary obligations of our company, other than the exchange notes, or a Guarantor, including principal and interest on such Indebtedness, unless such Indebtedness or obligations, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness or obligation is issued, is equal with, or subordinated in right of payment to, the exchange notes, the Parent Guarantee or Subsidiary Guarantees, as the case may be.

     Notwithstanding anything to the contrary in clauses (1) and (2) above, Senior Indebtedness will not include:

          (1) any Indebtedness of our company or a Guarantor that, when Incurred, was without recourse to our company or the Guarantor, as the case may be;

          (2) any of our Indebtedness to a Subsidiary or Affiliate of our company;

          (3) any Indebtedness of our company or a Guarantor, as the case may be, to the extent not permitted by the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant or the "Limitation on Senior Subordinated Indebtedness" covenant described below; provided that as to any Indebtedness under the Credit Agreement which exceeds the dollar limitations set forth in clause (1) of the definition of "Credit Facility" and any Indebtedness otherwise incurred pursuant to Credit Facilities which exceeds the dollar limitations set forth in clause (2) of the definition of "Credit Facility," no such violation will be deemed to exist for purposes of this clause (3) if the lenders thereunder have obtained a legal opinion, which legal opinion, in the case of revolving Indebtedness, will be given on the date of the credit commitment by such lenders with respect to such Indebtedness, to the effect that the issuance of such Indebtedness does not violate such covenant as of such date;

          (4) any repurchase, redemption or other obligation in respect of Disqualified Stock;

          (5) any Indebtedness to any employee of our company or any of our Subsidiaries;

          (6) any liability for taxes owed or owing by our company or any of our Subsidiaries or any amounts paid or payable under any Tax Agreement; and

          (7) any Trade Payables.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Restricted Subsidiaries:

          (1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of our company and our Restricted Subsidiaries; or

          (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of our company and our Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of our company for such fiscal year.

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

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

     "Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subordinated Notes" means the promissory notes executed by Gold Coast Hotel and Casino, a Nevada limited partnership, in an aggregate principal amount not to exceed $2.0 million, as assumed by us.

     "Subsidiary" means, with respect to any Person, any corporation, association, business trust or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Subsidiary Guarantor" means any of our future Subsidiaries that executes a Subsidiary Guarantee pursuant to the "Subsidiary Guarantees" covenant set forth below, until released from that Subsidiary Guarantee in accordance with the Indenture.

     "Tax Agreement" means (1) the Tax Sharing Agreement and (2) if and for so long as we are treated as a Pass-through Entity, any agreement among our company, Coast Resorts and the equityholders of our company and Coast Resorts with respect to distributions of the Tax Amount.

     "Tax Amount" means, with respect to any period, the federal, state and local tax liability of our equityholders (or, if such holder is a Pass-though Entity, its equityholders), assuming maximum rates, in respect of their direct or indirect interests in our company for such period plus any additional amounts payable to such equityholders to cover taxes arising from ownership of such equity interests.

     "Tax Sharing Agreement" means that certain Tax Sharing Agreement dated January 30, 1996, among us, Coast Resorts and Coast West, Inc., as in existence on the date of the Indenture.

     "Temporary Cash Investment" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

          (2) demand deposit accounts, time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million or the foreign currency equivalent thereof and unless such accounts, certificates or deposits are fully insured by the FDIC has outstanding debt which is rated "A," or such similar equivalent rating, or higher by at least one nationally recognized statistical rating organization as defined in Rule 436 under the Securities Act or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

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

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation, other than an Affiliate of our company, organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" or higher according to Moody's or "A-2" or higher by S&P;

          (5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

          (6) other dollar denominated securities issued by any Person incorporated in the United States rated at least "A" or the equivalent by S&P or at least "A2" or the equivalent by Moody's and in each case either
     (A) maturing not more than one year after the date of acquisition or (B) which are subject to a repricing arrangement such as a Dutch auction not more than one year after the date of acquisition and reprices at least yearly thereafter which the Person making the investment believes in good faith will permit such Person to sell such security at par in connection with such repricing mechanism.

     "The Orleans" means The Orleans Hotel and Casino.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of our Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by our company or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means:

          (1) any of our Subsidiaries that are designated an Unrestricted Subsidiary by our Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     Our Board of Directors may designate any Restricted Subsidiary, including any newly acquired or newly formed Subsidiary of our company, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, our company or any Restricted Subsidiary; provided that:

          (1) any Guarantee by our company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed an "Incurrence" of such Indebtedness and an "Investment" by our company or such Restricted Subsidiary, or both, if applicable at the time of such designation;

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

          (2) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Restricted Payments" covenant described below; and (III) if applicable, the "Incurrence" of Indebtedness and the "Investment" referred to in clause (1) of this proviso would be permitted under the "Limitation on Indebtedness and Issuances of Preferred Stock" and "Restricted Payments" covenants described below.

     Our Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

          (1) no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to such designation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of the Indenture.

     Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned Restricted Subsidiary" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary, other than any director's qualifying shares, by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person.

COVENANTS

LIMITATION ON INDEBTEDNESS AND ISSUANCES OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness or issue any shares of Disqualified Stock or, in the case of any Restricted Subsidiary, issue any shares of preferred stock; provided that we or any of our Restricted Subsidiaries may Incur Indebtedness and our company may issue Disqualified Stock if, after giving effect to the Incurrence of such Indebtedness or the issuance of such Disqualified Stock, in each case after the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

     Notwithstanding the foregoing, we and any of our Restricted Subsidiaries, except as specified below, may Incur each and all of the following:

          (1) Indebtedness under the Credit Facility; provided that the aggregate principal amount of all Indebtedness outstanding pursuant to this clause (1) does not exceed $200.0 million;

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

          (2) Indebtedness owed (A) by a Restricted Subsidiary to us or (B) by us or a Restricted Subsidiary to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness, other than to us or another Restricted Subsidiary, will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

          (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (1), (2), (4), (7), (8) or (9) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded plus premiums, accrued interest, fees and expenses; provided that net proceeds of which are used to refinance or refund the exchange notes or Indebtedness that is equal with, or subordinated in right of payment to, the exchange notes will only be permitted under this clause (3) if:

             (A) in case the exchange notes are refinanced in part or the Indebtedness to be refinanced is equal with the exchange notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made equal with, or subordinate in right of payment to, the remaining exchange notes;

             (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the exchange notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the exchange notes at least to the extent that the Indebtedness to be refinanced is subordinated to the exchange notes; and

             (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

        and provided further that in no event may our Indebtedness that is equal with or subordinated in right of payment to the exchange notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

          (4) Indebtedness (A) in respect of performance, surety or appeal bonds, completion guarantees or similar instruments provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (I) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (II) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of our company or any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than Guarantees of Indebted-

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     ness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

          (5) Our Indebtedness, to the extent the net proceeds thereof are promptly (A) used to purchase exchange notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the exchange notes as described below under "-- Legal Defeasance and Covenant Defeasance;"

          (6) Indebtedness outstanding under Permitted FF&E Financings which are either (x) Non-Recourse Indebtedness of our company and our Restricted Subsidiaries or (y) limited in principal amount, including all refinancings and replacements thereof, to $10.0 million at any one time outstanding secured by Liens described in clause (7) of the definition of "Permitted Liens;"

          (7) Indebtedness evidenced by letters of credit or similar instruments issued in the ordinary course of business of our company or any Restricted Subsidiary including any such instrument to secure workers' compensation or other insurance coverage or security or lease deposits;

          (8) Indebtedness, in addition to Indebtedness permitted under clauses
     (1) through (7) above and (9) through (12) below, in an aggregate principal amount outstanding at any time not to exceed $15.0 million;

          (9) obligations under letters of credit, bonds and other surety arrangements posted by us or any of our Subsidiaries in order to prevent the loss or material impairment of or to obtain a Gaming License or as otherwise required by an order of any Gaming Authority or by applicable law or regulation and consistent in character and amount with industry practice;

          (10) Our Indebtedness and Guarantees thereof by our Subsidiaries that are Guarantors Incurred to finance the expansion or refurbishment of an Existing Casino, provided the aggregate principal amount of such Indebtedness at any time outstanding, together with any Indebtedness applied to the refinancing thereof, does not exceed the lesser of $20.0 million or 80% of the aggregate Project Costs of such expansion or refurbishment;

          (11) following the date on which the New Casino is operating, our Indebtedness and Guarantees thereof by our Subsidiaries that are Guarantors Incurred to finance the expansion or refurbishment of an Existing Casino, provided the aggregate principal amount of such Indebtedness at any time outstanding, together with any Indebtedness applied to the refinancing thereof, does not exceed the lesser of $30.0 million or 80% of the aggregate Project Costs of such expansion or refurbishment; and

          (12) the Guarantee by us or any of our Restricted Subsidiaries of our Indebtedness or any of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant.

     Notwithstanding any other provision of this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant will not be deemed to be exceeded, with respect to

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any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant,

          (1) Indebtedness Incurred under the Credit Facility first will be treated as Incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant to the full extent of Indebtedness permitted under such clause, it being understood that additional Indebtedness under the Credit Facility may be incurred to the full extent permitted under any other provision of the Indenture;

          (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included; and

          (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Liens" covenant described below will not be treated as Indebtedness.

For purposes of determining compliance with this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, other than Indebtedness referred to in clause
(1) of the preceding sentence, we, in our sole discretion, will classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

NO SENIOR SUBORDINATED INDEBTEDNESS

     We will not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is equal with, or subordinated in right of payment to, the exchange notes. No Guarantor will Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness of such Guarantor unless such Indebtedness is equal with, or subordinated in right of payment to, the Parent Guarantee or Subsidiary Guarantee, as the case may be, executed by such Guarantor.

LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless the exchange notes and the Subsidiary Guarantees are secured on an equal and ratable basis with the Indebtedness secured.

RESTRICTED PAYMENTS

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution on or with respect to our company's or any Restricted Subsidiaries' Capital Stock, other than (A) dividends or distributions payable solely in shares of its Capital Stock other than Disqualified Stock or in options, warrants or other rights to acquire shares of such Capital Stock

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     and (B) pro rata dividends or distributions on Common Stock of Restricted
     Subsidiaries held by minority stockholders, held by Persons other than us or any of our Restricted Subsidiaries;

          (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) our company, including options, warrants or other rights to acquire such shares of Capital Stock, held by any Person or (B) a Restricted Subsidiary, including options, warrants or other rights to acquire such shares of Capital Stock, held by any of our Affiliates, other than a Restricted Subsidiary, or any holder or any Affiliate of such holder of 5% or more of our Capital Stock;

          (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the exchange notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Investment, other than a Permitted Investment, in any Person, such payments or any other actions described in clauses (1) through
     (4) above being collectively "Restricted Payments"

     if, at the time of, and after giving effect to, the proposed Restricted
Payment:

          (A) a Default or Event of Default will have occurred and be continuing;

          (B) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant; or

          (C) the aggregate amount of all Restricted Payments, that is, the amount of any Restricted Payment with a fair market value in excess of $1.0 million, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution, made after the Closing Date will exceed the sum of:

             (I) 50% of the aggregate amount of the Adjusted Consolidated Net Income or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss, determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary, accrued on a cumulative basis during the period taken as one accounting period beginning on January 1, 1999 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant; plus

             (II) the aggregate Net Cash Proceeds received by us after the Closing Date from the issuance and sale permitted by the Indenture of our Capital Stock, other than Disqualified Stock, to a Person who is not our Subsidiary, including an issuance or sale permitted by the Indenture of our Indebtedness for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock, other than Disqualified Stock, of our company, or from the issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock, in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option

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

        of the holder, or are required to be redeemed, prior to the Stated Maturity of the exchange notes; plus

             (III) 100% of the aggregate capital contributions from Coast Resorts; plus

             (IV) an amount equal to the net reduction in Investments, other than reductions in Permitted Investments, in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of "Investments," not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision will not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the exchange notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant;

          (3) the repurchase, redemption or other acquisition of Capital Stock of our company or a Restricted Subsidiary, or options, warrants or other rights to acquire such Capital Stock, in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock, other than Disqualified Stock, of our company or of Coast Resorts to the extent the net proceeds thereof are contributed to us, or options, warrants or other rights to acquire such Capital Stock;

          (4) the redemption or repurchase and the payment of dividends by us to Coast Resorts to fund any redemption or repurchase by Coast Resorts of any debt or equity securities of our company, any Restricted Subsidiary or Coast Resorts required by, and in accordance with, any order of any Gaming Authority, provided that we have used our reasonable best efforts to effect a disposition of such securities to a third-party and has been unable to do so;

          (5) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of our company or a Restricted Subsidiary which is subordinated in right of payment to the exchange notes or the Subsidiary Guarantee executed by such Restricted Subsidiary in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock, other than Disqualified Stock, us or of Coast Resorts to the extent the net proceeds thereof are contributed to us or of Coast Resorts to the extent the net proceeds thereof are contributed to us, or options, warrants or other rights to acquire such Capital Stock;

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          (6) dividends or other payments to Coast Resorts in an aggregate amount not to exceed $500,000 per fiscal year to pay accounting, legal, corporate reporting and other administrative expenses of Coast Resorts in the ordinary course of business;

          (7) payments or distributions to dissenting stockholders and the payment of dividends by us to Coast Resorts to fund any such payments pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of our company or Coast Resorts;

          (8) payments of amounts required for any repurchase, redemption, retirement or other acquisition of any Capital Stock of our company or Coast Resorts and the payment of dividends by our company to Coast Resorts to fund any such payments or any options or rights to acquire such Capital Stock of our company or Coast Resorts owned by any director, officer or employee of our company or our Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement, or otherwise upon the death, disability, retirement or termination of employment or departure from our company; provided that the aggregate price paid for all such repurchased, redeemed, retired or acquired Capital Stock of our company or options will not exceed in the aggregate $2.0 million;

          (9) Investments in any Person so long as such Person is engaged in a line of business in which we are permitted to be engaged pursuant to the covenant described under "-- Covenants -- Line of Business" in an aggregate amount not to exceed $15.0 million;

          (10) Restricted Payments up to an amount equal to the Barbary Excess Net Cash Proceeds;

          (11) payments for the repurchase, redemption, retirement, defeasance or other acquisition of any of the Subordinated Notes in an aggregate amount not to exceed $2.0 million;

          (12) Permitted Tax Distributions;

          (13) dividends or other payments and the payments of dividends by us to Coast Resorts to fund any such payments to the former partners of the Gold Coast Hotel and Casino, a Nevada partnership, or the Barbary Coast Hotel and Casino, a Nevada partnership, in an aggregate amount not to exceed $1.5 million to pay income tax liability incurred as such partners and assessed after the date of the Indenture; or

          (14) Restricted Payments in an aggregate amount not to exceed $15.0 million.

provided that, except in the case of clauses (1), (4), (7), (8) and (13), no Default or Event of Default will have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph, other than the Restricted Payment referred to in clause (2), (6), (12) and (13) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (5) thereof, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (5), will be included in calculating whether the conditions of clause (C)

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of the first paragraph of this "Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

          (2) pay any Indebtedness owed to us or any other Restricted
     Subsidiary;

          (3) make loans or advances to us or any other Restricted Subsidiary;
     or

          (4) transfer any of its property or assets to us or any other Restricted Subsidiary.

     The foregoing provisions will not restrict any encumbrances or restrictions:

          (1) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being modified, extended, refinanced, renewed, substituted or replaced;

          (2) contained in any Indebtedness incurred under an agreement described in clause (2)(B)(i) of the definition of "Credit Facility" and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreement; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect in such agreement;

          (3) existing under or by reason of applicable law;

          (4) contained in any agreement so long as such encumbrances and restrictions are no more restrictive than those contained in the Indenture;

          (5) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (6) in the case of clause (4) of the first paragraph of this "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,
     (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our company or any Restricted

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     Subsidiary not otherwise prohibited by the Indenture, (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of our company or any Restricted Subsidiary in any manner material to our company or any Restricted Subsidiary, (D) existing by reason of customary provisions in leases entered into in the ordinary course of business or (E) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business.

          (7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (8) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of any default contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the exchange notes than is customary in comparable financings and (C) we believe that any such encumbrance or restriction will not materially affect our company's ability to make principal or interest payments on the exchange notes.

     Nothing contained in this "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant will prevent us or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Liens" covenant or (2) restricting the sale or other disposition of property or assets of our company or any of our Restricted Subsidiaries that secure Indebtedness of our company or any of our Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

     We will not, and will not permit any Restricted Subsidiary, to transfer, sell, convey or otherwise dispose of any shares of Capital Stock of a Wholly Owned Restricted Subsidiary, including options, warrants or other rights to purchase shares of such Capital Stock, other than to us or one of our Wholly Owned Restricted Subsidiaries unless:

          (1) such transfer, sale, conveyance or disposition is of all of the Capital Stock of such Wholly Owned Subsidiary; and

          (2) the Net Cash Proceeds of any such transfer, sale, conveyance or disposition are applied in accordance with clause (A) or (B) of the "Asset Sales" covenant described below.

     In addition, we will not permit any of our Wholly Owned Restricted Subsidiary to issue any Capital Stock, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than us or any of our Wholly Owned Restricted Subsidiaries.

SUBSIDIARY GUARANTEES

     If a Restricted Subsidiary acquired or created after the date of the Indenture has at any time a Fair Market Value of more than $250,000, then that Restricted Subsidiary must execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with

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the terms of the Indenture pursuant to which such Subsidiary will become a
Subsidiary Guarantor, on a senior subordinated basis pursuant to subordination provisions substantially similar to those described above under the caption
"-- Subordination," of our payment obligations under the exchange notes and the Indenture; provided that the aggregate Fair Market Value of our Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.0 million.

REDEMPTION OF THE OLD FIRST MORTGAGE NOTES

     On December 15, 2000, we will redeem any Old First Mortgage Notes then outstanding.

CONSTRUCTION OF THE NEW CASINO

     Simultaneously with the closing of any transaction pursuant to which we may incur the Indebtedness referred to in clause (2) of the definition of "Credit Facility", we will provide to the Trustee:

          (1) a budget setting forth in reasonable detail all amounts to be expended in connection with the development, construction and opening the New Casino;

          (2) an Officers' Certificate certifying that to best of their knowledge after due inquiry;

             (A) based upon our internal projections, we have sufficient funds, together with funds available under the Credit Facility, to cause the New Casino to be completed and operating within 21 months of the closing of any transaction pursuant to which we may incur the Indebtedness referred to in clause (2) of the definition of "Credit Facility"; and

             (B) our internal projections with respect to the development, construction and opening of the New Casino are reasonable.

TRANSACTIONS WITH AFFILIATES

     Our company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction; including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service; with any Affiliate of our company or any Restricted Subsidiary, unless:

          (1) such transaction is on fair and reasonable terms no less favorable to us or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate; and

          (2) we deliver to the Trustee:

             (a) with respect to any transaction or series of related transactions the aggregate amount of which exceeds $2.0 million in value, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transaction complies with this covenant and has been approved by a majority of the Independent Directors; and

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             (b) with respect to any transaction or series of related
        transactions the aggregate amount of which exceeds $5.0 million in value, a written opinion of a nationally recognized accounting, appraisal or investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view.

     The foregoing limitation does not limit, and will not apply to:

          (1) any employment or related agreement or arrangement entered into by us or any of our Subsidiaries in the ordinary course of business on terms customary in the hotel-casino industry;

          (2) transactions solely between or among us and any of our Restricted Subsidiaries;

          (3) payment of customary directors' fees and indemnities;

          (4) any Restricted Payments not prohibited by the "Restricted Payments" covenant and Investments permitted under clause (3) of the definition of "Permitted Investments";

          (5) any Tax Agreement; and

          (6) in the case of clause (2)(b) of the first paragraph of this covenant only, (i) any Construction and Design Contract approved by all of the Independent Directors and (ii) any amounts paid pursuant to any agreement or arrangement existing on the Closing Date between us and any of LGT Advertising, Las Vegas Dissemination, Inc., RJS, Inc. or Nevada Wallboards, Inc., and any renewals or replacements of any such agreement or arrangement, in each case with terms no less favorable to our company than those in effect on the Closing Date.

ASSET SALES

     Our company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by our company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received, excluding contingent liabilities assumed by the transferee of any such assets, consists of cash or Temporary Cash Investments or the assumption of Senior Indebtedness of our company or a Subsidiary Guarantor, provided that we or such Restricted Subsidiary is irrevocably released from all liability under such Indebtedness. Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, other than Barbary Excess Net Cash Proceeds, we will or will cause the relevant Restricted Subsidiary to (1)(A) apply an amount equal to such Net Cash Proceeds to permanently repay Senior Indebtedness of our company or a Subsidiary Guarantor or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement, in property or assets, other than current assets, of a nature or type or that are used in a business, or in Capital Stock of a company having property and assets of a nature or type, or engaged in a business, similar or related to the nature or type of the property and assets of, or the business of, our company and our Restricted Subsidiaries existing on the date of such investment and (2) no later than the end of the 12-month period referred to in clause (1), apply such excess Net Cash Proceeds, to the extent not applied pursuant to clause (1), as provided in the following paragraph of this "Asset

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Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied or to be committed to be applied during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period will constitute "Excess Proceeds." Pending application of such Net Cash Proceeds by the end of the relevant period, we and our Restricted Subsidiaries may use such Net Cash Proceeds to temporarily repay revolving Indebtedness.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Asset Sales" covenant totals at least $10.0 million, we must commence, not later than the fifteenth Business Day of such month, an Offer to Purchase to the Holders and, to the extent required by the terms of any Pari Passu Indebtedness, an Offer to Purchase to all holders of such Pari Passu Indebtedness, the maximum principal amount of exchange notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price equal to 100% of the principal amount thereof, plus, in each case, accrued and unpaid interest and Additional Interest, if any, to the Payment Date. If the aggregate principal amount of exchange notes and any such Pari Passu Indebtedness tendered by holders thereof exceeds the amount of Excess Proceeds, the exchange notes and Pari Passu Indebtedness will be purchased on a pro rata basis. Upon the completion of any such Offers to Purchase, the amount of Excess Proceeds will be reset at zero.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     We must commence, within 20 days of the occurrence of a Change of Control, and thereafter consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the Payment Date.

     There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment, including repurchases of exchange notes, required by the foregoing covenant, as well as may be contained in other securities of our company which might be outstanding at the time. The above covenant requiring us to repurchase the exchange notes will, unless consents are obtained, require us to repay all indebtedness then outstanding, including indebtedness under the Credit Agreement, which by its terms would prohibit the exchange note repurchase, either prior to or concurrently with the exchange note repurchase.

     We will not be required to make an Offer to Purchase pursuant to this covenant if a third party makes an Offer to Purchase in compliance with this covenant and repurchases all exchange notes validly tendered and not withdrawn under such Offer to Purchase.

INDEPENDENT DIRECTORS

     We and Coast Resorts will each cause its Board of Directors to include at least two Independent Directors at all times.

LINE OF BUSINESS

     We will not, and will not permit any Subsidiary which, for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of our company and our Subsidiaries or was the owner of more than 10% of the consolidated assets of our company and our Subsidiaries in each case as set forth on our most recently available consolidated

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financial statements for the fiscal year to, engage in any business other than the gaming and hotel businesses and such business activities as are incidental or related or complementary thereto.

PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the exchange notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, we will furnish to the Holders:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

     If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of our company and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

     In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any exchange notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the exchange notes, whether or not prohibited by the subordination provisions of the Indenture;

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          (2) default in payment when due of the principal of or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the Indenture;

          (3) failure by us or any of our Subsidiaries to comply with the provisions described under the captions "Covenants -- Merger, Consolidation or Sale of Assets," "Repurchase of Notes Upon a Change of Control,"
     "-- Asset Sales," "-- Restricted Payments" or "-- Limitation on Indebtedness and Issuances of Preferred Stock";

          (4) failure by us or any of our Restricted Subsidiaries for 45 days after notice to comply with any of the other agreements in the Indenture;

          (5) the occurrence with respect to any issue or issues of Indebtedness of our company or any Significant Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues or all such Persons, whether such Indebtedness now exists or will hereafter be created, of (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment will not have been made, waived or extended within 30 days of such payment default;

          (6) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the Indenture, the Parent Guarantee or any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Parent Guarantee or Subsidiary Guarantee, as the case may be;

          (8) the revocation, termination, suspension or other cessation of effectiveness for a period of more than 90 consecutive days of any Gaming License that results in the cessation or suspension of gaming operations or any Liquor License that results in the cessation or suspension of the ability to serve liquor, in each case at any of The Orleans, Gold Coast, Barbary Coast, or New Casino (after it begins operations); provided that we may relinquish a Gaming License or Liquor License with respect to any of our hotel casinos other than The Orleans, the Gold Coast or the New Casino if such relinquishment is, in the reasonable, good faith judgment of our Board of Directors or the Restricted Subsidiary, as applicable, both desirable in the conduct of the business of our company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders; and

          (9) certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to our company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted

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Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable immediately without further action or notice.

     Holders may not enforce the Indenture or the exchange notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the exchange notes, by written notice to our company and the Trustee, may rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, all such exchange notes that have become due solely by such declaration of acceleration, have been cured or waived and the rescission would not conflict with any judgment, order or decree of any court of competent jurisdiction.

     The Holders of at least a majority in aggregate principal amount of the outstanding exchange notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

     A Holder may not pursue any remedy with respect to the Indenture or the exchange notes unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding exchange notes make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding exchange notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder to receive payment of the principal of or premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the exchange notes, which right will not be impaired or affected without the consent of the Holder.

     The Holders of a majority in aggregate principal amount of the exchange notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the

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Indenture, except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the exchange notes.

     We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying such Default or Event of Default.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets, as an entirety or substantially an entirety in one transaction or a series of related transactions, to any Person or permit any Person to merge with or into us unless:

          (1) We will be the continuing Person, or the Person, if other than us, formed by such consolidation or into which we are merged or that acquired or leased our property and assets will be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the exchange notes and under the Indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default exists;

          (3) immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the exchange notes will have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

          (4) immediately after giving effect to such transaction on a pro forma basis as if the transaction had occurred at the beginning of the applicable four-quarter period, we, or any Person becoming the successor obligor of the exchange notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant; and

          (5) We will deliver to the Trustee an Officers' Certificate, attaching the arithmetic computations to demonstrate compliance with clauses (3) and
     (4), and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

          Notwithstanding the foregoing clause (3), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us, and (b) we may merge with an Affiliate incorporated solely for the purpose of reincorporating our company in another jurisdiction.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding exchange notes and all obligations of each Guarantor

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discharged with respect to its Parent Guarantee or Subsidiary Guarantee, as the
case may be ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such exchange notes when such payments are due from the trust referred to below;

          (2) our obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of the exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, we may, at our option and at any time, elect to have the obligations of our company and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, we will have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we will have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to

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     federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default will have occurred and be continuing either: (A) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit and receipt of good and readily available funds;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries are bound;

          (6) we must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 91st day following the deposit and receipt of good and readily available funds, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of our company or subject to the "automatic stay" under the Bankruptcy Code or, in the case of Covenant Defeasance, will be subject to a first priority perfected Lien in favor of the trustee for the benefit of the Holders;

          (7) we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the Holders over our other creditors or with the intent of defeating, hindering, delaying or defrauding creditors of our company or others; and

          (8) we must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect, except as to:

          (1) surviving rights of registration of transfer or exchange of the exchange notes;

          (2) covenants relating to payment of the exchange notes, maintenance of an office or agency of our company in New York City, waiver of stay, extension and usury laws by our company and the Guarantors and corporate existence of our company;

          (3) provisions regarding reinstatement of the Indenture in certain circumstances; and

          (4) Coast Resorts' obligations under the Parent Guarantee and the obligations of any Subsidiary Guarantor under its Subsidiary Guarantee and the Trustee, at our

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     expense, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when:

             (a) either:

                  (i) all the exchange notes theretofore authenticated and
             delivered, other than destroyed, lost or stolen exchange notes that have been replaced or paid and exchange notes that are subject to defeasance as described under "-- Legal Defeasance and Covenant Defeasance," have been delivered to the Trustee for cancellation; or

                  (ii) all exchange notes not theretofore delivered to the
             Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within 45 days or (C) are to be called for redemption within 45 days under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and our expense, and we have irrevocably deposited or caused to be deposited with the Trustee funds in trust for such purpose, together with a statement by us that such deposit is irrevocable, in an amount sufficient to pay and discharge the entire Indebtedness on the exchange notes not theretofore delivered to the Trustee for cancellation, for principal, and premium, if any, on, and interest and Additional Interest, if any, on the exchange notes to the date of such deposit, in case of exchange notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

             (b) we have paid or caused to be paid all sums payable under the Indenture by us; and

             (c) we and each Guarantor have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Indenture, the exchange notes, the Parent Guarantee or any Subsidiary Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the exchange notes then outstanding. This includes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the exchange notes. Any existing default or compliance with any provision of the Indenture, the exchange notes, the Parent Guarantee or any Subsidiary Guarantee may also be waived with the consent of the Holders of a majority in principal amount of the exchange notes then outstanding, again including consents obtained in connection with a tender offer or exchange offer for the exchange notes.

     Without the consent of each Holder affected, an amendment or waiver may not with respect to any exchange notes held by a non-consenting Holder:

          (1) reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes, other than

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     provisions relating to the covenants described above under the captions
     "Covenants -- Repurchase of Exchange Notes Upon a Change in Control" and "Covenants -- Asset Sales;"

          (3) reduce the rate of or change the time for payment of interest on any exchange note;

          (4) waive a Default or Event of Default in the payment of principal or premium, interest or Additional Interest, if any, on the exchange notes, except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any exchange note payable in money other than that stated in the exchange notes;

          (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, interest or Additional Interest, if any, on the exchange notes;

          (7) waive a redemption payment with respect to any exchange note, other than a payment required by one of the covenants described above under the captions "Covenants -- Repurchase of Exchange Notes Upon a Change in Control" and "Covenants -- Asset Sales"; or

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of exchange notes, we and the Trustee may amend or supplement the Indenture, the exchange notes, the Parent Guarantee or any Subsidiary Guarantee:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

          (3) to provide for the assumption of our obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of our assets;

          (4) to provide for additional Subsidiary Guarantees or for the release of a Guarantor in compliance with the Indenture;

          (5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; or

          (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to Holders of the exchange notes a notice briefly describing such amendment. However,

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the failure of any Holder to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any exchange note selected for redemption. Also, we are not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

     The registered Holder of an exchange note will be treated as the owner of it for all purposes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of our company or any Guarantor, as such, will have any liability for any obligations of our company or any Guarantor under the exchange notes, the Indenture, the Parent Guarantee or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of our company or any Guarantor, its right to obtain payment of claims in certain cases, or to realize certain property received as security or otherwise will be limited. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture and the related registration rights agreement without charge by writing to Coast Hotels and

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Casinos, Inc., 4500 West Tropicana Avenue, Las Vegas, Nevada, 89103, Attention:
Chief Financial Officer.

BOOK ENTRY; DELIVERY AND FORM

     Outstanding notes offered and sold to qualified institutional buyers ("QIBs") in reliance on Rule 144A ("Rule 144A Notes") and any outstanding notes offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes") were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The outstanding notes issued as described below under "-- Exchange of Book-Entry Notes for Certificated Notes" were issued in definitive form. Outstanding notes held in definitive form are subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under the heading "Transfer Restrictions" herein.

     The Rule 144A Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). The Regulation S Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes are on deposit with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the issuance of the notes and the issue date such period through and including such 40th day, the "Restricted Period," beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See
"-- Exchanges between Regulation S Notes and Rule 144A Notes."

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes, as defined below.

     Rule 144A Notes, including beneficial interests in the Rule 144A Global Notes, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Transfer Restrictions." Regulation S Notes will also bear the legend as described under "Transfer Restrictions." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Cedel, which may change from time to time.

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     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Exchange Notes

     Exchange notes issued in exchange for outstanding notes originally offered and sold (1) to QIBs in reliance on Rule 144A under the Securities Act or (2) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note" and together with the Rule 144A Global Note and the Regulation S Global Note, the "Global Notes"), which will be registered in the name DTC, or its nominee, on behalf of persons who receive exchange notes represented thereby for credit to the respective accounts of such persons, or to such other accounts as they may direct at DTC.

     Exchange notes issued in exchange for outstanding notes will be issued, upon request, in fully registered form (together with the Certificated Notes, the "Certificated Notes"), but otherwise such holders will only be entitled to registration of their respective exchange notes in book-entry form under the Exchange Global Note.

Depository Procedures

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, including the Placement Agents, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it, (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Placement Agents with portions of the principal amount of the Global Notes and (2) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC with respect to the Participants or by the Participants and the Indirect Participants with respect to other owners of beneficial interest in the Global Notes.

     Investors in the Rule 144A Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations,

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including Euroclear and Cedel, which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

     Payments in respect of the principal of, and premium, if any, Additional Interest, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or our company. Neither our company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and we and the

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Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same Day Settlement and Payment."

     Subject to the transfer restrictions set forth under "Transfer Restrictions," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised us that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the Rule 144A Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither our company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

     A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if (1) DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we then fail to appoint a successor

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depositary or (B) has ceased to be a clearing agency registered under the
Exchange Act, (2) we, at our option, notify the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (3) there has occurred and continues to be a Default or Event of Default with respect to the notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon compliance with procedures set forth in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions," unless we determine otherwise in compliance with applicable law.

Exchange of Certificated Notes for Book-Entry Notes

     Exchange notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate in the form provided in the Indenture to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Transfer Restrictions."

Exchanges Between Regulation S Notes and Rule 144A Notes

     Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A and the transferor first delivers to the Trustee a written certificate in the form provided in the Indenture to the effect that the notes are being transferred to a person who the transferor reasonably believes to be a QIB within the meaning of Rule 144A, purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

     Beneficial interest in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate in the form provided in the Indenture to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144, if available, and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Cedel.

     Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in a Rule 144A Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/ Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and

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practices of DTC may prohibit transfers of beneficial interests in the
Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

     The Indenture requires that payments in respect of the notes represented by the Global Notes, including principal, premium, if any, interest and Additional Interest, if any, be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

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                      MATERIAL FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of United States federal tax consequences associated with the exchange of the outstanding notes for the exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the exchange notes. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed below. The tax treatment of the holders of the exchange notes may vary depending upon their particular situations. In addition, certain other holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed in this prospectus and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION AND THE POSSIBLE EFFECTS ON YOU OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

THE EXCHANGE OFFER

     The exchange of outstanding notes for exchange notes pursuant to this exchange offer should not be treated as an "exchange" for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any exchange notes received by you should be treated as a continuation of your investment in the outstanding notes. As a result, there should be no United States federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis, and holding period in the exchange notes as you had in the outstanding notes immediately prior to the exchange.

NON-UNITED STATES HOLDERS

     The following is a general discussion of United States federal income and estate tax consequences of the acquisition, ownership, and disposition of the exchange notes by an initial beneficial owner of the exchange notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). United States persons acquiring the exchange notes are subject to different rules than those discussed below. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. "United States" refers to the United States of America, including the States and the District of Columbia, and United States possessions, which include, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and Northern Mariana Islands.

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INTEREST

     Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a United States federal income tax and withholding tax at a 30% rate, or, if applicable, a lower rate as is prescribed by an income tax treaty between the United States and your country of residence. However, interest paid on a note by us or our paying agent to a Non-United States Holder will qualify for the so-called "portfolio-interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that:

     - the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of our company that is entitled to vote;

     - the Non-United States Holder is not

      - a controlled foreign corporation related to our company actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code,

      - a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, or

      - a foreign tax exempt organization or a foreign private foundation for United States federal income tax purposes;

     - the interest paid to the Non-United States Holder is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder, and

     - either

      - the Non-United States Holder provides to our company or our paying agent a Form W-8BEN, or suitable substitute form, signed under penalties of perjury that includes its name and address and certifies that the holder is not a United States person, or

      - the Non-United States Holder provides a Form W-8BEN, or a suitable substitute form or other appropriate documentation, signed under the penalties of perjury to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution, which in turn provides to us or our paying agent a Form W-8IMY. The certificates described in this paragraph are effective only with respect to payments of interest made to the certifying Non-United States Holder after the issuance of the certificate, in the calendar year of its issuance, and the two immediately succeeding calendar years.

     Except to the extent that an applicable treaty otherwise provides, interest received by a Non-United States Holder that is effectively connected with a United States trade or business conducted by such holder will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax, and possibly subject to

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the branch profits tax, it will not be subject to withholding if the Non-United
States Holder delivers a properly executed IRS Form W-8ECI to us or our agent.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States federal income tax on gain realized on a sale, redemption or other disposition of a note unless

     - the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, or

     - in the case of a Non-United States Holder who is a nonresident alien individual and holds the note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     If a Non-United States Holder falls under clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States persons and, if the Non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI to us or our agent. If an individual Non-United States Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder's capital losses allocable to sources within the United States for the taxable year of the sale.

FEDERAL ESTATE TAXES

     If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We will, when required, report to the IRS and to each Non-United States Holder the amount of any interest paid on the exchange notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments.

     Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments on the notes by us to a Non-United States Holder if the holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our Paying Agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding at a rate of 31%, unless the owner certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a

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United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposition of a note to or through a non-United States office of a broker that is either a United States person or a United States related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person, absent actual knowledge that the payee is a United States person. For purposes of this paragraph, a "United States related person" is

     - a "controlled foreign corporation" for United States federal income tax purposes,

     - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business, or

     - with respect to payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States persons or is engaged in the conduct of a United States trade or business. Recently adopted Treasury Regulations provide certain presumptions under which a Non-United States Holder will be subject to backup withholding and information reporting unless the Non-United States Holder provides a certification as to its Non-United States Holder status.

     Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder's United States federal income tax liability provided that the requisite procedures are followed.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-United States Holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor to determine the effects of the application of these regulations to your particular circumstances.

     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding exchange notes where such outstanding exchange notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify original holders of the outstanding exchange notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California and New York, New York, and by McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, Reno, Nevada.

                            INDEPENDENT ACCOUNTANTS

     The financial statements of Coast Hotels and Casinos, Inc. as of December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998 and the financial statements of Coast Resorts, Inc., as the parent company only, as of December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998, all included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                         COAST HOTELS AND CASINOS, INC.

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Balance Sheets of Coast Hotels and Casinos, Inc. as of
  December 31, 1997 and 1998 and March 31, 1999
  (Unaudited)...............................................   F-3
Statements of Operations of Coast Hotels and Casinos, Inc.
  for the years ended December 31, 1996, 1997 and 1998 and
  for the three months ended March 31, 1998 and 1999
  (Unaudited)...............................................   F-4
Statements of Stockholder's Equity of Coast Hotels and
  Casinos, Inc. for the years ended December 31, 1996, 1997
  and 1998 and for the three months ended March 31, 1999
  (Unaudited)...............................................   F-5
Statements of Cash Flows of Coast Hotels and Casinos, Inc.
  for the years ended December 31, 1996, 1997 and 1998 and
  for the three months ended March 31, 1998 and 1999
  (Unaudited)...............................................   F-6
Notes to Financial Statements...............................   F-7

            COAST RESORTS, INC. (PARENT COMPANY ONLY)

Report of Independent Accountants...........................  F-27
Balance Sheets of Coast Resorts, Inc. (parent company only)
  as of December 31, 1997 and 1998 and March 31, 1999
  (Unaudited)...............................................  F-28
Statements of Operations of Coast Resorts, Inc. (parent
  company only) for the years ended December 31, 1996, 1997
  and 1998 and for the three months ended March 31, 1998 and
  1999 (Unaudited)..........................................  F-29
Statements of Stockholders' Equity of Coast Resorts, Inc.
  (parent company only) for the years ended December 31,
  1996, 1997 and 1998 and for the three months ended March
  31, 1999 (Unaudited)......................................  F-30
Statements of Cash Flows of Coast Resorts, Inc. (parent
  company only) for the years ended December 31, 1996, 1997
  and 1998 and for the three months ended March 31, 1998 and
  1999 (Unaudited)..........................................  F-31
Notes to Financial Statements...............................  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholder of
Coast Hotels and Casinos, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Coast Hotels and Casinos, Inc. (a wholly owned subsidiary of Coast Resorts, Inc.) at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Las Vegas, Nevada
February 5, 1999, except for Note 15 as to which the date is March 23, 1999

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                                 BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              MARCH 31,
                                               DECEMBER 31,   DECEMBER 31,      1999
                                                   1997           1998       (UNAUDITED)
                                               ------------   ------------   -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................    $ 29,426       $ 41,595       $ 35,697
  Accounts receivable, less allowance for
     doubtful accounts $194 (1997), $594
     (1998) and $767 (1999)..................       5,616          4,301          4,823
  Inventories................................       5,085          4,912          4,556
  Due from affiliate.........................       1,675             --             --
  Refundable income taxes....................       1,772             --             --
  Prepaid expenses and other.................      11,420          9,330         11,499
                                                 --------       --------       --------
       TOTAL CURRENT ASSETS..................      54,994         60,138         56,575
PROPERTY AND EQUIPMENT, net..................     305,420        301,252        302,892
DUE FROM AFFILIATE...........................          --             --          4,352
OTHER ASSETS.................................       6,447          5,644          8,495
                                                 --------       --------       --------
                                                 $366,861       $367,034       $372,314
                                                 ========       ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable...........................    $  9,107       $  9,888       $  6,214
  Accrued liabilities........................      27,651         25,338         28,080
  Due to affiliate...........................          --          1,353             --
  Construction accounts payable..............       2,491             --             --
  Current portion of long-term debt..........       8,076          7,905          7,817
                                                 --------       --------       --------
       TOTAL CURRENT LIABILITIES.............      47,325         44,484         42,111
LONG-TERM DEBT, less current portion.........     207,173        199,954        233,981
DEFERRED INCOME TAXES........................      10,063          6,654             --
DEFERRED RENT................................       4,954         13,024         13,988
                                                 --------       --------       --------
       TOTAL LIABILITIES.....................     269,515        264,116        290,080
                                                 --------       --------       --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
Common stock, $1.00 par value, 25,000 shares
  authorized, 1,000 shares issued and
  outstanding................................           1              1              1
Additional paid-in capital...................      95,858         86,903         86,903
Retained earnings............................       1,487         16,014         (4,670)
                                                 --------       --------       --------
       TOTAL STOCKHOLDER'S EQUITY............      97,346        102,918         82,234
                                                 --------       --------       --------
                                                 $366,861       $367,034       $372,314
                                                 ========       ========       ========

The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                            STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31,                MARCH 31,
                                                    ------------------------------   ------------------
                                                      1996       1997       1998      1998       1999
                                                    --------   --------   --------   -------   --------
                                                                                        (UNAUDITED)
OPERATING REVENUES:
  Casino..........................................  $148,509   $211,026   $242,992   $59,179   $ 66,057
  Food and beverage...............................    39,517     61,724     66,503    16,578     17,775
  Hotel...........................................    14,700     28,095     28,443     6,937      7,877
  Other...........................................    10,635     19,994     26,421     6,093      7,046
                                                    --------   --------   --------   -------   --------
  GROSS OPERATING REVENUES........................   213,361    320,839    364,359    88,787     98,755
  Less: promotional allowances....................   (17,374)   (26,956)   (31,996)   (7,773)    (8,689)
                                                    --------   --------   --------   -------   --------
NET OPERATING REVENUES............................   195,987    293,883    332,363    81,014     90,066
                                                    --------   --------   --------   -------   --------
OPERATING EXPENSES:
  Casino..........................................    74,169    114,932    127,512    31,512     32,046
  Food and beverage...............................    31,680     50,129     47,278    11,734     11,776
  Hotel...........................................     7,428     12,623     11,856     2,712      3,041
  Other...........................................     8,351     19,516     22,458     4,827      5,969
  General and administrative......................    37,992     54,351     55,879    13,148     14,315
  Pre-opening expenses............................     7,125         --         --        --         --
  Land lease......................................        --      2,100      3,190       525      1,110
  Deferred (non-cash) rent........................        --      2,378      3,198       594        964
  Depreciation and amortization...................     7,883     18,278     20,607     4,881      5,210
                                                    --------   --------   --------   -------   --------
     TOTAL OPERATING EXPENSES.....................   174,628    274,307    291,978    69,933     74,431
                                                    --------   --------   --------   -------   --------
OPERATING INCOME..................................    21,359     19,576     40,385    11,081     15,635
                                                    --------   --------   --------   -------   --------
OTHER INCOME (EXPENSES):
Interest expense:
  Related parties.................................      (160)      (148)        --        --         --
  Other...........................................   (22,076)   (26,194)   (27,323)   (6,764)    (6,514)
  Interest income.................................     4,791         98        695       101        215
  Interest capitalized............................     7,464      1,016         58        --         --
  Gain on disposal of equipment...................        58        919        168        25         --
                                                    --------   --------   --------   -------   --------
     TOTAL OTHER INCOME (EXPENSES)................    (9,923)   (24,309)   (26,402)   (6,638)    (6,299)
                                                    --------   --------   --------   -------   --------
NET INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM..............................    11,436     (4,733)    13,983     4,443      9,336
                                                    --------   --------   --------   -------   --------
PROVISION (BENEFIT) FOR INCOME TAXES..............     6,617     (1,401)     5,225     1,625      3,013
                                                    --------   --------   --------   -------   --------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.......     4,819     (3,332)     8,758     2,818      6,323
Extraordinary item -- loss on early retirement of
  debt, net of applicable income tax benefit
  ($14,543).......................................        --         --         --        --    (27,007)
                                                    --------   --------   --------   -------   --------
NET INCOME (LOSS).................................  $  4,819   $ (3,332)  $  8,758   $ 2,818   $(20,684)
                                                    ========   ========   ========   =======   ========
UNAUDITED PRO FORMA DATA (reflecting
  reorganization and change in tax status):
  Provision (benefit) for income taxes............     4,117
                                                    --------
  Net income (loss)...............................  $  7,319
                                                    ========

The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                       STATEMENTS OF STOCKHOLDER'S EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998 AND
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)


                                      COMMON STOCK     ADDITIONAL
                                     ---------------    PAID-IN     RETAINED
                                     SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                     ------   ------   ----------   --------   --------
Balances at December 31, 1995......  1,000      $1      $38,239     $  5,094   $ 43,334
  Exchange by Coast Resorts, Inc.
     of notes payable for common
     stock.........................     --      --       52,525           --     52,525
  Reclassification of undistributed
     earnings to additional paid-in
     capital upon termination of
     partnership status............     --      --        5,094       (5,094)        --
  Net income.......................     --      --                     4,819      4,819
                                     -----      --      -------     --------   --------
Balances at December 31, 1996......  1,000       1       95,858        4,819    100,678
  Net loss.........................                                   (3,332)    (3,332)
                                     -----      --      -------     --------   --------
Balances at December 31, 1997......  1,000       1       95,858        1,487     97,346
Transfer of Coast West, Inc. to the
  Company by Coast Resorts, Inc....     --      --       (8,955)       5,769     (3,186)
  Net income.......................     --      --                     8,758      8,758
                                     -----      --      -------     --------   --------
Balances at December 31, 1998......  1,000       1       86,903       16,014    102,918
  Net loss (unaudited).............                                  (20,684)   (20,684)
                                     -----      --      -------     --------   --------
Balances at March 31, 1999
  (unaudited)......................  1,000      $1      $86,903     $ (4,670)  $ 82,234
                                     =====      ==      =======     ========   ========


The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                            STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,                 MARCH 31,
                                                          -------------------------------   ------------------
                                                            1996        1997       1998      1998       1999
                                                          ---------   --------   --------   -------   --------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $   4,819   $ (3,332)  $  8,758   $ 2,818   $(20,684)
                                                          ---------   --------   --------   -------   --------
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and amortization.........................      7,883     18,278     20,607     4,881      5,210
  Provision for bad debts...............................      2,153      1,935      1,490       758        173
  Gain on disposal of equipment.........................        (58)      (919)      (168)      (25)        --
  Deferred rent.........................................         --      2,378      3,198       594        964
  Loss on early retirement of debt......................         --         --         --        --     41,550
  Deferred income taxes.................................      4,162        789        876       388     (7,927)
  Amortization of original issue discount...............        497        616        706       166        124
  (Increase) decrease in operating assets:
    Accounts receivable.................................     (1,608)    (1,773)       915      (736)      (694)
    Refundable income taxes.............................       (645)    (1,127)     1,772        --     (3,400)
    Inventories.........................................     (2,286)     1,279        173       184        356
    Prepaid expenses and other assets...................     (1,395)    (1,493)     2,463      (928)    (2,113)
    Increase (decrease) in operating liabilities:
      Accounts payable..................................      4,307     (2,727)       781    (1,734)    (3,674)
      Accrued liabilities...............................      9,204      2,142     (2,313)    7,295      2,742
                                                          ---------   --------   --------   -------   --------
        TOTAL ADJUSTMENTS...............................     22,214     19,378     30,500    10,843     33,311
                                                          ---------   --------   --------   -------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............     27,033     16,046     39,258    13,661     12,627
                                                          ---------   --------   --------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net of amounts in accounts
    payable.............................................   (125,722)   (57,736)   (15,492)   (4,794)    (6,532)
  Proceeds from sale of equipment.......................         20      1,070        168        25         --
                                                          ---------   --------   --------   -------   --------
NET CASH USED IN INVESTING ACTIVITIES...................   (125,702)   (56,666)   (15,324)   (4,769)    (6,532)
                                                          ---------   --------   --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings under bank lines of credit...      1,045         --         --        --     47,000
  Principal payments on bank lines of credit............    (29,200)        --         --        --         --
  Proceeds from issuance of long-term debt, net of
    discounts and commissions...........................    179,570     19,569         --        --    168,521
  Principal payments on long-term debt..................     (1,826)    (7,913)    (8,097)   (2,044)  (192,032)
  Payments of repurchase premiums.......................         --         --         --        --    (33,177)
  Advances to affiliate.................................     (2,568)    (3,165)    (3,668)      (32)    (2,305)
  Payments for debt issue costs.........................     (1,336)        --         --        --         --
                                                          ---------   --------   --------   -------   --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....    145,685      8,491    (11,765)   (2,076)   (11,993)
                                                          ---------   --------   --------   -------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....     47,016    (32,129)    12,169     6,816     (5,898)
CASH AND CASH EQUIVALENTS, at beginning of period.......     14,539     61,555     29,426    29,426     41,595
                                                          ---------   --------   --------   -------   --------
CASH AND CASH EQUIVALENTS, at end of period.............  $  61,555   $ 29,426   $ 41,595   $36,242   $ 35,697
                                                          =========   ========   ========   =======   ========

The accompanying notes are an integral part of these financial statements.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND INFORMATION AND BASIS OF PRESENTATION

Background Information

     Coast Hotels and Casinos, Inc. (the "Company") is a Nevada corporation and a wholly owned subsidiary of Coast Resorts, Inc. ("Coast Resorts"), which is also a Nevada corporation. The Company was formed in September 1995 and owns and operates the following hotel-casinos in Las Vegas, Nevada:

     - Gold Coast Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip on Flamingo Road.

     - Barbary Coast Hotel and Casino, which is located on the Las Vegas Strip.

     - The Orleans Hotel and Casino, which is located approximately one mile west of the Las Vegas Strip on Tropicana Avenue. The Orleans opened for business on December 18, 1996.

     Prior to the Reorganization described below, the Gold Coast Hotel and Casino and the Barbary Coast Hotel and Casino had previously been operated independently by Gold Coast Hotel and Casino, a Nevada limited partnership organized in 1986 ("Gold Coast"), and Barbary Coast Hotel and Casino, a Nevada partnership organized in 1979 ("Barbary Coast").

     On January 1, 1996, the partners of Gold Coast and Barbary Coast (the "Predecessor Partnerships") completed a reorganization (the "Reorganization") with Coast Resorts. Coast Resorts was formed in September 1995 for the purpose of effecting the Reorganization of the Predecessor Partnerships. Coast Resorts, Gold Coast and Barbary Coast were all related through common ownership and management control.

     In the Reorganization, the partners of the Predecessor Partnerships each transferred to Coast Resorts, by assignment or through the merger of Gaughan-Herbst, Inc., a Nevada corporation, the sole general partner of the Gold Coast, their respective partnership interests in the Predecessor Partnerships in exchange for an aggregate of 1,000,000 shares of common stock, par value $.01 per share, of Coast Resorts. The partners of the Gold Coast (or their principals) received in the aggregate 65% of such shares of common stock of Coast Resorts, and the partners of the Barbary Coast received in the aggregate 35% of such shares. The shares of common stock were issued to the respective partners (or their principals) of each such Predecessor Partnership based upon such partners' pro rata interests in such Predecessor Partnership.

     Concurrently with the exchange of the partners' interests in the Predecessor Partnerships and the merger of Gaughan-Herbst, Inc. into Coast Resorts, Coast Resorts became the sole partner of each of the Predecessor Partnerships, and each Predecessor Partnership dissolved and terminated. Immediately upon the dissolution and termination, all of the assets and liabilities of the Predecessor Partnerships became the assets and liabilities of Coast Resorts. Coast Resorts immediately contributed to our company all of the assets of the Predecessor Partnerships other than those relating to a certain ground lease (the "Coast West Lease"), which Coast Resorts contributed to Coast West Inc.,

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 -- BACKGROUND INFORMATION AND BASIS OF PRESENTATION -- CONTINUED

another wholly-owned subsidiary of Coast Resorts ("Coast West"). In addition, our company assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships other than (i) obligations under a portion of subordinated notes payable to former partners and $1,500,000 principal amount of demand notes payable to a related party which were retained by Coast Resorts and were exchanged for shares of Coast Resorts Common Stock (as defined below), and (ii) those liabilities incident to the Coast West Lease, and Coast West assumed, jointly and severally with Coast Resorts, all of the liabilities of the Predecessor Partnerships incident to the Coast West Lease.

     Coast Resorts retained the liability for an aggregate principal amount of $51,025,000 in notes payable to former partners and retained the liability for $1,500,000 relating to demand notes due to a related party (the "Exchange Liabilities"). On January 16, 1996, the Exchange Liabilities were exchanged for 494,353 shares of common stock, par value $.01 per share, of Coast Resorts (the "Coast Resorts Common Stock"), based upon management's estimate of the fair market value of such common stock.

     As a result of the Reorganization, the former partners of the Predecessor Partnerships (or their principals) immediately following the Reorganization owned all of the issued and outstanding shares of common stock of Coast Resorts, Coast Resorts owned all of the issued and outstanding common stock of our company and Coast West, and our company and Coast West owned and had assumed in the aggregate all of the assets and liabilities of the Predecessor Partnerships, other than the Exchange Liabilities that were exchanged for Coast Resorts Common Stock.

     As further described in Note 9, on July 21, 1998 Coast Resorts contributed the common stock of Coast West to our company, as a result of which Coast West became a wholly owned subsidiary of our company. Coast West was then subsequently merged into the company.

Basis of Presentation

     Gold Coast and Barbary Coast historically operated under a high degree of common control. The former Managing General Partner of Gold Coast was also the Managing General Partner of Barbary Coast. Due to the common control of Gold Coast and Barbary Coast and the continuation of ownership by the former partners, the Reorganization was accounted for as a reorganization of entities under common control. Accordingly, the financial statements of our company reflect the Reorganization in a manner similar to a pooling of interests.

     The financial statements include the accounts of our company, and from July 21, 1998 through December 31, 1998, its subsidiary Coast West. All intercompany balances and transactions have been eliminated.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 -- BACKGROUND INFORMATION AND BASIS OF PRESENTATION -- CONTINUED

1999 Interim Financial Information

     The accompanying financial statements as of and for the three months ended March 31, 1998 and 1999 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited financial statements should be read in conjunction with the audited financial statements and footnotes for the year ended December 31, 1998. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the unaudited financial statements are not necessarily indicative of expected results for the full year.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Inventories

     Inventories, which consist primarily of food and beverage, liquor store, and gift shop merchandise, are valued at the lower of cost or market value, which is determined using the first-in, first-out and the average cost methods, except for the base stocks of bar glassware and restaurant china which are stated at original cost with subsequent replacements charged to expense.

Original Issue Discount and Debt Issue Costs

     Original issue discount is amortized over the life of the related indebtedness using the effective interest method. Costs associated with the issuance of debt are deferred and amortized over the life of the related indebtedness also using the effective interest method.

Property, Equipment and Depreciation

     Property and equipment are stated at cost. Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is included in income. Depreciation is computed by the straight-line method over the estimated useful lives of property and equipment, which range from 5 to 15 years for equipment and up to 40 years for buildings and improvements.

     During construction, our company capitalizes interest and other direct and indirect development costs. Interest is capitalized monthly by applying the effective interest rate on certain borrowings to the average balance of expenditures. The interest that was capitalized was $7,464,000 (1996), $1,016,000 (1997) and $58,000 (1998).

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

Pre-opening and Related Promotional Expense

     Costs associated with the opening of new hotel-casinos or major additions to an existing hotel-casino, including personnel, training, certain marketing and other costs, are capitalized and charged to expense over management's estimate of the period of economic benefit associated with such costs. Management believes that such period, with respect to major hotel-casinos, is within one fiscal quarter of the date of opening. Effective January 1, 1999, pre-opening costs are expensed as incurred. There were no capitalized pre-opening costs at December 31, 1997 or 1998.

Valuation of Long-Lived Assets

     Long-lived assets and certain identifiable intangibles held and used by our company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Advertising Costs

     Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program. Direct-response advertising costs consist primarily of mailing costs associated with direct mail programs. Capitalized advertising costs were immaterial at December 31, 1997 and 1998. Advertising expense was approximately $3.8 million, $7.5 million, and $6.0 million for the years ended December 31, 1996, 1997 and 1998, respectively.

Casino Revenue

     In accordance with common industry practice, our company recognizes as casino revenue the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons.

Deferred Revenue

     Wagers received on all sporting events are recorded as a liability until the final outcome of the event when the payoffs, if any, can be determined.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

Progressive Jackpot Payouts

     The Company has a number of progressive slot machines, progressive poker games and a progressive keno game. As coins are played on the progressive slot machines, the amount available to win increases, to be paid out when the appropriate jackpot is hit. The keno game and poker game payouts also increase with the amount of play, to be paid out when hit. In accordance with common industry practice, our company has recorded the progressive jackpot as a liability with a corresponding charge against casino revenue.

Promotional Allowances

     The retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross revenues and then deducted as promotional allowances, to arrive at net revenues. The estimated cost of providing these complimentary services is as follows for the years ended December 31, 1996, 1997 and 1998:

                                                   DECEMBER 31,
                                           -----------------------------
                                            1996       1997       1998
                                           -------    -------    -------
                                                  (IN THOUSANDS)
Hotel....................................  $ 1,804    $ 2,023    $ 2,497
Food and beverage........................   14,725     23,187     25,552
                                           -------    -------    -------
  Total cost of promotional allowances...  $16,529    $25,210    $28,049
                                           =======    =======    =======

     The cost of promotional allowances has been allocated to expense as follows for the years ended December 31, 1996, 1997 and 1998:

                                                   DECEMBER 31,
                                           -----------------------------
                                            1996       1997       1998
                                           -------    -------    -------
                                                  (IN THOUSANDS)
Casino...................................  $15,361    $22,280    $25,290
Other....................................    1,168      2,930      2,759
                                           -------    -------    -------
                                           $16,529    $25,210    $28,049
                                           =======    =======    =======

Slot Club Promotion

     The Company has established promotional clubs to encourage repeat business from frequent and active slot machine customers. Members in the clubs earn points based on slot activity accumulated in the members' account. Points can be redeemed for certain consumer products (typically household appliances), travel, food and beverage or cash. The Company accrues for slot club points expected to be redeemed in the future based on the average cost of items expected to be redeemed.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

Income Taxes

     Prior to the Reorganization, our company operated as individual partnerships which did not pay federal income taxes. The partners of Gold Coast and Barbary Coast were taxed on their proportionate share of each of their respective partnership's taxable income or loss.

     Subsequent to the Reorganization, our company is included in the consolidated federal income tax return filed by Coast Resorts. The Company's tax allocation is based on the amount of tax it would incur if it filed a separate return. Coast Resorts will pay our company an amount equal to the tax benefit arising from the utilization of net operating losses of our company to the extent that such losses result in a reduction in the amount of tax payable by Coast Resorts.

     In connection with the Reorganization, effective January 1, 1996, our company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS 109 on January 1, 1996 resulted in the recognition in the 1996 financial statements of net deferred tax liabilities and a corresponding charge to earnings through the income tax provision of approximately $2,500,000. In addition, upon termination of the partnership tax status on January 1, 1996, all undistributed earnings of the predecessor partnerships were reclassified to additional paid-in capital.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with a remaining maturity at acquisition of three months or less to be cash equivalents. Cash in excess of daily requirements is typically invested in U.S. Government-backed repurchase agreements with maturities of 30 days or less. Such investments are generally made with major financial institutions having a high credit rating. At times, our company's cash deposited in financial institutions may be in excess of federally insured limits. These instruments are stated at cost, which approximates fair value because of their short maturity.

Short-term Investments

     Short-term investments purchased with an original maturity of over three months but less than one year are stated at cost, which approximates fair value because of their short maturity. There were no short-term investments at December 31, 1997 or 1998.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

Concentration of Credit Risk

     The Company extends credit to patrons after background checks and investigations of creditworthiness and does not require collateral. The Company has a concentration of credit risk in Southern Nevada. The Company records provisions for potential credit losses and such losses have been within management's expectations. Management believes that as of December 31, 1998, no significant concentration of credit risk exists for which an allowance has not already been determined and recorded.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock Options

     The Financial Accounting Standards Board has issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This Statement defines a fair value based method of accounting for an employee stock option in which companies account for stock options by recognizing, as compensation expense in the statement of operations, the fair value of stock options granted over the vesting period of the option. The statement also permits companies to continue accounting for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has elected to account for stock options under APB No. 25 and will disclose the pro forma impact on net income and earning per share as if our company had used the fair value method recommended by SFAS No. 123.

Reclassifications

     Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform with the 1998 presentation.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of the following as of December 31, 1997 and 1998:

                                                      DECEMBER 31,
                                                  ---------------------
                                                    1997        1998
                                                  --------    ---------
                                                     (IN THOUSANDS)
Building........................................  $232,661    $ 233,570
Furniture and fixtures..........................   139,022      146,175
                                                  --------    ---------
                                                   371,683      379,745
Less accumulated depreciation...................   (81,733)    (100,369)
                                                  --------    ---------
                                                   289,950      279,376
Land............................................    15,232       15,232
Construction in progress........................       238        6,644
                                                  --------    ---------
Net property and equipment......................  $305,420    $ 301,252
                                                  ========    =========

NOTE 4 -- LEASES

     The Barbary Coast building is located on land which is leased. The lease term runs through May 2003 with a purchase option and two 30 year renewal options. In addition, the parking lot adjacent to the building is being leased under a 10 year lease which runs through December 2003. Annual rental payments under these leases total $300,000.

     During December 1995, our company entered into a ground lease for the land underlying the Orleans. The land is owned by The Tiberti Company, a Nevada general partnership, of which a stockholder of Coast Resorts is the managing partner. The stockholder is also the president and a director and stockholder of the general contractor for the construction of the Orleans, as more fully described in Note 10. The lease provides for an initial term of fifty years with a twenty-five year renewal option and includes a purchase option, exercisable by our company, at fair market value during the twentieth and twenty-first years of the lease. Lease payments range from $175,000 to $250,000 per month during the first sixteen years of the lease increasing by 3% per annum thereafter. The total amount of the base rent payments on the Orleans lease is being charged to expense on the straight-line method over the term of the lease. The Company has recorded deferred rent to reflect the excess of rent expense over cash payments since inception of the lease.

     The Coast West lease was entered into in September 1995, for a parcel of land located in the western area of Las Vegas to be used for future development opportunities. The Coast West Lease term runs through December 31, 2055, with three 10-year renewal options. Monthly payments started at $166,667 for the year ended December 31, 1995. Thereafter, the monthly rent increases by the amount of $5,000 in January of each year. The lease includes a put option exercisable by the landlord requiring the purchase of the land at fair market value at the end of the 20th through 24th years of the lease, provided that the purchase price shall not be less than ten times, nor more than fifteen times, the annual rent at such time. Based on the terms of the lease, the potential purchase price

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 -- LEASES -- CONTINUED

commitment ranges from approximately $31,000,000 to approximately $51,000,000 in the years 2014 through 2018. The total amount of the base rent payments on the Coast West Lease are being charged to expense on the straight-line method over the term of the lease. The Company has recorded deferred rent to reflect the excess of rent expense over cash payments since the inception of the lease.

Future Minimum Lease Payments

     The following is an annual schedule of future minimum cash lease payments required under operating leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 1998:

                                OPERATING LEASES
                                 (IN THOUSANDS)

            YEAR ENDING DECEMBER 31,                  PAYMENTS
            ------------------------               --------------
                                                   (IN THOUSANDS)
1999.............................................     $  4,890
2000.............................................        5,000
2001.............................................        5,060
2002.............................................        5,370
2003.............................................        5,480
Later years......................................      420,657
                                                      --------
  Total minimum lease payments...................     $446,457
                                                      ========

Rent Expense

     Rent expense for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                     DECEMBER 31,
                                              --------------------------
                                               1996      1997      1998
                                              ------    ------    ------
                                                    (IN THOUSANDS)
Occupancy rentals...........................  $4,777    $4,777    $6,688
Other equipment.............................     414       900       115
                                              ------    ------    ------
                                              $5,191    $5,677    $6,803
                                              ======    ======    ======

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- ACCRUED LIABILITIES

     Major classes of accrued liabilities consist of the following as of December 31, 1997 and 1998:

                                                        DECEMBER 31,
                                                     ------------------
                                                      1997       1998
                                                     -------    -------
                                                       (IN THOUSANDS)
Slot club liability................................  $ 6,475    $ 7,548
Compensation and benefits..........................    8,177      7,318
Progressive jackpot payouts........................    4,101      4,511
Customer deposits and unpaid winners...............    5,069      3,003
Deferred sports book revenue.......................      871        914
Taxes..............................................    1,046        575
Accrued interest expense...........................    1,354      1,207
Other..............................................      558        262
                                                     -------    -------
                                                     $27,651    $25,338
                                                     =======    =======

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 -- LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, 1997 and 1998:

                                                       DECEMBER 31,
                                                   --------------------
                                                     1997        1998
                                                   --------    --------
                                                      (IN THOUSANDS)
Related parties:
7.5% notes, payable in monthly installments of
  interest only, with all principal and any
  unpaid interest due December 31, 2001. The
  notes are uncollateralized and are payable to
  the former partners of Barbary Coast and Gold
  Coast. Approximately $51,025,000 of the notes
  were exchanged for Coast Resorts Common Stock
  on January 16, 1996 as more fully described in
  Note 1.........................................  $  1,975    $  1,975
Non-related parties:
13% First Mortgage Notes due December 15, 2002,
  with interest payable semiannually on June 15
  and December 15, net of original issue discount
  of $4,677,000 in 1997 and $3,971,000 in 1998...   170,323     171,029
10 7/8% First Mortgage Notes due November 1,
  2001, with interest payable quarterly on March
  15, June 15, September 15 and December 15......    16,800      16,800
9.19% note payable, payable in 60 monthly
  installments of approximately $750,000,
  including principal and interest,
  collateralized by certain gaming and other
  equipment......................................    22,481      14,987
8.6% note due August 11, 2007, payable in monthly
  installments of $26,667 principal plus interest
  on remaining principal balance, collateralized
  by 1980 Hawker aircraft........................     3,067       2,773
Other notes payable..............................       603         295
                                                   --------    --------
                                                    215,249     207,859
Less: current portion............................     8,076       7,905
                                                   --------    --------
                                                   $207,173    $199,954
                                                   ========    ========

     On January 30, 1996, our company completed a private placement of $175 million principal amount of 13% First Mortgage Notes Due December 15, 2002 (the "13% First Mortgage Notes"). Interest on the 13% First Mortgage Notes is payable semi-annually commencing June 15, 1996. The 13% First Mortgage Notes are unconditionally guaranteed by Coast Resorts, Coast West and certain future subsidiaries of our company. Net proceeds from the offering (after deducting original issue discount and commissions) were approximately $164.1 million. Of that amount, (i) approximately $114.8 million was deposited in a construction disbursement account restricted for use by our company to finance in part the cost of developing, constructing, equipping and opening The Orleans,

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 -- LONG-TERM DEBT -- CONTINUED

(ii) approximately $19.3 million was used by our company to purchase U.S. Government Obligations which were deposited into an interest escrow account restricted to fund the interest payable on the 13% First Mortgage Notes through December 15, 1996 and (iii) approximately $29.2 million was used by our company to repay all outstanding indebtedness under our company's credit facility, which was terminated. The balance of approximately $800,000 was used to pay, in part, the estimated offering expenses of $2.4 million.

     The 13% First Mortgage Notes are redeemable at the option of our company at 106.50% and 103.25% of the principal amount thereof during the twelve month periods beginning December 15, 2000 and 2001, respectively. In addition, on or before December 15, 1998, our company was entitled to redeem up to $57.25 million aggregate principal amount of 13% First Mortgage Notes at 110% of the principal amount thereof with the net proceeds of a public offering of Coast Resorts Common Stock subject to certain limitations as outlined in the indenture governing the 13% First Mortgage Notes (the "Indenture").

     Pursuant to the terms of the Indenture, in December 1996 our company incurred approximately $30 million of equipment financing for The Orleans. In August 1997, our company incurred an additional $3.2 million in equipment financing. At December 31, 1997 and 1998, outstanding equipment financing totaled approximately $25.5 million and $17.8 million, respectively.

     The Indenture contains covenants that, among other things, limit the ability of our company to pay dividends or make advances to Coast Resorts, repay existing indebtedness, incur additional indebtedness, or sell material assets, as defined in the Indenture. Additionally, pursuant to the Indenture, if on July 20, 1998 (the twentieth day of the month following the first month in which The Orleans has been operating for 18 months) the Fixed Charge Coverage Ratio (as defined in the Indenture) of our company for the most recently ended four full fiscal quarters was less than 1.5 to 1, our company would have been required to consummate an asset sale of the Barbary Coast within one year. The proceeds from such asset sale would be required to be used by our company to repurchase Notes at a price equal to 101% of the principal amount of such Notes. As of June 30, 1998, the measurement date, the Fixed Charge Coverage Ratio was in excess of 1.5 to 1.

     The Company is permitted by the Indenture governing the 13% First Mortgage Notes to borrow up to an additional $20 million for working capital purposes. In November 1997, our company issued $16.8 million principal amount of 10 7/8% first mortgage notes due November 1, 2001 ("10 7/8% First Mortgage Notes"). The 10 7/8% First Mortgage Notes are collateralized on a pari passu basis with the 13% First Mortgage Notes. Interest on the 10 7/8% First Mortgage Notes is payable quarterly on March 15, June 15, September 15 and December 15. The
10 7/8% First Mortgage Notes are unconditionally guaranteed by Coast Resorts and certain future subsidiaries of Coast Hotels. Net proceeds from the offering (after deducting commissions) were approximately $16.5 million and were used for working capital purposes.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 -- LONG-TERM DEBT -- CONTINUED

     The 10 7/8% First Mortgage Notes are redeemable at any time prior to November 1, 2001 at a redemption price equal to the principal amount thereof, plus any accrued and unpaid interest plus an "Applicable Premium" as defined in the indenture governing the 10 7/8% First Mortgage Notes. That indenture contains covenants that, among other things, limit the ability of our company to pay dividends to Coast Resorts, repay existing indebtedness, incur additional indebtedness or sell material assets.

     Maturities on long-term debt are as follows:

            YEAR ENDING DECEMBER 31,                 MATURITIES
            ------------------------               --------------
                                                   (IN THOUSANDS)
1999.............................................     $  7,905
2000.............................................        7,918
2001.............................................       19,150
2002.............................................      175,323
2003.............................................          323
Thereafter.......................................        1,211
                                                      --------
                                                      $211,830
                                                      ========

NOTE 7 -- INCOME TAXES AND PRO FORMA DATA

     As discussed in Note 1, prior to the Reorganization, our company operated as individual partnerships which did not pay federal income taxes. Effective January 1, 1996, our company adopted SFAS 109. The adoption of SFAS 109 resulted in the recognition in the 1996 financial statements of net deferred tax liabilities and a corresponding charge to earnings through the income tax provision of approximately $2,500,000. Had the companies been taxed as C Corporations since formation, the income tax provision and net income for the year ended December 31, 1996 would have been $4,117,000 and $7,319,000, respectively.

     The components of the income tax provision (benefit) for the years ended December 31, 1996, 1997 and 1998 were as follows:

                                                    DECEMBER 31,
                                             ---------------------------
                                              1996      1997       1998
                                             ------    -------    ------
                                                   (IN THOUSANDS)
Federal:
  Current..................................  $2,454    $(2,189)   $4,349
  Deferred.................................   4,163        788       876
                                             ------    -------    ------
                                             $6,617    $(1,401)   $5,225
                                             ======    =======    ======

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 7 -- INCOME TAXES AND PRO FORMA DATA -- CONTINUED

     The income tax provision (benefit) for the years ended December 31, 1996, 1997 and 1998 differs from that computed at the federal statutory corporate tax rate as follows:

                                                      DECEMBER 31,
                                                 -----------------------
                                                 1996    1997       1998
                                                 ----    -----      ----
Federal statutory rate.........................  34.0%   (34.0)%    35.0%
Establishment of deferred taxes................  21.0%      --        --
Other..........................................   2.0%     4.4%      2.4%
                                                 ----    -----      ----
     Effective tax rate........................  57.0%   (29.6)%    37.4%
                                                 ====    =====      ====

     The tax effects of significant temporary differences representing net deferred tax assets and liabilities at December 31, 1997 and 1998 are as follows:

                                                       DECEMBER 31,
                                                   --------------------
                                                     1997        1998
                                                   --------    --------
                                                      (IN THOUSANDS)
Deferred tax assets:
  Current:
  Accrued vacation...............................  $    565    $    810
  Allowance for doubtful accounts................     2,893         286
  Accrued slot club points.......................       902         444
  Progressive liabilities........................     1,025       1,103
  Accrued medical and other benefits.............       131         202
  Tax credits....................................     1,299          --
  NOL carryforward...............................       273          --
  Other..........................................        42          --
                                                   --------    --------
          Total current..........................     7,130       2,845
                                                   --------    --------
  Non-current:
  FICA, alternative minimum tax and other tax
     credits.....................................        --       2,195
  Deferred rent..................................     1,734       4,688
                                                   --------    --------
          Total non-current......................     1,734       6,883
                                                   --------    --------
Total deferred tax assets........................     8,864       9,728
                                                   --------    --------
Deferred tax liabilities:
  Non-current:
  Property, plant and equipment..................   (11,797)    (13,537)
                                                   --------    --------
          Total deferred tax liabilities.........   (11,797)    (13,537)
                                                   --------    --------
Net deferred tax liability.......................  $ (2,933)   $ (3,809)
                                                   ========    ========

NOTE 8 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of our company's financial instruments have been determined by our company using available market information and appropriate valuation

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 8 -- FAIR VALUE OF FINANCIAL INSTRUMENTS -- CONTINUED

methodologies. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of our company's other financial instruments at December 31, 1998 are as follows:

                                                   CARRYING      FAIR
                                                    AMOUNT      VALUE
                                                   --------    --------
                                                      (IN THOUSANDS)
Liabilities:
  Current portion of long-term debt..............  $  7,905    $  7,905
  13% First Mortgage Notes.......................  $171,029    $196,000
  10 7/8% First Mortgage Notes...................  $ 16,800    $ 19,328
  Other long-term debt...........................  $ 12,125    $ 10,789

     The methods and assumptions are summarized as follows:

     For current portion of long-term debt, the carrying amount approximates fair value due to the short-term nature of such debt. The fair value of the 13% First Mortgage Notes was determined based upon market quotes. The fair value of the 10 7/8% First Mortgage Notes was determined using the make-whole premium as defined in the associated indenture. For all other long-term debt, the fair value is estimated using a discounted cash flow analysis, based on the incremental borrowing rates currently available to our company for debt with similar terms and maturity.

NOTE 9 -- COAST WEST, INC.

     The Company had agreed to provide advances to Coast West sufficient to make payments on the Coast West Lease and other obligations, including project development and site improvement. The Indenture limited the amount outstanding under advances to Coast West to $8.0 million unless Coast West became a subsidiary of our company. Based on the cash requirements of Coast West for lease payments and anticipated development costs, it was likely that by September 1998 Coast West would require cash from our company that, when added to the outstanding advances from our company, would exceed $8.0 million. On July 21, 1998, Coast Resorts contributed the capital stock of Coast West to our company, as a result of which Coast West became a wholly owned subsidiary of our company. In 1999, the operations of Coast West were merged into the Company and the subsidiary was dissolved.

     As of the date of the stock transfer, Coast West had total assets of $3,615,000, total liabilities of $12,570,000, which includes $7,699,000 due to our company and $4,871,000 of deferred rent, and an accumulated deficit of $8,955,000. The Company had recorded an allowance for doubtful accounts in connection with advances provided to Coast West for lease payments. On the date of the stock transfer, the total allowance for bad debt expense recorded by our company in relation to those advances was $5,769,000. Upon the transfer of Coast West stock, our company wrote off this allowance for doubtful accounts to

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 9 -- COAST WEST, INC. -- CONTINUED

retained earnings and recorded the assumption of the $8,955,000 of net liabilities of Coast West as a decrease in additional paid-in capital.

NOTE 10 -- RELATED PARTY TRANSACTIONS

     The Company's advertising services are provided by LGT Advertising, a company owned by several stockholders of Coast Resorts. LGT purchases advertising for our company from third parties and passes along any discounts they receive. LGT and its owners receive no compensation or profit for these services, as our company is invoiced for actual costs incurred. Advertising expense amounted to approximately $3.8 million, $7.5 million and $6.0 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company received laundry services from Exber, Inc. (dba El Cortez Hotel & Casino). A major stockholder-officer of Exber, Inc. is the father of a major stockholder of Coast Resorts and a director and officer of our company. Laundry expense payable to Exber, Inc. was approximately $864,000 for the year ended December 31, 1996. The Company discontinued its laundry service from Exber, Inc. in October 1996.

     The Company purchases certain of its equipment and inventory for its operations from RJS, a company owned by the father of a major stockholder and director of Coast Resorts and a director and officer of our company and our company's restaurant manager. RJS invoices our company based on actual costs incurred. For the fiscal years ended December 31, 1996, 1997 and 1998, our company incurred expenses payable to RJS of approximately $4.1 million, $1.4 million and $829,000, respectively.

     The Company purchases wallboards and parlay cards for its race and sports books from Nevada Wallboards, Inc. A major stockholder and director of Coast Resorts and a director and officer of our company is the majority stockholder of Nevada Wallboards, Inc. For the fiscal years ended December 31, 1996, 1997 and 1998, our company incurred expenses payable to Nevada Wallboards of approximately $145,000, $198,000 and $186,000, respectively.

     A director of our company is the President and sole stockholder of Yates-Silverman, Inc. which was retained by our company as the designer of The Orleans and the Coast West project. For the fiscal years ended December 31, 1996, 1997 and 1998, our company incurred expenses payable to Yates-Silverman of approximately $508,000, $177,000 and $500,000, respectively.

     The Company maintains numerous racetrack dissemination contracts with Las Vegas Dissemination, Inc. ("LVD"). The son of a major stockholder and director of Coast Resorts and a director and officer of our company is the president and sole shareholder of LVD. LVD has been granted a license by the Nevada gaming authorities to disseminate live racing for those events and tracks for which it contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services in the State of Nevada. Under these dissemination contracts, our company pays to LVD an amount based

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 -- RELATED PARTY TRANSACTIONS -- CONTINUED

on the wagers accepted for races held at the racetracks covered by the respective contracts. The Company also pays to LVD a monthly fee for race wire services. For the fiscal years ended December 31, 1996, 1997 and 1998, our company incurred expenses payable to LVD of approximately $889,000, $1.1 million and $3.1 million, respectively.

     J.A. Tiberti Construction Company ("Tiberti Construction") has served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, for the original construction of the Barbary Coast and all expansions thereof and for the original construction and Phase II expansion of The Orleans. The president of Tiberti Construction is a stockholder and director of Coast Resorts and a director of our company. For the years ended December 31, 1996, 1997 and 1998, our company paid approximately $80.3 million, $26.2 million and $3.7 million, respectively, to Tiberti Construction in connection with such construction services.

     As more fully described in Note 4, our company is a party to a ground lease with The Tiberti Company with respect to the land underlying The Orleans. The president of The Tiberti Company is a director and stockholder of Coast Resorts. Amounts paid to the Tiberti Company with respect to the lease were $3.0 million, $2.1 million and $2.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 11 -- BENEFIT PLANS

401(k) Plans

     The Company offers separate defined contribution 401(k) plans for eligible employees. During 1996, previously separate plans of the Gold Coast and the Barbary Coast were consolidated into one plan. All employees of the Gold Coast and The Orleans, and all employees of the Barbary Coast not covered by a collective bargaining agreement, are eligible to participate. The employees may elect to defer up to 15% of their yearly compensation, subject to statutory limits. The Company makes matching contributions of 50% of the first 6% of the employees' contribution. Contribution expense was $1,176,000, $842,000 and $1,252,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Defined Benefit Plan

     Certain employees at the Barbary Coast are covered by a union-sponsored, collectively bargained, multi-employer, defined benefit pension plan. The Barbary Coast contributed $274,000, $313,000 and $308,000 during the years ended December 31, 1996, 1997 and 1998, respectively, to the plan. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 -- BENEFIT PLANS -- CONTINUED

Stock Compensation Plan

     In December 1996, the Board of Directors of Coast Resorts adopted the 1996 Stock Incentive Plan (the "Plan") which authorizes the issuance of (i) shares of Coast Resorts Common Stock or any other class of security of Coast Resorts which is convertible into shares of Coast Resorts Common Stock or (ii) a right or interest with an exercise or conversion privilege at a price related to Coast Resorts Common Stock or with a value derived from the value of such common stock. Awards under the Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Officers, key employees, directors (whether employee directors or non-employee directors) and consultants of Coast Resorts and its subsidiaries are eligible to participate in the Plan.

     Under the terms of the Plan, the aggregate number of shares issued and issuable pursuant to all awards, including all incentive stock options, granted under the Plan shall not exceed 220,000 at any time. In addition, the aggregate number of shares subject to awards granted during any calendar year to any one eligible person, including the number of shares involved in awards having a value derived from the value of shares, shall not exceed 40,000.

     No awards shall be made under the Plan after the tenth anniversary of the adoption of the Plan. Although shares may be issued after the tenth anniversary of the adoption of the Plan pursuant to awards made prior to such date, no shares shall be issued under the Plan after the twentieth anniversary of adoption of the Plan. As of December 31, 1998, no awards have been made under the Plan.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 -- SUPPLEMENTAL CASH FLOWS INFORMATION

     For the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 supplemental cash flows information amounts are as follows:

                                        DECEMBER 31,                MARCH 31,
                                -----------------------------    ----------------
                                 1996       1997       1998       1998      1999
                                -------    -------    -------    ------    ------
                                       (IN THOUSANDS)             (IN THOUSANDS)
                                                                   (UNAUDITED)
Interest paid.................  $21,607    $25,488    $26,764    $1,473    $7,308
                                =======    =======    =======    ======    ======
Income taxes paid.............  $ 3,100    $    --    $ 2,300    $3,841    $   --
                                =======    =======    =======    ======    ======
Supplemental schedule of non-
  cash investing and financing
  activities:
Property and equipment
  acquisitions included in
  accounts payable or financed
  through notes payable.......  $38,918    $ 2,491    $    --    $   --    $   --
                                =======    =======    =======    ======    ======
Conversion of notes payable to
  Coast Resorts Common
  Stock.......................  $52,525    $    --    $    --    $   --    $   --
                                =======    =======    =======    ======    ======
Transfer of net liabilities of
  Coast West to our company by
  Coast Resorts ($8,955) less
  write-off of related
  allowance for advances to
  Coast West ($5,769).........  $    --    $    --    $ 3,186    $   --    $   --
                                =======    =======    =======    ======    ======

NOTE 13 -- REGULATION OF GAMING OPERATIONS

     The gaming operations of our company are subject to the licensing and regulatory control of the Nevada Gaming Commission (the Nevada Commission), the Nevada State Gaming Control Board (the Nevada Control Board) and the Clark County Liquor and Gaming Board (the Clark County Board) (collectively, the "Nevada Gaming Authorities"). These agencies issue gaming licenses based upon, among other considerations, evidence that the character and reputation of principal owners, officers, directors, and certain other key employees are consistent with regulatory goals. The necessary licenses have been secured by our company. The licenses are not transferable and must be renewed periodically upon the payment of appropriate taxes and license fees. The Nevada Gaming Authorities have broad discretion with regard to the renewal of the licenses which may at any time revoke, suspend, condition, limit or restrict a license for any cause deemed reasonable by the issuing agency. Officers, directors, and key employees of our company must be approved by the Nevada Control Board and licensed by the Nevada Commission and Clark County Board.

                         COAST HOTELS AND CASINOS, INC.
               (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 -- COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of our company.

NOTE 15 -- SUBSEQUENT EVENTS

First Mortgage Notes Repurchase

     In March 1999, we issued $175.0 million of 9.5% senior subordinated notes with interest payable on April 1 and October 1 beginning October 1, 1999 and entered into a $75.0 million credit facility due 2004 to facilitate a refinancing. With the proceeds from those notes and borrowings under the credit facility, we repurchased substantially all of the outstanding 13% first mortgage notes and all of the 10 7/8% first mortgage notes and amended the indenture under which the 13% first mortgage notes were issued to eliminate substantially all of its restrictive covenants. Approximately $2.0 million in principal amount of the 13% first mortgage notes remain outstanding and are governed by the terms of the amended indenture. In connection with the repurchase of the 13% first mortgage notes and the 10 7/8% first mortgage notes, we incurred repurchase premiums of $31.0 million and $2.1 million, respectively. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss of $27.0 million, net of applicable income tax benefit of $14.5 million.

Stock Option Plan

     Effective January 1, 1999, Coast Resorts issued options to purchase 30,415 shares of its common stock to its chief operating officer, who is also the chief operating officer of our company. The options vest in increments on January 1, 1999, January 1, 2000 and January 1, 2001. The exercise price on the options is at $100 per share, which is equivalent to the estimated fair value of Coast Resorts' common stock at the grant date, as estimated by Coast Resorts from recent sales of common stock between shareholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Stockholders of
Coast Resorts, Inc.

     In our opinion, the accompanying balance sheets and related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Coast Resorts, Inc. (parent company only) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The Company has no material business activity other than that conducted through its wholly owned subsidiary, Coast Hotels and Casinos, Inc. ("CHC"). The accompanying financial statements include the parent's investment in CHC using the equity method of accounting, and have been prepared solely to accompany the financial statements of CHC. The financial statements of Coast Resorts, Inc. (parent company only) should be read in conjunction with the financial statements of CHC included in this prospectus.

PricewaterhouseCoopers LLP

Las Vegas, Nevada
February 5, 1999, except for Note 2 as
to which the date is March 23, 1999

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                               DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                   1997           1998          1999
                                               ------------   ------------   -----------
                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................    $     3        $      3      $      3
                                                 -------        --------      --------
       TOTAL CURRENT ASSETS..................          3               3             3
INVESTMENT IN SUBSIDIARIES...................     94,767         103,054        82,370
                                                 -------        --------      --------
                                                 $94,770        $103,057      $ 82,373
                                                 =======        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Due to affiliates..........................    $   301        $    601      $  1,131
  Accrued liabilities........................         30              30            --
                                                 -------        --------      --------
       TOTAL CURRENT LIABILITIES.............        331             631         1,131
                                                 -------        --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 500,000
     shares authorized, none issued and
     outstanding.............................         --              --            --
  Common stock, $.01 par value, 2,000,000
     shares authorized, 1,494,353 shares
     issued and outstanding at December 31,
     1997 and 1998 and 1,489,353 shares
     issued and outstanding at March 31,
     1999....................................         15              15            15
  Additional paid-in capital.................     95,398          95,398        95,398
  Treasury stock.............................         --              --          (500)
  Retained earnings (deficit)................       (974)          7,013       (13,671)
                                                 -------        --------      --------
       TOTAL STOCKHOLDERS' EQUITY............     94,439         102,426        81,242
                                                 -------        --------      --------
                                                 $94,770        $103,057      $ 82,373
                                                 =======        ========      ========

The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                         DECEMBER 31,                      MARCH 31,
                             ------------------------------------   -----------------------
                                1996         1997         1998         1998         1999
                             ----------   ----------   ----------   ----------   ----------
                                                                          (UNAUDITED)
Equity interest in income
  (loss) from
  subsidiaries.............  $    3,689   $   (4,335)  $    8,287   $    2,596   $  (20,684)
General and administrative
  expenses.................         (81)        (261)        (134)        (230)          --
                             ----------   ----------   ----------   ----------   ----------
Income (loss) before income
  taxes....................       3,608       (4,596)       8,153        2,366      (20,684)
Income tax provision
  (benefit)................         (28)          14          166          (32)          --
                             ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS)..........  $    3,636   $   (4,610)  $    7,987   $    2,398   $  (20,684)
                             ==========   ==========   ==========   ==========   ==========
Basic and diluted net
  income (loss) per share
  of common stock..........  $     2.47   $    (3.08)  $     5.34   $     1.60   $   (13.89)
                             ==========   ==========   ==========   ==========   ==========
Weighted average common
  shares outstanding.......   1,472,742    1,494,353    1,494,353    1,494,353    1,489,353
                             ==========   ==========   ==========   ==========   ==========
UNAUDITED PRO FORMA DATA
  (reflecting
  reorganization and change
  in tax status of
  subsidiaries):
Income (loss) before income
  taxes....................  $    6,108
Provision (benefit) for
  income taxes.............         (28)
                             ----------
NET INCOME (LOSS)..........  $    6,136
                             ==========
Basic and diluted net
  income per share of
  common stock.............  $     4.17
                             ==========
Weighted average common
  shares outstanding.......   1,472,742
                             ==========

The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)


                               COMMON STOCK      ADDITIONAL
                            ------------------    PAID-IN     RETAINED   TREASURY
                             SHARES     AMOUNT    CAPITAL     EARNINGS    STOCK      TOTAL
                            ---------   ------   ----------   --------   --------   --------
Balances at December 31,
  1995....................  1,000,000    $10      $19,340     $ 23,538    $  --     $ 42,888
Exchange of notes payable
  of subsidiary for common
  stock...................    494,353      5       52,520           --       --       52,525
Reclassification of
  undistributed earnings
  to additional paid-in
  capital upon termination
  of partnership status...         --     --       23,538      (23,538)      --           --
Net income................         --     --           --        3,636       --        3,636
                            ---------    ---      -------     --------    -----     --------
Balances at December 31,
  1996....................  1,494,353     15       95,398        3,636       --       99,049
Net loss..................         --     --           --       (4,610)      --       (4,610)
                            ---------    ---      -------     --------    -----     --------
Balances at December 31,
  1997....................  1,494,353     15       95,398         (974)      --       94,439
Net income................         --     --           --        7,987       --        7,987
                            ---------    ---      -------     --------    -----     --------
Balances at December 31,
  1998....................  1,494,353     15       95,398        7,013       --      102,426
Repurchase of common
  stock...................     (5,000)    --           --           --     (500)        (500)
Net loss (unaudited)......         --     --           --      (20,684)      --      (20,684)
                            ---------    ---      -------     --------    -----     --------
Balances at March 31, 1999
  (unaudited).............  1,489,353    $15      $95,398     $(13,671)   $(500)    $ 81,242
                            =========    ===      =======     ========    =====     ========


The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                DECEMBER 31,               MARCH 31,
                                         ---------------------------   ------------------
                                          1996      1997      1998      1998       1999
                                         -------   -------   -------   -------   --------
                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................  $ 3,636   $(4,610)  $ 7,987   $ 2,398   $(20,684)
                                         -------   -------   -------   -------   --------
  ADJUSTMENTS TO RECONCILE NET INCOME
     (LOSS) TO NET CASH PROVIDED BY
     OPERATING ACTIVITIES:
  Equity interest in net (income) loss
     from subsidiaries.................   (3,689)    4,335    (8,287)   (2,596)    20,684
  Accrued liabilities..................       --        30        --       (23)       (30)
  Due to affiliates....................       53       245       300       221        530
                                         -------   -------   -------   -------   --------
     TOTAL ADJUSTMENTS.................   (3,636)    4,610    (7,987)   (2,398)    21,184
                                         -------   -------   -------   -------   --------
     NET CASH PROVIDED BY OPERATING
       ACTIVITIES......................       --        --        --        --         --
                                         -------   -------   -------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of common stock...........       --        --        --        --       (500)
                                         -------   -------   -------   -------   --------
     NET CASH USED IN FINANCING
       ACTIVITIES......................       --        --        --        --       (500)
                                         -------   -------   -------   -------   --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.....................       --        --        --        --         --
CASH AND CASH EQUIVALENTS, at beginning
  of period............................        3         3         3         3          3
                                         -------   -------   -------   -------   --------
CASH AND CASH EQUIVALENTS, at end of
  period...............................  $     3   $     3   $     3   $     3   $      3
                                         =======   =======   =======   =======   ========

The accompanying notes are an integral part of these financial statements.

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background Information and Basis of Presentation

     Coast Resorts, Inc. ("Coast Resorts" or the "Company") is a Nevada corporation and serves as a holding company for Coast Hotels and Casinos, Inc. ("Coast Hotels") and Coast West, Inc. ("Coast West"), also Nevada corporations. The Company has no material business activity other than that conducted through Coast Hotels.

     On July 21, 1998, our company contributed the common stock of Coast West to Coast Hotels, as a result of which Coast West became a wholly owned subsidiary of Coast Hotels.

     The accompanying financial statements present the financial position and results of operations of Coast Resorts as a parent company only, and thus include Coast Resort's investment in Coast Hotels, as well as Coast Resort's equity interest in its results of its operations. Accordingly, these financial statements should be read in conjunction with the financial statements of Coast Hotels.

Net Income (Loss) Per Common Share

     Net income per common share for the years ended December 31, 1996, 1997 and 1998 is computed by dividing net income by the weighted average number of shares of common stock outstanding, which weighted average totaled 1,472,742 shares, 1,494,353 shares and 1,494,353 shares, respectively. The Company has no dilutive securities outstanding for any of the periods presented.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 is effective for periods ending after December 15, 1997 and replaces currently reported earnings per share with "basic," or undiluted, earnings per share and "diluted" earnings per share. Basic earnings per share is computed based on weighted average shares outstanding while diluted earnings per share reflects the additional dilution for all potential dilutive securities, such as stock options and warrants.

     The Company has adopted the provisions of SFAS 128 in its fiscal 1997 and 1998 financial statements. The retroactive adoption had no impact on our company's operating results for the year ended December 31, 1996.

1999 Interim Financial Information

     The accompanying financial statements as of and for the three months ended March 31, 1998 and 1999 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited financial statements should be read in conjunction with the audited financial statements and footnotes for the year ended December 31, 1998. In the

                              COAST RESORTS, INC.
                             (PARENT COMPANY ONLY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the unaudited financial statements are not necessarily indicative of expected results for the full year.

NOTE 2 -- SUBSEQUENT EVENTS

Coast Hotels First Mortgage Notes Repurchase

     In March 1999, Coast Hotels issued $175.0 million of 9.5% senior subordinated notes with interest payable on April 1 and October 1, 1999 and entered into a $75.0 million credit facility due 2004 to facilitate a refinancing. With the proceeds from those notes and borrowings under the credit facility, Coast Hotels repurchased substantially all of the outstanding 13% first mortgage notes and all of the 10 7/8% first mortgage notes and amended the Indenture under which the 13% first mortgage notes were issued to eliminate substantially all of its restrictive covenants. Approximately $2.0 million in principal amount of the 13% first mortgage notes remain outstanding and are governed by the terms of the amended Indenture. In connection with the repurchase of the 13% notes and the 10 7/8% notes, Coast Hotels incurred repurchase premiums of $31.0 million and $2.1 million, respectively. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss of $27.0 million, net of applicable income tax benefit of $14.5 million.

Stock Option Plan

     Effective January 1, 1999, Coast Resorts issued options to purchase 30,415 shares of its common stock to its chief operating officer who is also the chief operating officer of Coast Hotels. The options vest in increments on January 1, 1999, January 1, 2000 and January 1, 2001. The exercise price on the options is at $100 per share, which is equivalent to the estimated fair value of Coast Resort's common stock at the grant date, as estimated by Coast Resorts from recent sales of common stock between shareholders.

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ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER
RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                      BY MAIL, OVERNIGHT COURIER OR HAND:
                        FIRSTAR BANK OF MINNESOTA, N.A.
                              101 EAST 5TH STREET
                                   12TH FLOOR
                           ST. PAUL, MINNESOTA 55101

                                 BY FACSIMILE:
                                 (651) 229-6415

                             CONFIRM BY TELEPHONE:
                                 (651) 229-2600

     (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail.)

     No broker dealer or other person is authorized in connection with any offer made hereby to give any information or to make any representations not contained in this prospectus and, if given or made, the unauthorized information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


     Until September 20, 1999 (90 days from the date of this prospectus) all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

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                               OFFER TO EXCHANGE
                      OUR 9 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2009
                      WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933
                                      FOR
                         ANY AND ALL OF OUR OUTSTANDING
                        9 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2009

                                      LOGO

                       PAYMENT OF PRINCIPAL AND INTEREST
                   GUARANTEED ON A SENIOR SUBORDINATED BASIS
                             BY COAST RESORTS, INC.
                           -------------------------

                                   PROSPECTUS
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